Exhibit 99.(c)(10)

Aker Kvaerner

USE OF REPORT

This report was prepared for Continental Minerals Corporation (“Client”) by Aker Kvaerner E&C, a Division of Aker Kvaerner Canada Inc. ("Aker Kvaerner") pursuant to the contract agreement (“Agreement”) between the Client and Aker Kvaerner.

The report is based in whole or in part on information and data provided to Aker Kvaerner by Client and/or third parties.

Aker Kvaerner represents that it exercised reasonable care in the preparation of this report and that the report complies with published industry standards for such reports, to the extent such published industry standards exist and are applicable. However, Client agrees that, except to the extent specifically stated in writing in the Agreement, Aker Kvaerner is not responsible for confirming the accuracy of information and data supplied by Client or third parties and that Aker Kvaerner does not attest to or assume responsibility for the accuracy of such information or data. Aker Kvaerner also does not attest to or assume responsibility for the accuracy of any recommendations or opinions contained in this report or otherwise expressed by Aker Kvaerner or its employees or agents, which recommendations or opinions are based in whole or in part upon such information or data.

The recommendations and opinions contained in this report assume that unknown, unforeseeable, or unavoidable events, which may adversely affect the cost, progress, scheduling or ultimate success of the Project, will not occur.

Any discussion of legal issues contained in this report merely reflects technical analysis of Aker Kvaerner and does not constitute legal opinions or the advice of legal counsel.

This report contains confidential and proprietary information and is furnished to Client solely for its use. Aker Kvaerner makes no representations, guarantees, or warranties except as expressly stated herein or in the Agreement and all other representations, guarantees, or warranties, whether express or implied, are specifically disclaimed.

Except as may be expressly stated in writing in the Agreement, the use of this report or the information contained herein is at the users sole risk and Client specifically agrees to release, defend, indemnify and hold Aker Kvaerner, its affiliated companies, and its/their officers, directors, employees and agents harmless from any and all liability, damages, or losses of any type, including consequential and punitive damages, suffered by Client or any third party, even if such damages or losses are contributed to or caused by the sole or concurrent fault or negligence of Aker Kvaerner, its affiliated companies, or its/their officers, directors, employees, or agents; provided, however, such release, limitation and indemnity provisions shall be effective to, and only to, the maximum extent allowable by law.

Aker Kvaerner

TABLE OF CONTENTS

Item 1	Title Page
Item 2	Table of Contents
Item 3	Summary
Item 4	Introduction and Terms of Reference
Item 5	Reliance on Other Experts
Item 6	Property Description and Location
Item 7	Accessibility and Climate
Item 8	Exploration History
Item 9	Regional Geological Setting
Item 10	Deposit Types
Item 11	Property Geology and Mineralization
Item 12	Exploration
Item 13	Drilling
Item 14	Sampling Method and Approach
Item 15	Sample Preparation, Analysis and Security
Item 16	Project Verification and Due Diligence
Item 17	Adjacent Properties
Item 18	Mineral Processing and Metallurgical Testing
Item 19	Mineral Resource and Mineral Resource Estimates
Item 20	Other Relevant Data and Information
Item 21	Interpretation and Conclusions
Item 22	Recommendations
Item 23	References
Item 24	Date and Signature Pages
Item 25	Additional Requirements for Technical Reports on Development Properties and Production Properties
Item 26	Illustrations

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List of Figures

Figure No.	Title
3.1	Planned Railway Extension
3.2	Project Sensitivity Net Present Value - Owner Operate
3.3	Project Sensitivity Internal Rate of Return - Owner Operated
3.4	Project Sensitivity Net Present Value - Contract Mining
3.5	Project Sensitivity Internal Rate of Return - Contract Mining
6.1	Exploration Licenses That Form the Xietongmen Property
6.2	Process for Project Approval and Process for Project Financing
9.1	Regional Tectonic Map of Southern Tibet and the Xietongmen Deposit Simplified from Yin and Harrison (2000)
11.1	Surface Geology of the Xietongmen Deposit Exploration Adits As Marked
11.2	East-west Geological Cross Section through the Xietongmen Deposit Looking North
11.3	East-west Mineralization Cross Section through the Xietongmen Deposit Looking North
11.4	North-south Geological Cross Section through the Xietongmen Deposit Looking West
11.5	North-south Mineralization Cross Section through the Xietongmen Deposit Looking West
11.6	Alteration Zones Xietongmen Deposit Area
13.1	Xietongmen Drill Plan, All Drill Holes
13.2	Variation in Azimuth from Collar Bearing
13.3	Variation in Dip from Collar Dip of Drill Hole
15.1	Core Sampling, Preparation and Analytical Flow Chart
19.1	Final Pit Design (with initial access roads)
19.2	Phase Designs
25.1	Haul Road Section
25.2	Project Sensitivity Net Present Value - Owner Operated
25.3	Project Sensitivity Internal Rate of Return - Owner Operated
25.4	Project Sensitivity Net Present Value - Contract Mining
25.5	Project Sensitivity Internal Rate of Return - Contract Mining
25.6	Project Summary Schedule

Aker Kvaerner

Section 25: Figures 1 through 8 provided by Golder Associates Ltd.

1	Xiongcun Site Plan
2	BFS Site 1: PAG and NAG Waste Rock Landforms and Scavenger Tailings Storage
3	Site 1 Cross Sections A & B
4	Site 1 Cross Sections C, D & E
5	Site 2A Rougher Tailings Storage
6	Site 2A Cross Section A
7	Rougher Tailings Storage Typical Decant Details
8	Contours of Groundwater Head (m)

List of Tables

Table No.	Title
3-1	2006 Estimated Resource
3-2	Technical and Economic Input Data for Pit Optimization
3-3	Final Pit Design Reserve by Ore Type and by Class – May 2007
3-4	Annual Operating Hours Available
3-5	Calculated Average Recoveries
3-6	Base Case - Owner Mining - Project Capital Cost Summary
3-7	Contract Mining - Project Capital Cost Summary
3-8	Manpower Requirements
3-9	Average Annual Operating Costs
3-10	Average Annual Operating Costs
3-11	Xiongcun Financial and Production Data
3-12	Owner Operated Mining Sensitivities
3-13	Contract Mining Sensitivities
4-1	Continental Minerals Corporation – Technical Reports
6-1	Exploration Licenses That Form the Xietongmen Property
6-2	Progress on Reports Required for a Mining License in China
12-1	GPS Collar Locations – Adits
13-1	Continental Drilling Summary 2005 – 2006 – Xietongmen
16-1	Comparison Between Randomly Selected Drill Core
16-2	Comparison Metallurgical Grade Variation Composites Calculated Weighted Head (from original ACME assays) to Composite Head Assay (SGS)
16-3	Matched Pairs – 2005 and 2006 Duplicate Results To Date
18-1	Individual Zone Composites Drill Holes Used

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List of Tables

Table No.	Title
18-2	Calculated Average Recoveries
18-3	Continental Minerals Corporation – Xietongmen Project Comparison of Key Environmental Analysis Against Regulatory Limits (mg/L)
19-1	Capping Value
19-2	Specific Gravity Test Results
19-3	Estimation Parameters Used for Spatial Analysis
19-4	Mineral Resources, Xietongmen Deposit, Results from Continental’s Estimate at 0.15% Copper Cut-off
19-5	Technical and Economic Input Data for Pit Optimization
19-6	Calculated Average Recoveries
19-7	Pit Slopes
19-8	Final Pit Design Reserve by Ore Type and by Class – May 2007
19-9	Summary of Reserves by Phases – May 2007
19-10	Xietongmen Production Schedule – May 2007
25-1	Production Equipment Fleet Requirements
25-2	Annual Operating Hours Available
25-3	Equipment Life and Availability per Annual Increment of Life
25-4	Blast Hole Drill Productivity
25-5	Loading Parameters
25-6	Loading Equipment Productivities – Tonnes per hour
25-7	Haul Truck Cycle Factors
25-8	Haul Truck Average Cycle Times and Productivities
25-9	Ancillary Equipment Fleet
25-10	Major Mine Equipment Purchase and Replacement Schedule
25-11	Open Pit Diesel Fuel Consumption in Liters per day (000’s)
25-12	Blasting Calculations
25-13	Base Case - Owner Mining - Project Capital Cost Summary
25-14	Contract Mining - Project Capital Cost Summary
25-15	Manpower Requirements
25-16	Average Annual Operating Costs
25-17	Average Annual Operating Costs
25-18	Xiongcun Financial and Production Data

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List of Tables

Table No.	Title
25-19	Owner Operated Mining Sensitivities
25-20	Contract Mining Sensitivities
25-21	Project Cash Flow Statement

Drawings List

Drawing No.	Title
0000-F-001	Overall Flow Diagram
0000-G-002	Overall Plot Plan
0000-G-003	Site Layout

Glosssary
%	percent
µm	micron
ACME	ACME Analytical Laboratories
Ag	Silver
ANFO	ammonium nitrate and fuel oil
Au	Gold
Au/t	gold per tonne
BBA	Breton Banville and Associates
BVI	British Virgin Islands
Chemex	ALS Chemex Laboratories
China Net	China NetTV Holdings Inc.
Continental	Continental Minerals Corporation (also known as KMK)
Cu	copper
Cu2S	chalcocite
Cu5FeS4	bornite
CuEq	copper equivalent
CuFeS2	chalcopyrite
CuS	covellite
d/y	Days per year
dia	diameter
DTP	Amino Dithiophosphate
E	East
EL	Exploration Licence(s)
EPCM	Engineering, Procurement and Construction Management
ESIA	Environmental and Social Impact Assessment

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Glosssary
FA	fire assay
FeS	pyrrhotite
FeS2	Pyrite
FSR	freight, smelting and refining
g	Gram
Golder	Golder Associates Ltd.
GPS	Global Positionning System
gpt	Gram per tonne
Great China Mining	China Mining Inc. (previously China Net TV Holdings Inc.)
H	Hypogene
h	Hour
h/d	hours per day
h/shift	hours per shift
HDI	Hunter Dickinson Inc.
Highland	Highland Mining Inc.
Honglu	Honglu Investment Holdings
hr	Hour
ICP-AES	Inductively Coupled Plasma – Atomic Emission Spectroscopy
ICP-MS	Inductively Coupled Mass Spectroscopy
IRR	internal rate of return
KMK	Continental Minerals Corporation (also known as Continental)
kg	kilogram
km	kilometre
km2	square kilometer
kV	Kilo volt
kW	Kilo Watt
LG 3D	Lerchs-Grossman 3D
L/s	litre per second
Lakefield	SGS Lakefield Research Limited
LG 3D	Lerchs-Grossman 3D
LH	lower zone
LOM	life-of-mine
m asl	metres above sea level (also masl, MASL )
m	metre(s)
m3	Cubic metre(s)
Ma	million years
Melis	Melis Engineering Ltd
MH	middle zone
MIBC	Methylisobutyl Carbinol
MLR	Ministry of Land and Resource (PRC)
MPa	Mega Pascal

Aker Kvaerner

Glosssary
Mt	million tonnes
MW	MegaWatts
MWh	MegaWatts per hour
N	North
NAG	non acid generating
NI	National Instrument
NPV	net present value
NSR	net smelter return
NW	northwest
º	degree
O	Oxide mineralization
OB	overburden
ºC	degree Celsius
PAG	acid generating
PAX	Potassium Amyl Xanthate
PbS	galena
PEX	Potassium Ethyl Xanthate
ppb	Parts per billing
Ppm	Parts per million
PRA	Process Research Associates Ltd. (Vancouver)
PRC	People’s Republic of China
QAQC	Quality Assurance/Quality Control Program
RMB	Chinese currency
RQD	Rock Quality Designation
S	South
S	supergene material (supergene copper zone)
SG	specific gravity
SGS	SGS Lakefield Research Limited
SGS Lakefield	SGS Lakefield Research Limited
SR	strip ratio
shifts/d	Shifts per day
SiO2	quartz
T	transition zone
t	Tonne(s)
t/d	tonnes per day
TAR	Tibet Autonomous Region
Tian Yuan	Tibet Tian Yuan Minerals Exploration Ltd.
UCS	unconfined compressive strength
UH	upper zone
Vulcan	Vulcan Mine Modelling System
W	West

Aker Kvaerner

Glosssary
WARDROP	WARDROP Engineering Inc.
Xietongmen	Xietongmen Copper Project (also known as Xiongcun Copper Project)
Zn	Zinc
ZnS	sphalerite

Aker Kvaerner

3.	SUMMARY

Preamble

Since the publication of the Executive Summary of Feasibility Study of the Xiongcun Copper Project two events have impacted the project to a degree:

(a)	The previously announced railway extension from the Lhasa to the town of Rikaze which would bring rail transport 200 km closer to the project has been postponed.

(b)

In June of 2006, at meetings which representatives from Continental Minerals Corporation (Continental), Aker Kvaerner E&C, a Division of Aker Kvaerner Canada Inc. (Aker Kvaerner), and Tiber Tian Yuan Minerals Exploration Ltd. (Tian Yuan) attended, the Rikaze Power Company described how they could provide 63 MW of power to the project via two independent lines that would be constructed to the project. More recently, the power requirement for the project has increased to 86 MW and the Tibet Central Power Authority has indicated that the Rikaze Power Company cannot supply more than 50 MW of power without the construction of additional hydro electric facilities which could take 5 years or so to bring on-line.

Two options have been proposed to circumvent this problem:

(1)	Construct the plant in 2 x 20,000 t/d modules, one initially for a reduced power requirement and the second module when there is adequate power available to the project, or

(2)

Negotiate with the Central Power Authority to provide power from the Chinese power grid via a new 600 V DC power line which could be constructed in time for the full size plant start up. Both these options will require further study, the results of which will not be available in time for the publication of this Report.

This Report then is based on the original premise that the rail extension to Rikaze will be constructed, and that power to the project would be supplied by the Rikaze Power Company via two new lines to be constructed to the project. The cost of these new lines has been included in the capital costs presented in this Report. The costs associated with the study of 2 x 20,000 t/d modules are included in the current design budget.

Summary

This Report is an Executive Summary of the Feasibility Study prepared by Aker Kvaerner for the Xiongcun Copper Project (also known as Xietongmen Project), and was compiled for Continental Minerals Corporation (Continental) in accordance with the guidelines set forth under National Instrument 43-101 for the submission of technical reports on mining properties and supports the Continental Minerals Corporation news release dated August 15, 2007.

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Project Location and Access

The Xiongcun Copper Project is situated about 240 km southwest of Lhasa, Tibet, People’s Republic of China (PRC). The property elevation is approximately 4150 MASL, and is accessed by a two-lane paved highway, which passes immediately to the south of the property, and extends from the town of Rikaze, 54 km to the east. In July of 2006, the Chinese Government completed a 2000-km rail link from the Chinese city of Xining to Lhasa, the capital city of Tibet, PRC. An extension of this railway to the town of Rikaze, currently planned for completion by the end of 2010, is shown in Figure 3.1 below. Access to the project is excellent.

Figure provided by Continental

Figure 3.1
Planned Railway Extension

On-site Facilities

A copper concentrator with a capacity of 40 000 t/d is planned to process the ore which will be mined by open pit method. In addition to the processing facilities, concentrate storage and load-out facilities, a truck repair shop, a mine office, an administration building, warehouse facilities, an assay laboratory, a water treatment facility, a mess hall, and a clinic will be constructed. The clinic will also cater to the minor medical needs of the families of employees, and will be staffed by a doctor and nurses.

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Off-site Facilities

A train load-out facility is to be constructed in Rikaze, to which concentrate will be trucked for storage and train loading for onward shipment to the Jinchuan copper refinery in Gansu Province, PRC. Power requirements for the project are estimated at 86.3 MW. Two separate 110 kV power transmission lines will be constructed to the project site, the construction cost of which is included in the project capital cost estimate.

Climate

The climate is high altitude, semi-arid desert with virtually all rainfall occurring from June to September. Temperatures are moderate, ranging from -15°C to +10°C in December and +10°C to >20°C in summer. Snowfall is minimal and exploration activities can be carried out year-round. Temperatures can vary daily from -15°C to + 10°C in winter and +10°C to + 20°C in summer. The area receives only limited winter snowfall.

Property Acquisition

The 12.9-km2 property hosting the deposit currently consists of one Mineral Resource Exploration Permit (Certificate No. 0100000420086). Under an agreement signed with Great China Mining in January 2005, Continental acquired the right to purchase either 50% or 60% of the shares in Highland Mining Inc. (Highland), a British Virgin Islands Company who, in turn, wholly owns Tibet Tian Yuan Minerals Exploration Ltd. (Tian Yuan), a private Chinese corporation which held the Xietongmen Exploration Permit. Under the terms of a merger between Continental and Great China Mining on December 15, 2006, Xietongmen is now owned 100% by Continental and the property has expanded to approximately 121 km2, with the inclusion of three exploration licenses adjacent to Xiongcun.

Drilling and Resources Estimates

During 2005, Continental outlined significant disseminated copper (Cu) and gold (Au) mineralization in 62 drill holes (20 932 m aggregate length). The deposit occurs within Jurassic to Cretaceous andesitic to dacitic tuffaceous volcanics intruded by synvolcanic bodies of quartz diorite at the south margin of a large northwest trending zone of hydrothermal alteration. The deposit has the characteristics and alteration patterns of a normal porphyry copper/gold system; however, the parent intrusion of Jurassic age has not as yet been clearly defined. Mineralization consists of a small gold bearing oxide cap leached of base metals, an underlying supergene zone with the secondary copper minerals covellite and chalcocite which, in turn, overlie a hypogene zone of primary copper sulphides (chalcopyrite) with gold. The deposit remained open in all directions at the close of the 2005 program. In addition, surface exploration on the license identified several geochemical target areas to the northwest for follow-up work. One exploration drill hole on the Langtongmen target to the northwest indicated a similar style of mineralization.

Continental carried out an in-house resource estimate on the Xiongcun Project after the 2005 drilling program was completed, utilizing the drill assay results of 2005. They estimated a measured resource suitable for open pitting of 106.3 Mt grading 0.49% Cu and 0.73 g Au/t at a copper equivalent cut-off grade of 0.5%. WARDROP Engineering Inc. (WARDROP) were retained to audit these figures, and they estimated, in turn, using the same cut-off grade, a measured resource of 118.6 Mt with an average grade of 0.43% Cu and 0.73 g Au/t. The two estimates differed by about 7% in contained metal. The Continental resource estimate was considered by WARDROP to be reliable at the level of information available.

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During 2006, Continental began implementing the programs necessary for a full feasibility study. Metallurgical and geotechnical work commenced on samples from the 2005 program, and drilling was renewed to delimit the deposit. Two hundred and twenty (220) holes totaling 55 563 m have been completed since start-up in 2005, of which 167 holes, totaling 46 284 m, consisted of deposit delineation. The remaining drilling has been allocated towards various geotechnical purposes for pit design and engineering studies, as well as outside preliminary exploration on the geochemical targets identified at Langtongmen, Olitongmen, and Newtongmen, approximately 1 km to 3 km to the northwest.

The 2006 drilling at Xietongmen extended the mineralization significantly, and completed an outline of the deposit. Mineralization occurs in a northwest trending elongate tabular body, dipping about 45° to the northeast. It appears to be truncated at the base and upper margin by two westerly trending semiparallel faults dipping about 40° northerly. It is cut off at depth to the east and progressively to the northeast by the steeply dipping (about 80° west) faulted margin of a Tertiary granodiorite of batholithic scale. It remains open to the northwest at depth. The western margin appears to be original, and mineralization lenses out gradationally along with the alteration. The dimensions extend approximately 1000 m along trend over a width of 400 m. The maximum thickness is over 250 m, with an average thickness of approximately 200 m in the central core. It now appears to be the structurally preserved remnant of a much larger zone, some of which has been removed by erosion, the remainder by faulting and intrusion.

The new resource estimate by Continental staff, based on a cut-off grade of 0.15% Cu, and incorporating all pertinent drilling results to date, is summarized in the following Table 3-1.

Table 3-1
2006 Estimated Resource

	Mt	Cu	Au	Ag	Zn
		(%)	(g/t)	(g/t)	(%)
Measured	197.5	0.44	0.62	3.95	0.08
Indicated	22.3	0.37	0.42	2.54	0.06
TOTAL	219.8	0.43	0.61	3.87	0.08

The above estimate was audited by Aker Kvaerner (Ian R. Chisholm, P.Eng.), who noted the following in his Technical Report dated February 2007, and posted on SEDAR:

“In the writer’s opinion, the above continental figures represent a reliable resource estimate to use as the foundation for a formal reserve calculation.”

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Pit Optimization

In 2006, Continental engaged the services of Breton Banville and Associates (BBA) to perform pit optimization studies. A 3D resource model, dated November 2006, supplied by Hunter Dickinson Inc. (HDI) and imported into MineSight software formed the basis of the BBA pit optimization, reserve reporting, and production scheduling exercise.

The Lerchs-Grossman 3D (LG 3D) algorithm in MineSight software was used to generate the optimized pit shell. The LG 3D is a true pit optimizer and is based on graph theory to generate an optimized pit shell from a 3D resource model. The basic optimization principle of the algorithm operates on a net value calculation for each ore block in the model, i.e., revenue from sales less total operating cost. In accordance with the Canadian NI 43-101 Standards of Disclosure for Mineral Projects, only ore blocks classified as Measured and Indicated were allowed to drive the pit optimizer. Inferred Mineral Resource blocks, regardless of grade and recovery, bear no economic value and were treated as waste. A net smelter return (NSR) for Cu, Au and Ag was calculated for each ore block in the model and is used to drive the pit optimizer program.

Recommended pit slope angles, provided by Golder Associates (Golder), were used to constrain the optimizer. The block NSR value represents the value of the ore in place at the mine after paying for off-site freight, smelting and refining (FSR) and other charges. Table 3-2 indicates the main technical and economic input parameters data set for the optimization.

Table 3-2
Technical and Economic Input Data for Pit Optimization

Metal Prices	USD
Copper	1.25/lb
Gold	450/oz
Silver	8.00/oz
Operating Costs
Base mining cost per tonne mined	1.00/t
Lift cost below 3990 elevation per tonne mined	0.02/t per bench
General and administration (G&A) per tonne of ore milled	1.00/t
Processing cost per tonne milled	4.00/t
Pit Slopes	Golder Associates Pty Ltd.
Process Recoveries	Melis Engineering Ltd.
Freight, Smelting, and Refining Charges (FSR) and Other Terms
Copper concentrate grade	25%
Copper payable	95%
Smelting charge	$85/t
Copper refining charge	0.075/lb
Gold refining charge	6.00/oz
Silver refining charge	0.40/oz
Concentrate moisture	8%
Concentrate freight cost	50.00/t

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Pit simulations have been carried out to test the net present value (NPV) sensibility to copper price as well as the NSR. The final pit was selected to maximize the NPV as well as the total reserves.

The life-of-mine (LOM) mineral reserves at a cut-off grade of 0.15% Cu amount to 182.2 Mt in the measured and indicated categories at an average grade of 0.45% Cu (or 0.78% CuEq), 0.62 g/t Au and 4.05 g/t Ag and a stripping ratio of 1.64. A summary of the tonnage contained within the final pit design is given in Table 3-3 by ore type and by classification, using a cut-off grade of 0.15% Cu.

Table 3-3
Final Pit Design Reserve by Ore Type and by Class – May 2007

					Grade
Type	Waste	Ore	Cu	Au	Ag	Zn	CuEQ	S
	(kt)	(kt)	(%)	(g/t)	(g/t)	(%)	(%)	(%)
Oxide measured		939	0.20	0.49	3.00	0.01	0.45	1.12
Supergene measured		17 543	0.65	0.42	3.35	0.03	0.87	6.34
Supergene indicated		2 016	0.44	0.20	2.05	0.04	0.55	5.82
Subtotal Supergene		19 559	0.63	0.40	3.22	0.03	0.84	6.29
Hypogene measured		152 253	0.43	0.66	4.23	0.08	0.78	6.83
Hypogene indicated		9 419	0.39	0.45	2.79	0.09	0.63	4.64
Subtotal Hypogene		161 671	0.43	0.65	4.14	0.08	0.77	6.70
TOTAL		182 169	0.45	0.62	4.04	0.08	0.78	6.63
Waste	259 426
Overburden	38 506
TOTAL	297 931
Strip ratio (w:o)	1.64:1

Mining Fleet Selection

Based on the above optimizations, Continental developed the mining fleet and support equipment requirements. Productivities were calculated based on estimated annual operating hours and mechanical availability. The estimate of annual hours available is shown in Table 3-4. To allow for “other” inefficiencies, as indicated in the table, the standard 50-minute operating hour was applied to all equipment.

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Table 3-4
Annual Operating Hours Available

Schedule
Calendar days	365d/y
Scheduled down days	- d/y
Unscheduled down days	- d/y
Available days	365d/y
Scheduled	24h/d
Scheduled	8,760h/y
Fixed Delays
Shift change	30 minutes/shift
Lunch	30 minutes/shift
Blast Delays	20 minutes/shift
“Other”	-
Total Delay	1.33 h/shift
Shifts per day	3.0 shifts/d
Available hours per day	20.00h/d
Productive hours per day (50 min/hour)	16.67h/d
Productive hours per year	6,083h/y

Production drilling has been based on the production forecast, estimated drill factors and calculated productivities. The theoretical penetration rate was determined by comparing calculations from previous studies, calculations provided by suppliers and actual operating experience, and the knowledge that the Xiongcun rock exhibits unconfined compressive strength (UCS) values between 45 MPa and 80 MPa.

The loading fleet will consist of two 25-m3 electric cable shovels. Complementing the electric shovels will be a 17-m3 front end loader. The loader will first be used in pioneering the initial pits. In the long term it will supply extra loading support for the cable shovels, as needed.

Haul truck will be 180 t class units for all production. This size was selected to match the loading units, with 4 to 5 pass loading, and achieve production targets at minimum unit operating costs under design conditions. The initial haulage fleet will consist of six 180-t trucks. This number will increase to 16 trucks in Year 5. The truck fleet will consist of 16 units for the remaining life of the mine.

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An explosives supplier will deliver bulk explosives to the blast holes. The supplier will have their own crews for this task, who will also load the detonators and boosters into the holes and tie in the shots. The blasting equipment will be provided by the supplier as part of their equipment; however, it will be purchased by Xiongcun operations.

The explosives contractor will construct an ammonium nitrate prill storage and emulsion manufacturing facility approximately 2 km southwest of the plant site. The contractor will supply bulk trucks capable of delivering ammonium nitrate and fuel oil (ANFO) and emulsion to the blast patterns as well as trucks for transport and delivery of stemming material. The contractor will supply ammonium nitrate prills and the necessary materials required for the manufacture of emulsion, as needed. The supplier will be provided with diesel fuel oil for the production of ANFO from Xiongcun operations. The capital cost of the explosives plant and ancillary facilities will be to the Owner’s account.

Pit water inflows will be contributed by precipitation, plus water derived from the jointed rock mass and geological structures. The amount of water pumped from the pit is covered by an allowance of from 15 L/s to 120 L/s, depending on pit depth and exposed area.

Rock mass depressurization will be an important factor in maintaining overall pit slope stability, and a combination of dewatering techniques may be required to achieve this goal. Dewatering techniques include: surface diversion ditches, vertical (pit interior and pit perimeter) pumping wells, horizontal wall drains with appropriate collection systems, and sump pumping systems.

All of the mining equipment, including support equipment, will be equipped with two-way radios, and will be in direct communications with the shift foremen and the dispatch operators.

Equipment that will benefit from GPS location systems will be equipped with the appropriate units. Shovels, drills and dozers will have computerized location and material movement control utilizing GPS.

Metallurgical Testwork

Initial metallurgical testwork for the Xiongcun project was completed in November 2005 and early 2006, by Process Research Associates (PRA) of Richmond, British Columbia, under the direction of WARDROP. This was followed by a detailed metallurgical test program undertaken at SGS Lakefield Research Limited (Lakefield) in Lakefield, Ontario, under the direction of Melis Engineering Ltd (Melis), starting in May 2006 and continuing into the first quarter of 2007. The testwork at Lakefield included:

  preparation of test composites

  comminution testing

  flotation testing

  gravity recovery tests

  tailings and concentrate characterization

  environmental tests, and

  limestone testing.

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The main objectives of the test program were to:

  define the optimum flow sheet for the Xietongmen mineralization establish process design data

  determine achievable recoveries and concentrate grades

  complete geo-metallurgical mapping of deposit, and

  generate tailings environmental data.

The flotation scheme developed for the Xietongmen mineralization from the metallurgical test program consists of a simple flow sheet involving a primary grind K80 of 125 µm, rougher flotation at pH 10 with potassium ethyl xanthate (PEX) and amino dithiophosphate (DTP) as collectors and methylisobutyl carbinol (MIBC) as frother, regrinding of rougher concentrate to a regrind K80 of 25 µm, followed by three stages of cleaner flotation at pH 11.5 to produce a copper concentrate containing gold and silver.

Flotation of residual sulphides from rougher tails using potassium amyl xanthate (PAX) is required to reduce the sulphur content in the final flotation tails to less than 0.1% S. This is necessary to ensure rougher tailings have a low potential for acid generation.

The calculated average recoveries to a 25% Cu concentrate developed from the test program are shown in Table 3-5.

Table 3-5 Calculated Average Recoveries

	Cu	Au	Ag
Supergene	88.4% ± 1.9%	65.1% ± 4.8%	75.8% ± 4.2%
Hypogene	92.1% ± 2.3%	59.7% ± 6.4%	77.6% ± 5.1%

A high quality concentrate can be produced with average concentrate grades being well within Chinese smelter specifications. To avoid potential zinc surcharges, the mine plan will need to take into consideration zinc grades and incorporate blending of high zinc zones, particularly when mining supergene and transition material.

Environmental testing of tailings products showed that the rougher tailings are benign and meet all environmental specifications. As expected, and as identified from the humidity cell tests, the pyrite tailings are acid generating, which cause the tailings to turn acidic and results in some of the metals being solubilized, thus confirming the need to discharge pyrite-free (low sulphur) tailings separately from pyrite tailings.

Processing Facilities

The process plant facilities will consist of a primary crushing station, a SAG and ball mill grinding section, a flotation section (which will both recover the copper into concentrate and reduce the sulphur grade in the rougher tailings for environmental reasons), a tailings handling area, a concentrate handling area and a reagent preparation area.

Ore from the mine is delivered to the primary crusher and is dumped into the primary crusher hopper, and reduced by a gyratory crusher to a P80 size of 165 mm. The crushed ore is then conveyed by way of a belt feeder and belt conveyors to a covered stockpile, which has a live capacity of 40 000 t. The crushing station is equipped with a dust collection system.

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Crushed ore is removed from the stockpile by three variable speed belt feeders and fed by a belt conveyor to a single SAG mill equipped with a gearless drive. The SAG mill discharges onto a screen located over the cyclone feed pump box. Screen undersize is pumped to the cyclone clusters for classification, while the oversize is conveyed to the pebble crushing circuit, equipped with a single crusher, and then returned to the SAG mill feed conveyor. Cyclone classifier overflow gravitates to the rougher flotation banks, while the underflow flows to two ball mills. The ball mills are driven by two motors, each in a twin-pinion configuration. Balls are added to both the SAG and ball mills through a system of storage bins, feeders, and belt conveyors. Both the SAG and ball mill bays are equipped with overhead cranes for maintenance purposes.

The grinding circuit cyclone overflows flow by gravity through a sampling system to two rows of seven 200-m3 flotation cells. The two rows act in parallel to produce a rougher concentrate containing the recoverable copper and gold minerals. Rougher concentrate flows by gravity to the regrind cyclone feed pump box.

Rougher tailings are pumped to a separate bank of five 200-m3 cells for sulphur scavenging to provide a low sulphur tailing product, which can be disposed of in the tailings area without the need for a liner. The low sulphur tailing flows by gravity to the tailings thickener. The sulphur containing concentrate joins the cleaner scavenger tailings product to be disposed of separately.

Rougher concentrate is pumped to cyclones for classification, with the overflow at a P80 of 25 microns going to the first cleaner. The underflow product is split between four ball mills for regrinding. The product of the ball mills flows to the regrind cyclone feed pump box and is, again, classified in the cyclones.

The reground rougher concentrate is cleaned in a bank of five 200-m3 cells acting as both first cleaner and cleaner scavenger. First cleaner concentrate is pumped to the second cleaner stage, while the cleaner scavenger concentrate is returned to the regrind circuit.

The first cleaner concentrate is distributed between two 4.3-m dia. column cells which produce a final copper concentrate at a grade of 25% Cu, which flows by gravity to the concentrate thickener. The column tailings are returned to the first cleaner feed.

Cleaned copper concentrate, at 25% Cu grade, flows by gravity to the concentrate thickener. The thickened concentrate is pumped at 65% solids to a storage tank with a 24-h capacity. Thickener overflow is pumped to the process water tank for reuse. The concentrate is pumped from the storage tank to two pressure filters, acting in parallel, which produce the final filtered product at 9% moisture. The concentrate is then trucked to the railhead in Lhasa. Filtrate is returned to the concentrate thickener.

Rougher tailings will be pumped along the toe of the waste rock storage area and around the end of the ridge to a thickener which will thicken the pulp to 55% solids before it is pumped up to the disposal area using positive displacement pumps. Reclaimed water will be returned to the process water reservoir. The partially thickened slurry will discharge to a high compaction thickener in the disposal area, which will produce high density slurry for disposal and water to be returned to the plant.

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The cleaner scavenger tail and the sulphur concentrate will be pumped up to the top of the ridge to the north west of the plant site where they will feed a high compaction thickener. The thickener will produce an underflow product which will be disposed off above the waste rock dumps in the valley on the other side of the ridge. Thickener overflow will be returned to the process water pond.

Thickener overflows are pumped to the process water tank for reuse. The tailings area thickener overflows are combined in one tank and pumped back to the plant process water tank. Process water required for the tailings disposal area is also supplied by these pumps. Run-off water collected on the tailings surface is also pumped to this tank for return to the plant process water tank.

Plant Site Layout

The overall mine layout is shown in Drawing No. 0000-G-002, attached at the end of this section, with individual facilities located such as to take advantage of the natural topography and, to the extent possible, minimize the impact on the small villages and agricultural land nearby.

The Waste Rock Landform is located immediately to the northeast of the open pit, with the tailings impoundment area further to the east and north of the Waste Rock Landform. The processing facilities lay immediately to the south of the Waste Rock Landform. The Tsangpo River, the source of fresh water for the project, runs to the south of the property, beyond the two-lane highway to Rikaze.

The overall plant layout is compact and takes advantage, to the degree possible, of the natural ground contours. Due to ground conditions at the plant site area, a significant volume of cut is required on a granite ridge to locate the structures and equipment on solid foundations. Equipment foundation designs will be a combination of driven piles under the crushed ore stockpile building and the mine truck maintenance building, where ground conditions may be poor, and conventional foundations, where heavy equipment is located on rock, with spread footings over the remainder of the area. As a result of revised plant layout arrangement drawings, new geotechnical drill holes will be required to be drilled to confirm these foundation requirements during the current drilling season.

The plant site will be terraced to establish construction grade, and plant roads will be created by the same contractor that performs the open pit mine pre-stripping operation. Construction grade has been established for all of the facilities, based on the initial geotechnical data provided for the plant area. Construction lay down areas have also been assigned, and these areas will be cleared and leveled at the same time. Temporary construction fencing will be erected around these lay down areas, where necessary.

Ancillary building construction for the project will be pre-engineered structures or concrete block construction, as appropriate. The following buildings are being provided:

  administration offices

  warehouse building

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  assay laboratory building

  cafeteria

  fire hall

  clinic facility

  truck maintenance facility

  gate house and security building.

Plant roads from the main gate and throughout the facilities will be crowned with crushed non acid generating (NAG) waste rock material from the open pit operation. A water truck is provided in the cost estimate for applying water to the plant roads and the mine haul road to the tailings area, for dust suppression purposes.

Power Requirements

The Rikaze Power Corporation has estimated the cost of supplying power to the project as USD 0.055/kWh. The 110-kv Tibet power grid is stepped down to 11 kV and 6 kV levels for primary re-distribution within the plant; two incoming 110 kV transmission lines will provide the plant with the required capacity and backup as follows.

  One transmission line will be from Rikaze, about 54 km in length.

  The other transmission line will be taken off from existing power line, about 30 km from the plant.

The estimated maximum demand is 86.3 MW at 0.92 power factor derated at plant elevation. The average running load is estimated at 61.9 MW with an annual energy consumption of 542 244 MWh. In the event that a third ball mill is added to the grinding circuit in the future, then this would add an additional 10 MW to the demand.

Water Supply

For the most part, water requirements for the process plant will be met from recycled water, water from the river, reclaim water from the tailings facility, and from the mining operation. A 300-person capacity potable water treatment plant is provided to treat the water from the freshwater tank. Potable water will be distributed to the various complexes within the plant site, and also to eyewash stations located within the processing facilities.

Relocation

The compact surface footprint of the project site has been designed to avoid nearby small farms and homes to the greatest extent possible; however, those that are impacted by the construction of the project, or which are too close to the mining operations, will have to be relocated as part of an overall relocation plan developed by Tian Yuan. Homes and agricultural activities that fall within the lease area, however, are at a safe distance from the mining area, and may be allowed to continue operations with some restrictions, in consideration for the health and safety of the local inhabitants. The cost associated with the relocation of these homes has been estimated by Tian Yuan using govern government compensation guidelines, and is included in the project Capital Cost Estimate.

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Site Security

The plant site and open pit operations will be fenced off to prevent unauthorized entry into the facilities, and to prevent the ingress of animals into the operations. A security team working 24/7 will secure the property during the construction phase and on into operations. A security office will be located at the main entrance gate to the facilities.

Tailings and Waste Storage Facilities

In China, waste materials are classified in terms of the geochemistry of leachate generated by the waste. Tests conducted by Continental on leachate from the rougher tailings show low concentrations of metals and a neutral pH. In terms of Chinese regulation GB8978-1996 “Comprehensive Waste Water Discharge Standard” (Ref 4) the rougher tailings leachate quality satisfies Class I criteria and should be comparable to the natural groundwater quality. The rougher tailings, therefore, classifies as a solid waste material that may be stored in a Type I site in terms of Standard GB18599-2001 “Standard for Pollution Control for the Storage and Deposition Sites for General Industrial Solid Wastes”. Tailings storage at Type I sites do not require a liner.

Tests conducted on leachate from the cleaner scavenger tailings showed potentially acidic pH and some elevated metal concentrations, and would be classified as a Class II leachate. This means the cleaner scavenger tailings is classified as a solid waste that must be stored at a Type II site. In terms of GB18599-2001 these sites must be lined, and the floor of the storage basin should be at least 1.5 m above the groundwater table. Separate storages are, therefore, proposed for the rougher tailings and the cleaner scavenger tailings.

Tests on waste rock from the pit suggest that some of the waste (volcanic) rocks will be potentially acid generating (PAG), whilst the remaining waste rocks, mainly granodiorite, are non acid generating (NAG). Overburden materials that overlie the pit site are also NAG. In terms of GB 8978-1996 and GB18599-2001 the PAG materials should be stored at a Type II site and the NAG materials at a Type I site.

Golder carried out a site selection study to assess and identify potential sites for tailings and waste materials from the project. The Continental management team reviewed the options for the storage of tailings and waste rock: and selected two sites, Site 1 and Site 2A, that meet the Chinese environmental and tailings storage regulations, and also conform to international best practice requirements. Site 1 is a valley located alongside and to the east of the open pit, and Site 2A is a valley located about 2 km east of the pit.

Because waste rock is more expensive to transport and place than tailings, it was agreed with Continental that, where possible, waste rock would be stored in Site 1 and tailings at Site 1 and/or Site 2A. A small valley site was later identified to the southwest of the pit for storage of overburden (OB) material.

Mine Closure

A “Conceptual Mine Closure Plan” has been developed for the project by Golder which will form part of an environmental and social impact assessment (ESIA) that Golder are developing for the Xiongcun project. which primarily addresses the removal of surface infrastructure and the rehabilitation of disturbed areas following closure of the mine. The biophysical and socio-economic characteristics of the receiving environment are considered.

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This initial closure plan is based on information obtained from findings of the studies conducted as part of the ESIA. While the final closure plan will depend upon the desires of the local communities, this initial plan is considered by Golder to be sufficient for the purpose of the feasibility study.

The initial closure plan for the Xiongcun mine site addresses the following closure aspects:

  Site 4 open pit, temporary overburden dump, process plant and emergency pond

  Site 1 TSF, Waste Rock Landforms, and emergency storage pond

  Site 2A TSF and emergency pond

  Water supply system and pipes

  Other mine-related infrastructure

  Landfill or incinerator

  Access and haul roads between and/or connecting the above surface infrastructure.

Closure planning and the development of the closure plan will be ongoing, and will evolve over the following stages:

Stage 1	Initial closure plan included in the environmental management plan forming part of the ESIA.

Stage 2	Monitoring and investigations/assessments/trials as stipulated in the initial closure plan.

Stage 3	Engineering design of closure measures.

Stage 4	Finalization of the closure plan, taking cognizance of the information/work from the previous stages.

The work related to the above stages will take place before or during the construction and operation period (2012 to 2025). Thereafter, it will be followed by mine decommissioning (2026 to 2027) that will include care and maintenance of the rehabilitated portions of the mine site, as well as the demonstration of the performance of the closure measures. Post-closure care and maintenance and site relinquishment should commence during 2028, and will continue until the environmental and post-mining land use objectives have been met.

The costs of closure and reclamation have been estimated by Continental as USD 0.10/t mined, and these costs are included in the project cash flow.

Capital Costs

The capital cost for mining, surface facilities and infrastructure, as described within this project, is USD 521.6 million in first quarter 2007 US dollars for Owner Mining Scenario, excluding duties and taxes, and is subject to the qualifications and exclusions listed hereunder.

A conversion rate of USD 1 = RMB 7.8 has been used for Chinese costs.

The capital cost is summarized in Table 3-6, and is inclusive of the costs up to and including plant commissioning and start-up for the Owner Mining Scenario. Sustaining capital costs are excluded from this estimate; however, they are included in the final project financial analysis.

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Owner’s costs have been provided by Continental, and include such items as land acquisition, relocation, training and education, housing and services, consultants, head office, insurance, health and safety, licenses, duties, and Owner’s management team during engineering and construction, etc.

No allowance has been made in the capital cost estimate for escalation, taxes and duties, interest during construction, bonds, and financing. However, taxes and duties, where applicable, are handled in the financial model.

Mining capital has been provided by Continental, and first stage tailings dam construction has been provided by Golder. The Aker Kvaerner capital costs, reflected in first quarter 2007 US dollars for the process plant and infrastructure have been prepared in accordance with standard industry practices as appropriate to the required level of definition and estimate accuracy of ±15%. Golder has estimated the accuracy of the costs they have developed as ±25% for tailings and waste rock storage costs, and ±30% for closure costs.

Table 3-6
Base Case - Owner Mining - Project Capital Cost Summary

DIRECT COSTS	USD
Site development	15,429,000
Mining	48,653,000
Crushing and Crushed Ore Storage	21,781,000
Process Plant	179,595,000
Tailings, Waste Rock Landform, and Reclaim Water	49,783,000
On-site Infrastructure	20,695,000
Off-site Infrastructure	12,177,000
TOTAL – DIRECT COSTS	348,112,000
INDIRECT COSTS	68,600,000
Contingency (12.3%)	51,338,000
OWNER’S COSTS	53,556,000
PROJECT TOTAL	521,606,000

At the request of Continental, a second capital cost estimate has been developed to reflect a possible Contract Mining Scenario, estimated as USD 476.2 million, which is summarized in Table 3-7.

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Table 3-7
Contract Mining - Project Capital Cost Summary

DIRECT COSTS	USD
Site development	15,429,000
Mining	5,618,000
Crushing and Crushed Ore Storage	21,781,000
Process Plant	179,595,000
Tailings, Waste Rock Landform, and Reclaim Water	49,783,000
On-site Infrastructure	20,695,000
Off-site Infrastructure	12,177,000
TOTAL – DIRECT COSTS	305,076,000
INDIRECT COSTS	68,600,000
Contingency (12.3%)	49,080,000
OWNER’S COSTS	53,432,000
PROJECT TOTAL	476,188,000

Project Manpower Requirements

Continental has determined that no permanent camp for the operations staff will be constructed at the project site, as it is anticipated that operating personnel will be drawn from local communities and trained, where necessary, to perform their individual duties. The Owner’s supervisory staff will, in all likelihood, be drawn from neighbouring Chinese provinces and these, together with expatriate personnel, will integrate into local communities such as Rikaze.

A total of 460 personnel will be required for the operation of the project. Table 3-8 summarizes the requirements by department.

The totals calculated for the administration personnel allows for one expatriate and a day staff of four nationals on a day-shift basis at the Rikaze concentrates storage and rail load-out facility. The expatriate will oversee the truck unloading and train loading operations, and will be responsible for product quality control for each shipment. Security personnel for the Rikaze facility are included in the totals for administration. The number of people for each department, other than Mineral Processing, has been provided by Continental.

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Table 3-8
Manpower Requirements

Department	Expatriates	Nationals	Total
Mining	3	149	152
Mineral Processing	1	92	93
Geology and Engineering	1	37	38
Administration	4	173	177
TOTAL	9	451	460

Operating Costs

Operating costs for the project are expressed in first quarter 2007 US dollars, and are summarized in Table 3-9 for the Base Case - Owner Mining.

Table 3-9
Average Annual Operating Costs

		Base Case - Owner Mining
	Total Cost	Cost per	Cost per Tonne
	(USD)	Tonne Milled	Mined
Mining	26,266	2.02	0.80
Processing	61,515	4.73	1.87
GA	7,021	0.54	0.21
TOTALS	94,802	7.29	2.88

Table 3-10 summarizes the possible operating costs for an optional Contract Mining Scenario. No quotations were solicited from mining contracts; however, Continental expressed the view that a mining contractor would cost a premium of 20% over the calculated Owner‘s mining costs, and this is reflected in Table 3-10 below.

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Table 3-10
Average Annual Operating Costs

		Contract Mining
	Total Cost	Cost per	Cost per Tonne
	(USD)	Tonne Milled	Mined
Mining	31,519	2.42	0.96
Processing	61,515	4.73	1.87
GA	7,021	0.54	0.21
TOTALS	100,055	7.69	3.04

Financial Analysis

A cash flow model has been developed for the project, and a cash flow statement prepared for the life of the mine. The model assumes no inflation, and is presented in first quarter 2007 US dollars.

Conversion rate for Chinese costs is USD 1= RMB 7.8

Net present value (NPV) and internal rate of return (IRR) have been calculated from the cash flow statement.

The sensitivity of the project to changes in copper prices, capital costs, and operating costs have been calculated from the cash flow statement.

The project has a life of 14 operating years.

Key economic parameters are shown in Table 3-11.

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Table 3-11
Xiongcun Financial and Production Data

	Contract Mining	Owner Mining
Annual throughput (Mt)	13.2	13.2
Mine life (a)	14	14
Base Case Metal prices:
Copper USD 1.50/lb
Gold USD 500/oz
Silver USD 8.50/oz
Total initial capital cost, including contingency	476.2	521.6
(USD million)
Maximum negative cash flow (USD million)	-414.172	-421.121
Internal rate of return (%)	16.5	15.6
Net present value, after tax (USD million)
at 5%	351.527	354.207
at 7.5%	231.732	228.772
at 12.5%	75.501	65.623
at 15%	25.001	13.095
Average annual production (in concentrates)
Copper (t)	52 809	52 809
Gold (kg)	5902	5902
Silver (kg)	42 439	42 439
TOTAL OPERATING COST PER TONNE OF ORE (USD)	7.69	7.29

The following assumptions have been made for working capital.

  It has been assumed that for a period of three months the project will have no cash flow. Three months’ worth of operating costs will be required for working capital to cover this period. This money will be recovered at the end of the mine life.

  A royalty of 4% of the gold revenue and 2% of the copper and silver revenue has been applied. A resource depletion allowance of 1.5 RMB per tonne of ore milled was also applied.

  Corporate tax has been applied at a rate of 10% of income. There is a tax-free period of five (5) years after production begins.

  It was assumed that 10% of the original capital cost will be recovered once the deposit has been mined out. Depreciation of the other 90% was applied on a straight-line basis during the first 10 years of the mine life.

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The sensitivity analysis calculates the responses to changes in copper price, operating cost, and capital cost. Table 3-12 and Table 3-13 show the sensitivities for both the Owner Mining Scenario and the Contract Mining Scenario. These sensitivities are also depicted graphically in Figures 3.2 through 3.5.

Table 3-12
Owner Operated Mining Sensitivities

		Percent of	Undiscounted
	Value	Base Case	Cash Flow	IRR
		(%)	(USD million)	(%)
Copper Price (USD/lb.)	1.2	80	444.6	9.8
	1.35	90	608.3	13.0
	1.5	Base	756.5	15.6
	1.65	110	926	18.8
	1.8	120	1099.3	21.7
Capital Cost (USD million)	417.3	80	845.7	20.7
	469.4	90	801.1	18.0
	521.6	Base	756.5	15.6
	573.8	110	711.9	13.8
	625.9	120	667.3	12.1
Operation Cost (USD/t Milled)	5.83	80	962.6	19.2
	6.56	90	858.4	17.5
	7.29	Base	756.5	15.6
	8.01	110	649.9	13.9
	8.74	120	545.7	11.9

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Figure 3.2
Project Sensitivity Net Present Value
Owner Operated

Figure 3.3
Project Sensitivity Internal Rate of Return
Owner Operated

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Table 3-13
Contract Mining Sensitivities

		Percent of	Undiscounted
	Value	Base Case	Cash Flow	IRR
		(%)	(USD million)	(%)
Copper Price, USD/lb.	1.2	80	420.7	10.1
	1.35	90	584.4	13.5
	1.5	Base	732.7	16.5
	1.65	110	902.1	19.8
	1.8	120	1075.5	23.0
Capital Cost, USD M	424.8	80	821.1	21.6
	477.9	90	780.5	18.8
	476.2	Base	732.7	16.5
	584.2	110	699.5	14.6
	637.3	120	659.0	12.9
Operation Cost, USD/t Milled	5.83	80	972.4	20.5
	6.56	90	856.2	18.6
	7.69	Base	732.7	16.5
	8.01	110	623.8	14.4
	8.74	120	507.6	12.2

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Figure 3.4
Project Sensitivity Net Present Value
Contract Mining

Figure 3.5
Project Sensitivity Internal Rate of Return
Contract Mining

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Project Implementation

It is assumed that the project will be executed under a traditional Engineering, Procurement and Construction Management (EPCM) contract, and will be executed in two phases:

(1)	A basic engineering phase where the process designs will be finalized and the procurement of long-lead equipment items will commence, and

(2)	A detail engineering and construction phase.

The basic engineering phase is expected to take six months to complete and will be followed by a 3.25-year long detailed engineering, procurement and construction phase.

The project schedule is predicated to some degree by anticipated equipment deliveries to the project site. The delivery periods indicated during equipment pricing for the phase of this study are as follows:

•	flotation cells	14	months
•	thickener mechanisms	12 to 14	months
•	regrind mills	16	months
•	SAG mill and ball mills	28 to 30	months
•	gyratory crusher	20	months
•	pebble crusher	16	months
•	overhead cranes	9	months
•	pressure filters	5	months

It is important to recognize that the delivery periods quoted were for the most part from port of exit and were estimated as of first quarter 2007 US dollars. These durations are have been adjusted to reflect experience with recent actual purchases. When the project proceeds, presently anticipated in the third quarter of 2007, these delivery periods will be restated based on the manufacturers’ workload at the time of order placement.

The EPCM Contractor, utilizing an integrated construction organization approach, will ensure that construction proceeds safely, with efficient utilization of resources and control of quality, cost, and schedule.

The EPCM Contractor will accomplish the work by employing a limited number of major subcontractors, selected on a competitive bid basis. Where possible, other Tibetan contractors will be selected to perform construction on the non-process facilities in order to engage the local communities in the construction effort to the degree possible.

Contract packages will be developed for construction discipline and service contracts. Basic scopes for the main packages are as follows:

  earthworks

  concrete batch plant

  concrete placement

  structural, mechanical and piping

  field fabricated tanks

  pre-engineered buildings

  electrical and instrumentation installations

  service contracts

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- surveying services

- geotechnical testing services

- NDT testing services

- fencing.

The process of pre-operational testing and commissioning a plant is a team approach, utilizing the skills and experience of personnel from engineering, construction, pre-operational testing, training, maintenance, specialty vendors, and Owner’s team. It is a process that addresses the preparation and readiness of plant systems and equipment, as well as Owner’s staff.

Commissioning includes those activities necessary for an effective transition between construction and mechanical completion when systems are turned over to the Owner’s start-up team.

Start-up of the processing facilities will be accomplished by a specialized team working with the Owner’s operations personnel. Once the transfer of the facilities from construction has been successfully accomplished, the Owner and start-up team will take care, custody, and control of the facilities. Handover of the facilities from the construction group will be sequenced in such a manner as to facilitate a progressive start-up of the operations.

The start-up group will participate in the operating training activities prior to undertaking the project start-up phase, so that the operations personnel will be capable of being closely involved in this phase of the work. Vendors’ representatives who participated in the installation of the process equipment will also participate in the operator training and start-up activities. Plant operators and supervisory staff will participate in classroom training and hands-on training which will be coordinated with the construction staff during mechanical completion of the facilities in preparation for the plant start-up, which is initially anticipated to take six (6) months to accomplish.

Production ramp-up from the Xietongmen project is currently anticipated to commence during the second quarter of 2011. Recovery of copper, gold, and silver and other metals will be possible when all copper concentrate from the project is refined at the Jinchuan Copper Refinery, Jinchang, Gansu Province, PRC, under the terms of an off-take agreement signed on February 12, 2007.

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N3253000
N3252000
N3251000
N3250000
N3249000
N3248000
N3247000
N3246000
E637000
E638000
E639000
E640000
E641000
E642000
E643000
TAILINGS
BEACH AT R.L.
FINAL
CREST R.L.
SEEPAGE
COLLECTION POND
ROAD
0 200 400 600

DRAWING NO. 0000-G-002

REFERENCE FILES:

Rev. 11Aug05 AKA160R.DGN

THIS DRAWING IS NOT VALID UNLESS THE LATEST REVISION INITIALS ARE HANDWRITTEN

REVISIONS

NO	DESCRIPTION	BY	CHK'D	APPROVED		DATE
E	REVISED COORDINATES TO BEIJING 54 AND REISSUED	K.L.	M.B.		H.B.	19/05/07
D	REVISED AND RE-ISSUED FOR CLIENT APPROVAL				H.B.	3/06/07
C	ISSUED FOR STUDY	K.L.	R.B.		H.B.	30/03/07
B	ISSUED FOR CONSTRUCTION BID	RLA	RB		HB	16/01/07
A	ISSUED FOR COMMENT & REVIEW	RLA				10/01/07

REVISIONS

NO	DESCRIPTION	BY	CHK'D	APPROVED		DATE
F	ISSUED FOR STUDY	K.L.	R.B.		H.B.	25/06/07

PREPARATION	BY	DATE	APPROVALS	BY	DATE
DESIGN			PROCESS		
DRAWN	RLA	16/01/07	ENGINEERING		
CHECKED			PROJECTS		
ACCEPTED			CLIENT		

ISSUE RECORD

CURRENT ISSUE FOR: STUDY

ISSUE	REV.	DATE
CLIENT APP'L		
QUOTATION		
CONSTRUCTION		

CLIENT/PROJECT

TIBET TIAN YUAN MINERALS EXPLORATION XIONGCUN COPPER PROJECT

TITLE

OVERALL PLOT PLAN

CONTINENTAL MINERALS CORPORATION

AKER KVÆRNER™ E&C Division Toronto Canada

SCALE 1:15000 PROJ. NO. 179600 REVISION F

DRAWING NO. DWG-0000-G-002

Aker Kvaerner

4.	INTRODUCTION AND TERMS OF REFERENCE

4.1	Introduction

Continental Minerals Corporation (Continental) commissioned Aker Kvaerner E&C (Aker Kvaerner) to perform a Feasibility Level Study for plant design, capital cost estimate and project execution for the Xiongcun Copper Project in Tibet, under a Technical Services Agreement dated April 2006. This Report is an Executive Summary of the Feasibility Study.

The project location is shown in Figure 6.1. The property and mining license areas are shown in Figure 6.2.

4.2	Resources Used

Several companies, including Continental, contributed to this feasibility study as follows:

Aker Kvaerner E&C, a division of Aker	Study Manager
Kvaerner Canada Inc.	Plant Design Engineering
Capital Cost Estimation
Operating Cost Estimation
Economic Evaluation
Review of Metallurgical Testwork Program
Review and Comment on Geological
Reports and Investigations

Continental Minerals Corporation	Geology and Mineral Resources
Mining
Marketing
Regional Information
Compilation of Owner’s Costs
Labour Pricing

Golder Associates Pty Ltd.*	Geotechnical
Water Management
Waste Rock Landform Design
Tailings Deposition Design
Environmental
Closure
Breton Banville & Associates*	Mining and Mine Reserves

MELIS Engineering Ltd*	Metallurgical Testwork Program Design and
Management

SGS - Lakefield Research Limited*	Metallurgical Testwork Program
* Input provided through contract with Continental.

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In compiling this Report Aker Kvaerner also relied in part on technical reports provided by Continental as shown in Table 4-1.

Table 4-1
Continental Minerals Corporation – Technical Reports

Report Title	Authored by	Issued

Technical Report on the Resource Audit of the Xietongmen Project by WARDROP Engineers Inc.	A. Nichols, P. Eng. G. Mosher, P. Geo. T. Maunula, P. Geo.	March 24, 2006

Summary Report on the 2005 Exploration Program at the Xietongmen Property	C.M. Rebagliati, P. Eng. J. R. Lang, Ph.D, P.Geo.	April 30, 2006

Metallurgical Summary Report (and various progress reports)	Melis Engineering Ltd.	April 30, 2007

Xietongmen Mining Summary – Pit Design, Reserve, and Mine Plan	Breton Banville & Associates	May 19, 2007

An investigation into the Recovery of Copper, Gold and Silver by Laboratory Flotation from Xietongmen Variability Samples	SGS Lakefield Research Limited	February 26, 2007

Grinding Circuit Design Simulations for Continental Minerals Corporation Xietongmen Project	SGS Mineral Services	December 2006

FLEET Study Report on 42 Xietongmen Variability Samples – Final Report	SGS Mineral Services	December 5,2006

4.3	Terms of Reference

The authors of this Report were responsible for the design of the open pit, design and supervision of the metallurgical testwork performed by SGS Lakefield, review of the metallurgical testwork and the feasibility plant design of the Xiongcun Copper processing facilities.

In addition, Ian R. Chisholm, under contract to Aker Kvaerner, performed an audit of the Continental Resource Estimate and issued the results in the form of a National Instrument 43-101 Report in February 2007. Portions of the Chisholm Report have been excerpted herein for the purposes of clarity and completeness.

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This report meets the requirements of Canadian regulatory authorities under National Instrument 43-101.

4.4	Site Visits

During the course of this Study, site visits were completed by the following Aker Kvaerner personnel associated with the preparation of this Report.

Harry M. Bain	–	Study Manager
Louis Nguyen	–	Electrical Power Design
Ian R. Chisholm	–	Geological Report Audit
Walter Rosinski	–	Local Construction Pricing

Site visits were also conducted by the co-authors of this Report:

Patrice Live	-	Open Pit Mine Design
Lawrence Melis	-	Design and Supervision of the Metallurgical Test-work Program
Graham Holmes	-	Process Plant Design

Graham Holmes also visited the SGS Research Limited (SGS Lakefield) facilities at Lakefield, Ontario, during the course of the metallurgical testwork that was performed there under the direction of Melis Engineering Ltd.

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5.	RELIANCE ON OTHER EXPERTS

The authors have relied on others for the information in this Report as noted in Section 4 which contains excerpts from, and summaries of, material contained in a number of technical reports, some of which have been filed as NI 43-101 reports by qualified persons (as defined in National Instrument 43-101) working either as employees and/or as contractors or consultants to Continental. These reports have not been audited by Aker Kvaerner.

The author(s) have no detailed knowledge of the mineral and mining regulations regarding mineral licenses in Tibet, and has relied solely on information supplied by Continental and on Continental news releases for the current property status.

During the preparation of this Study Aker Kvaerner was responsible for the items listed below.

  Study Management

  Metallurgical Testwork Review

  Process Plant Design

  Infrastructure Design

  Capital Cost estimating

  Operating Cost Estimating

  Economic Evaluation.

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6.	PROPERTY DESCRIPTION

6.1	Introduction

The information in this section was provided by Continental. The Xietongmen property covers approximately 122.3 km2.

In February 2004, Continental reached an interim option agreement with China NetTV Holdings Inc., which later changed its name to Great China Mining Inc. (Great China”) to earn-in to either a 50% or a 60% direct working interest in the Xietongmen property, which then consisted of the Xiongcun Exploration License. In November 2004, the working interest option was restructured to give Continental an option to buy into a British Virgin Islands (BVI) company which, by then, indirectly owned the Xietongmen property through a Chinese subsidiary. Under the restructured arrangements, Continental acquired options to purchase 50% or 60% of the shares of Highland Mining Inc. (Highland), a BVI company which owns 100% of Tibet Tian Yuan Mineral Exploration Ltd. (Tian Yuan), a private Chinese corporation (wholly foreign owned enterprise) which had acquired 100% of the Xiongcun exploration license, which at that time constituted the Xietongmen property. By May 2006, Continental had earned 60% interest in Highland through payments and/or investments in work programs totalling US$10 million.

In April 2006, Continental entered into agreements with holders of a majority of the common shares of Great China to support a merger of Continental and Great China. The merger was completed in December 2006, unifying 100% interest in the Xiongcun License in Continental.

Continental also purchased three additional exploration licenses as part of the transactions under the merger with Great China. The Donggapu property was acquired through the purchase of all of the shares of Top Mining Limited, a company incorporated under the laws of the Cayman Islands, and the Zemoduola property was acquired through the purchase of the shares of Skyland Mining Limited, another Cayman company. The Banongla property was acquired through the transfer of its exploration rights from Zhuolangji to Tibet Tian Yuan. Top Mining Limited and Skyland Mining Limited are companies controlled by parties related to Great China, and the consideration for the acquisition of these properties was paid to them. The consideration included 1.5 million units of Continental, with each unit consisting of one Continental common share and one two-year warrant exercisable at CAD 1.59, and cash of USD 3,250,000 payable as to USD 1,250,000 on closing of the Merger and the balance in four instalments of US$500,000. The Zemoduola, Donggapu and Banongla licenses surround the Xiongcun licenses, and are now part of what is known as the Xietongmen property.

6.2	Exploration Licenses

The Xietongmen property is divided into four contiguous, but distinct, Exploration Licenses (Table 6-1), and is centered at Latitude 29o 22.5’ N and Longitude 88o 25.5’ E (Figure 6-1). The boundaries of the Xietongmen property or its component Exploration Licenses have not, to the knowledge of the writers, been surveyed. The property boundaries were established from coordinates on government maps.

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Table 6-1 Exploration Licenses That Form the Xietongmen Property
Licenses/Permits	Permit Expiry	Area (km2)	Certificate No.
Banongla	2008-Jan-22	69.58	5400000720044
Donggapu	2007-Aug-08	21.89	5400000620315
Xiongcun	2008-Oct-10	12.89	0100000630293
Zemoduola	2007-Jul-20	17.96	0100000520119
TOTAL		122.32

Local villages are shown in Figure 6-1 as black dots, and the paved highway and electrical transmission lines pass through Xiong Cun-1 (locally known as Shung) and Rongma villages. Other villages in the area are Xiong Cun-2 (locally known as Tsurgung), Wujian and Longxia. Coordinates are WGS84 Zone 45 North. The Xietongmen deposit is outlined in white. The Yarlong-Tsangpo River is shown at base of diagram. Note that the Dongga mine concession is not part of the property.

Mineral title is acquired by application to the Chinese government in a procedure that is the equivalent of map staking. Each license has a number registered with, and issued by the Tibet Geological Exploration Bureau, Ministry of Land and Resources (MLR), P.R.C., and an extendable expiry date. To maintain the Exploration Licenses (EL), payment of an annual fee and prospecting expenditures are required. For the annual fees of EL, Tian Yuan have paid 2578 RMB in rate of 200 RMB per square kilometer for 31 October 2006 to 30 October 2007 and 3867 RMB in rate of 300 RMB per square kilometer for 31 October 2007 to 30 October 2008. At the time of writing of this Report, all exploration licenses are in good standing or applications for renewal had been submitted. The application for the new exploration license of Zemoduola has been submitted to national MLR. Application for the new EL for Donggapu is being submitted to Tibet Autonomous Region (TAR) MLR for approval. Application for combination of three exploration licenses of Banongla, Zemoduola and Donggapu into one named Bazedong has been submitted to TAR MLR for approval.

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N
Zemoduola
~18 km2
Donggapu
~22 km2
Xiongcun
~13 km2
Banongla
~70 km2
Main
drilled
area
Wujian Cun
Long Xie Cun
Xiong Cun-2
Xiong Cun-1
Dongga Cun
Cuo Cun
Dongga Mine Concession
Rong Ma Xiang
2.5 km
Continental
Minerals
Corporation
XIETONGMEN
Exploration Licenses
Date: December 18, 2006
Scale as shown
XIE_TechRpt2006_licenses_page.WOR
UTM Zone 45, Northern Hemisphere (WGS 84)
Plotted: GMD

Figure provided by Continental

Figure 6-1
Exploration Licenses That Form the Xietongmen Property

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6.3	Surface Rights

Tian Yuan does not own any surface rights.

To mine, surface rights will need to be purchased or leased and a land use license acquired with an annual fee. Prospecting license holders have a “privileged priority” or “priority right” to obtain a mining license to the mineral resources within their prospecting area. The applicant must meet the conditions and requirements set out in the law in respect to such things as adequate funding, technical qualifications, mining plans, and the preparation of an environmental impact assessment with social component.

The regular land acquisition work can be started only after the Project Permit is issued. However, the preparation work can be done ahead of time and this process, involving discussions with government authorities (county, township, province and national) and pre-approvals, began in August 2006.

6.4	Environment and Permitting

The writers are not aware of any specific environmental liabilities that affect the mineral claims, and no undue engineering challenges are anticipated for potential mine development.

All necessary permits for exploration surveys and drilling were obtained for the work conducted through the end of 2006. All applicable permits were renewed for continued work in 2007.

There are a series of steps to obtain a Mine License. Table 6-2 provides a list of reports, studies and tasks required for project approval. Each document must be submitted, reviewed by an external panel and approved by government agencies.

Table 6-2 Progress on Reports Required for a Mining License in China
Documents/Reports	Status
Mine Area Scoping Approval	approved
Geological Resources Report	approved
Geological Hazard Assessment Report and Environmental Geology Assessment Report	approved
Mineral Resources Development Utilization Program Report	pending
Environmental Impact Assessment with Social Component	pending
Safety Pre-Assessment Report	approved
Water Conservation Program	pending
Land Acquisition Pre-approval Work	ongoing
Water Resources Report	approved
Water Use Permit (subject to approval of above Report)	approved
Seismic Assessment Report	approved
Land Reclamation Report	pending

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Once that process is completed, a Project Application Report is submitted for approval prior to receiving a Project Permit. Continental is committed to completing a project development plan that will meet international standards. Data is collected on the basis of this principle and is utilized for the reports listed in Table 6-2, as well as for those that are required under Canadian securities regulations, and would be required for international financing.

Figure 6-2 shows the generalized process of reports and regulatory approvals to obtain the required approvals and permits. The steps that have been completed are shown in red, and those yet to be completed are shown in green. The mixed-colour boxes show that significant progress has been made toward completing that step.

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CONTINENTAL MINERALS CORPORATION
Project Permit
Financing
Project Development
Project Application Report
Mining License Approval
Mining License Application
IFC SEIA Final Report
Project pre approval
Mineral Resources Report Approval
Mineral Resources Development And Utilization Plan Application
Environmental Impact Assessment Report Final Approval
Draft International Standard Social and Environmental Impact Assessment (SEIA)
Feasibility study
Feasibility study
Chinese regulatory approvals
Project development and financing
public consultation

Figure 6-2, Process for Project Approval and Process for Project Financing

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7.	ACCESSIBILITY, CLIMATE, INFRASTRUCTURE, LOCAL RESOURCES, AND PHYSIOGRAPHY

The information in this section was provided by Continental.

Access to Rikaze (Shigatse) is gained by first traveling to Lhasa, which has the only commercial airport in the region, on regularly scheduled commercial air flights by Air China, then by motor vehicle over about 250 km of paved highway. The property is accessed via 54 km of paved highway west from Rikaze (Shigatse) along the north bank of the Tsangpo River, and then by a 2 km gravel property road. Approximately 70 km of drill roads allow access to many other parts of the property.

The property lies a few kilometers north of the Tsangpo River and in the southern part of the eastern Gangdese Mountains. At lower elevations of approximately 3,900 m and near the highway, the topography is gentle; however, it becomes progressively more rugged as elevations approach 5,000 m. The topography in most parts of the property is amenable to construction of drill and access roads.

The property has a high altitude, semi-arid desert climate with rainfall concentrated between June and September, and almost no precipitation from October to May. Common ranges in temperature are -15°C to +10°C in December, and +10°C to 25°C in the summer months. Temperatures can vary daily from -15°C to + 10°C in winter and +10°C to + 20°C in summer. The area receives only limited winter snowfall.

Exploration and mining activities can be conducted year round.

Most local residents are subsistence farmers who grow minimal quantities of wheat, barley, other cereal grains and potatoes in small cultivated plots; raise chickens and ducks; and graze small numbers of sheep, goats, cattle, yak, horses and donkeys on the lower grassy hillsides. Small, widely-spaced, drought resistant bushes and shrubs are found mostly near valley bottoms or on south-facing slopes. There are no trees on the property.

The small village of Shung (Xiongcun), part of Rongma Xiang (similar to a township), is situated approximately 2 km south of the area of drilling in the main Xietongmen deposit and is a source of local labor.

Fuel, food, lodging and office facilities are available in Rikaze (Shigatse). Driving time to the property is approximately one hour from Rikaze (Shigatse), and four and a half hours from Lhasa. Other supplies, including heavy equipment, equipment operators and vehicles are readily available in Lhasa, which is also serviced by scheduled jet aircraft and paved highways.

A railway between Lhasa and Galmud in the adjacent Qinghai Province, and connecting other Chinese industrial centres was completed in October 2005. A railway extension from Lhasa to Rikaze (Shigatse) was approved in 2005 for construction by the Chinese government.

The Changhe hydroelectric generating station is approximately 10 km east of the property and a 35-kV, three-phase transmission line runs parallel to the highway from Rikaze (Shigatse) and passes near the southern boundary of the property. Further information on power is provided in Item 25 of this Report.

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Fresh water can be obtained all year from the large, perennial Tsangpo River, and is seasonally available from local drainages.

The surface footprint has been designed to avoid, as much as possible, nearby farms and homes. The proposed open pit and plant site would be located on the Xiongcun License. The proposed tailings and waste rock facilities would be located on the Banongula License. As mentioned under Item 6 Property Description, no surface rights are currently held. Land acquisition work can be started only after the Project Permit is issued; however preparatory work began in August 2006.

Approximately 50 people will need to be re-located for the plant site and tailing facility. Ongoing consultation with the affected residents and local government authorities is underway to develop a detailed Resettlement Action Plan.

Continental has determined that no permanent camp (other than a small 35-man camp for emergency or other purposes) or housing will be built at site for the operations staff. The intent is for operating personnel to be derived from local communities and training programs developed to enable local people to participate as much as possible. Additional labour will be derived from other areas of China and off-shore and would be housed in larger communities, such as Rikaze.

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8.	EXPLORATION HISTORY

The following is excerpted from Rebagliati (2004) and Lang (2006):

1983 to 1985	Regional geological surveys at a scale of 1:1 000 000 funded by the Central Chinese Government.

1989 to 1990	Regional geochemical stream sediment surveys at a scale of 1:500 000 funded by the Tibet Geological Bureau.

2000

Follow-up investigation of a gold anomaly detected in the regional surveys by the Tibet Geological Bureau. This included mapping, geophysical and soil geochemical surveys, and widely-spaced pitting to determine the nature and grade of the anomalies.

2001 to 2002

The 6th Geological Exploration Team of Tibet excavated five adits. In two, PD01 (172 m) and PD04 (443 m), they sampled consecutive 2-m long channel samples along the toe of the walls. They apparently drilled three drill holes near the adits PD02 and PD03, well outside the mineralized zone. Little is recorded of this work.

December 2002	Honglu Investment Holdings (Honglu) acquired the property and an exploration license through its 65% owned subsidiary Danilu Resource Development Co.

2003	Great China Mining Inc. (Great China Mining) acquired a 100% interest in the property from Honglu and drilled two vertical drill holes (ZK301 and ZK701) for a total of 703 m.

2005

Continental entered into an agreement with Great China Mining to acquire up to a 60% interest in Xietongmen in January 2005 and in April 2005 commenced core drilling, which outlined significant copper and gold mineralization in the 62 drill hole program (20 932 m aggregate length).

2006	In 2006, a further 145 holes were drilled for an aggregate length of 30 791M.

Two additional drill holes were completed on an exploration target at Newtongmen over 3 km to the northwest, intersecting a similar style of mineralization to Xietongmen, and an extensive drilling program is planned to commence during the second quarter 2007.

Other outside exploration work consisted of geological mapping north and west of the deposit, rock and soil geochemistry to the north and a baseline silt sampling program along the Donga Creek drainage to the west. An engineering scoping study was prepared by WARDROP (WARDROP Engineering Inc.) Group of Vancouver after a site visit.

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9.	REGIONAL GEOLOGICAL SETTING

The following is largely summarized from Rebagliati and Lang (2005).

The geological history of the region is dominated by global tectonics and the closing of the Paleo Tethyan Sea with the subduction of the Pacific Ocean floor beneath China and the collision of the Indian micro plate with Eurasia. The Xietongmen deposit is located in the Lhassa terrane within the Gangdese Arc, a plutonic-volcanic arc that includes volcanic and igneous rocks of intermediate to felsic calc-alkaline composition. Prior to the collision with India, this arc formed in two stages, one during the late Jurassic-early Cretaceous and the other during the late Cretaceous-Tertiary subduction of Neo-Tethys oceanic crust beneath the Lhassa terrane. Plutonism ranged from 140 Ma (million years) to 30 Ma. Near Xietongmen, Carboniferous to Tertiary volcanic and sedimentary rocks are intruded by Cretaceous to Tertiary age granitic plutons. A major body, the Gangdese batholith, is characterized by east-west trending plutons with preserved remnants of Cretaceous to Tertiary volcanic rocks. Major east trending faults are cut by northeast and north trending faults and many units are in fault contact.

Figure supplied by Continental

Figure 9.1
Regional Tectonic Map of Southern Tibet and
the Xietongmen Deposit Simplified from Yin and Harrison (2000)

Figure 9.1 shows the location of Xietongmen and the relationship of the Gangdese Arc to the global tectonic setting with respect to the Indian Plate and the Eurasian Plate.

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10.	DEPOSIT TYPES

The following is extracted from Chisholm (2007).

“Little is known as yet about the metallogeny of the immediate region; however, known styles of mineralization reported within the Gangdese Arc are typical of magmatic arc settings in the Andes and southwestern North America. “

“The overall features of the mineralization at Xietongmen suggest it is a porphyry–like deposit as it contains many of the features one expects to see, such as alteration zoning, a simple metal association of copper (Cu) with gold (Au) and very low to negligible concentrations of the trace elements bismuth, antimony, mercury, and arsenic. The lack of a definitive intrusion suggests a hypabyssal setting like a number of other high level deposits where the mineralization is mainly within volcanics overlying the intrusions within a continental margin setting. The quartz bearing units in these settings often texturally resemble the volcanics and tuffs they intrude, particularly in the dacitic environments. Peripheral base metal and gold vein occurrences are often present, as well as skarns in carbonate units. The Far South East deposit in the Phillipines is a good example as much of the “porphyry Cu” zone is in volcanics and sediments above the top of a deep seated intrusion (depth of 1.2 km). The only evidence of the latter until intersected in deep drilling was a rather small breccia column cutting the covering rocks.“

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11.	PROPERTY GEOLOGY AND MINERALIZATION

The following is excerpted from Chisholm (2007)

11.1	Geology

“The interpretation of the geology on the Xietongmen License in proximity to the mineral deposit is based on mapping and petrographic work carried out by Oliver (2006) and Lang (2004, 2005, 2006). The following figures have all been supplied by Continental.”

“The property geology is illustrated in simplified form in Figure 11.1. Surface Geology Xietongmen Deposit.”

“The Xietongmen permit is underlain by a northwest easterly dipping (35°) belt of mafic volcanic rocks consisting of flows, fragmentals and tuffaceous members intruded by numerous synvolcanic bodies of hornblende diorite porphyry and quartz eye diorites along with younger crosscutting diabase, pegmatite and lamprophyre dykes and sills. Along the east margin of the permit, a Tertiary post mineralization batholith of biotite granodiorite dated about 50 Ma intrudes the sequence along a north-northwest trend cutting the volcanics and Xietongmen deposit off to the east. A recent age dating by Continental has established dates of about 170 Ma for some of the hornblende diorites (701 porphyry) within the zone, establishing an interpreted Jurassic date for the volcanics.“

“Northerly trending near vertical faults occurs along this granite contact zone in the immediate deposit area; one of which causes a visible, but minor, dislocation of the mineralization with the east side moving up. A hornfels associated with the granodiorite margin has also locally overprinted the hydrothermal alterations associated with the mineralization.”

“Geological mapping and exploration outside the deposit area during 2006 have altered some of the perceptions on the geological setting of the mineralization.”

“Hornblende diorite porphyry intrusions occur in proximity to the Xietongmen deposit. One, called the 701 porphyry, forms the footwall to the mineralization. It is faulted into contact with the mineralization along the east-west trending Contact Fault which dips about 40° northerly. No significant alteration or mineralization is associated with this intrusive mass other than shearing at the contact. To the north, above the Adit 1 fault (semi parallel to the contact fault), which forms the structural hanging wall to the deposit, diorites similar to the 701 porphyry with minor quartz eyes are overprinted by hydrothermal alteration of the deposit to various degrees. Work elsewhere on the License during 2006 has recognized similar features at some of the other prospects. It is now felt that the logging units within the deposit originally designated as different types of banded tuffs are in fact hydrothermally imposed textures on dioritic rocks. The linear fabrics thought to be tuffaceous layering are now interpreted as fault-imposed strain fabrics. Within the mineralized zone itself, the rocks have been intruded by sills of quartz eye diorites with associated intense silicification. This unit(s) and the associated silica alteration correlate very closely with the distribution and grade of the Cu-Au mineralization. Preliminary dates on these rocks give an age of about 150 Ma. The current interpretation now considers the deposit to be a highly altered diorite body intruded by slightly younger quartz eye diorites with associated intense alteration and mineralization. Figures 11.2 and 11.3 illustrate the above relationships and the associated mineralization along east-west cross section 3249150N looking north. Figures 11.4 and 11.5 illustrate the same on north-south section 638750 looking west.”

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11.2	Mineralization

“Mineralization at Xietongmen occurs within a northwesterly trending, gossanous alteration zone 150 m to 500 m wide, developed within dacitic tuffs with local quartz eye porphyry and hornblende diorite intrusions. The alteration with anomalous copper and gold values has been traced along trend over 1 500 m geochemically and a further 2 500 m by prospecting (Rebagliati 2004, Lang 2005).”

“Figure 11.6 shows the alteration zones at the Xiongcun deposit area.”

“The Xietongmen deposit has all the normal characteristics defining a porphyry copper system, except that the continuous sulphide mineralization is hosted mainly in volcanic rocks and/or synvolcanic dioritic intrusions. In its present form it occurs as a northwest trending elongate tabular body dipping about 45º to the northeast. It appears to be structurally truncated at the base (Contact Fault) and upper margin (Adit Fault), each a westerly trending fault dipping about 40º northerly. It is cut off at depth to the east and progressively to the northeast by the steeply dipping (about 80º west) faulted margin of a Tertiary biotite granodiorite of batholithic scale. The western margin appears to be original and mineralization lenses out gradationally as an assay cutoff. The dimensions extend approximately 1 000 m along trend over a width of 400 m. The maximum thickness is over 250 m with an average thickness of approximately 200 m in the central core. It now appears to be the structurally preserved remnant of a much larger zone some of which has been removed by faulting, intrusion and erosion. The traditional alteration zoning associated with porphyry copper deposits is present here with a strong siliceous potassic core area locally with biotite and peripheral quartz - pyrite - sericite phases. Overprinting by the granite hornfels zone has complicated the alterations locally.”

“The mineralization outcrops within a valley, and the surface has been subjected to prolonged weathering and leaching.“

“Three distinct mineral domains are present at Xietongmen under the overburden. Mineralization consists of a gold bearing oxide cap from which the copper has been leached, an underlying auriferous zone of mixed oxide and secondary copper enriched sulphides and the parent hypogene zone containing mainly primary copper sulphides with associated gold.”

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Figure provided by Continental

Figure 11.1
Surface Geology of the Xietongmen Deposit
Exploration Adits As Marked

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PLAN VIEW
N
6152GT
6158
6099
6164
5056
5023
5004
5011
5013
6144M
5015
5021
5024
5028
6155
6129
6187
6146
6194
A1
B'
CF
D3
D2
B
A
F
GEOLOGY
OB Overburden
VTE Altered host rock - crystal tuff or hornblende diorite
VU Massive silification - protolith uncertain
IUG Quartz-eye diorite porphyry
IBG Biotite granodiorite
IHD Hornblende diorite porphyry / 701 porphyry
A1 Fault
0 100 200
metres
CONTINENTAL MINERALS CORPORATION
XIETONGMEN
Geology Cross Section 3249150N
Looking North
Date: December 14, 2006
Scale: 1:5,000
Fig.
File: XIE_TechRpt2006_ssec_3249150N.wor
Drawn By: YI

Figure provided by Continental

Figure 11.2
East-west Geological Cross Section through
the Xietongmen Deposit Looking North

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PLAN VIEW
N
OXIDE
TRANSITIONAL
HYPOGENE
SUPERGENE
A1
B'
CF
D3
D2
B
A
F
6152GT
6158
6099
6164
5056
5023
5004
5011
5013
6144M
5015
5021
5024
5028
6155
6129
6187
6146
6194
4300
4200
4100
4000
3900
3800
3700
638300
638400
638500
638600
638700
638800
638900
639000
639100
639200
Hole-ID
0.5% Cu
0.5gpt Au
Copper
Gold
0
100
200
metres
CONTINENTAL MINERALS CORPORATION
XIETONGMEN
Mineralization Cross Section 3249150N
Looking North
Date: December 14, 2006
Scale: 1:5,000
Fig.
File: XIE_TechRpt2006_xsec_3249150N.wor
Drawn By: YI

Figure provided by Continental

Figure 11.3
East-west Mineralization Cross Section through
the Xietongmen Deposit Looking North

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PLAN VIEW
N
6115
6105
6102
6095
5007
5003
5002
5011
5016
5027
6070
6096
6182
OB
VTE
IHD
CF
D2
A1
BG
0
100
200
metres
4400
4300
4200
4100
4000
3900
3800
3248600
3248700
3248800
3248900
3249000
3249100
3249200
3249300
3249400
3249500
3249600
GEOLOGY
OB Overburden
VTE Altered host rock - crystal tuff or hornblende diorite
Massive silification - protolith uncertain
Quartz-eye diorite porphyry
BG Biotite granodiorite
IHD Hornblende diorite porphyry / 701 porphyry
A1 Fault
CONTINENTAL MINERALS CORPORATION
XIETONGMEN
Geology Cross Section 638750E
Looking West
Date: December 14, 2006
Scale: 1:5,000
Fig.
Drawn By: YL

Figure provided by Continental

Figure 11.4
North-south Geological Cross Section through the
Xietongmen Deposit Looking West

11-6

Aker Kvaerner

PLAN VIEW
N
6115
6105
6102
6095
5007
5003
5002
5011
5016
5027
6070
6096
6182
OXIDE
SUPERGENE
HYPOGENE
TRANSITIONAL
A-1
CF
D2
Hole-ID
0.5% Cu
0.5gpt Au
Copper
Gold
0
100
200
metres
CONTINENTAL MINERALS CORPORATION
XIETONGMEN
Mineralization Cross Section 638750E
Looking West
Date: December 14, 2006
Scale: 1:5,000
Fig.
File: XIE_TechRpt2006_xsec_638750E.wor
Drawn By: YL

Figure provided by Continental

Figure 11.5
North-south Mineralization Cross Section through the
Xietongmen Deposit Looking West

11-7

Aker Kvaerner

CONTINENTAL MINERALS CORPORATION
XIETONGMEN
Alteration
Date: December 13, 2006
Scale as shown
XIE_TechRpt2006_Altn_page WOR
UTM Zone 45, Northern Hemisphere (WGS 84)
Plotted: GMD
Exploration drill holes
Honglu drill holes
Main drilled area
Garnet veins, calc-silicate veins
Copper oxides
ALTERATION ASSEMBLAGES
Potassium feldspar
Quartz-Sericite-Pyrite
Actinolite +/- Albite +/- Calc-silicates
Chlorite-Actinolite +/- Pyrite
Biotite Hornfels
0
0.5
1
kilometres
N
SBF
Adit 1 fault
Contact Fault

Figure provided by Continental

Figure 11.6
Alteration Zones Xietongmen Deposit Area

11-8

Aker Kvaerner

Overburden (OB)

“An overburden cover of variable thickness blankets the slopes and valley bottom. It reaches up to 78 m thickness in places, but averages about 20 m. It is locally deeply incised (5 m to 10+ m) colluvium with the vertical walls typical of arid region periodic runoff. This is described as OB 1 in the drill logs. On the hillsides, the nature and thickness of the material changes to a mixture of the finer soils and a melange of rock rubble and angular fragments of weathered bedrock subject to soil creep. This is referred to as OB2 in drill core. Oxide and supergene mineralized debris is not uncommon in areas overlying the outcropping mineralization and some of the oxide resource is in the overburden.”

Oxide Zone

“An oxidation surface is present at surface and is mainly seen in the alluvial cover as ferruginous staining which extends erratically into the bedrock.”

“Sulphide minerals and the associated base metals have been leached from this zone, with only gold values remaining in any significance. In bedrock oxide, minor gold values cluster in a 350 m by 100 m to 200 m wide area paralleling and overlying the highest grade outcropping portions of the deposit. Values in the overlying alluvium tend to mimic this, but are patchy and show erratic concentrations generally in down slope creep or along drainage pathways. The oxide zone averages about 20 m thick. The tonnage of significant mineralized oxide material is minimal at Xietongmen.”

Supergene Zone

“This zone of secondary copper minerals tends to occur as a flat to gently dipping sheet below the oxide zone, and is also related to the weathering profile. It occurs mainly in bedrock and overlies the outcrop of the mineralization as an elongated northwest trending sheet 1 000 m by 400 m with an average thickness of about 20 m. It seldom exceeds 45 m in thickness. On some sections it can be seen extending well past outcropping mineralization on the fringes. Copper values in the thicker and central core area can exceed 1% Cu. Mineralization consists of the secondary Cu minerals Covellite (CuS) and Chalcocite (Cu2S) and bornite (Cu5FeS4 ), an enriched form of copper sulphide.”

Hypogene Zone

“The hypogene mineralization, which forms the bulk of the deposit, consists primarily of disseminated and stringer pyrite (FeS2) with copper in the form of chalcopyrite (CuFeS2), and with gold and silver values. These are all associated with quartz (Si02) as veinlets and silica flooding. Cu and Au correlate strongly at a ratio of 1.3 Au (in g/t) to 1 Cu (in %) within the mineralized zone, but no strong correlation exists between pyrite and the chalcopyrite content. The copper values are mainly associated with specific alteration patterns. Pyrite content is about 10% with chalcopyrite at about 1.5%. Pyrrhotite (FeS) occurs as a minor trace constituent generally increasing slightly at depth. Magnetite occurs locally associated with particular alteration phases. Zinc in the form of sphalerite (ZnS) is also present in minor amounts and forms a locally enriched narrow northeast trend across the center of the deposit (Lang 2006). It mostly is in peripheral areas, often as erratic splashy veinlets with traces of galena (PbS) and high silver values. Other metals including molybdenum are negligible and no environmentally detrimental elements have been identified in the deposit.”

11-9

Aker Kvaerner

12.	EXPLORATION

The following is excerpted from Chisholm (2007).

“Continental carried out active exploration on the permit outside of the deposit area in 2006.”

“About 70 km2 were mapped at scales of 1:2000 and 1:5000 covering most of the region.”

“The program of geochemical sampling along the zone of alteration to the northwest continued and 404 soil samples and 4493 samples were collected.”

“Twelve (12) drill holes totaling 3438 m tested targets at Olitongmen, Langtongmen and Newtongmen during 2006.”

12.1	Adits

“There are five adits present on the property completed by the 6th Geological Exploration during the 2001/2002 period. No details are available about three of them.“

“The assay information from channel/chip sampling in adits PD01 and PD04 has been made available. These were mapped and resampled as part of the 2004 due diligence work carried out by Continental (Lang 2005).“

“All adits were inspected again in April 2006 with a view to assess their potential for gaining useful information during the feasibility stage. The entrances to PD04 and PD01 have collapsed and are not currently accessible. These are the only two of the five that are located within the mineralized zone. They are at collar elevations consistent with either the oxide zone (adit PD01) or secondary zone mineralization (adit PD04) on the basis of the nearby drilling. No hypogene mineralization can be accessed by either. Adits PD02 and PD03 were re-entered, surveyed by tape and compass and are located in hanging wall rocks about 150 m above the deposit mineralization. The two adits are connected by a raise. Adit PD03, which has some rockfall, is currently used as a water sump for the drill camps and has a locked gate at the entrance. Adits PD01 to PD04 are shown on Figure 11.1, Section 11 of this Report. Adit PD05 is located to the south by the Contact Fault and is well to the west of the deposit. There is collapse close to the entrance, and it could not be examined throughout. The collar bearing indicates it to be heading towards the barren geotechnical hole GT6141. The collar locations were surveyed by GPS and are presented in Table 12-1.”

Table 12-1 – GPS Collar Locations - Adits

Adit	Longitude	Latitude	Elevation
Adit PD01	638598E	3249223N	4192 m asl
Adit PD02	638523E	3249490N	4200 m asl
Adit PD03	638609E	3249400N	4160 m asl
Adit PD04	683711E	3249224N	4171 m asl
Adit PD05	638650E	3248781N	4184 m asl

12-1

Aker Kvaerner

13.	DRILLING

The following has been excerpted from Chisholm (2007).

13.1	Drilling by Continental (2005 to 2006)

“To date, Continental has carried out a total of 55 564 m of drilling in 220 drill holes since inception of their program in 2005. Great China Mining earlier drilled two holes during the program that had initially located the zone. These holes were resampled as part of the original Continental due diligence program.”

The Continental Drilling is summarized in Table 13-1.

Table 13-1
Continental Drilling Summary 2005-2006 - Xietongmen

Type	2005		2006		Total DDH
	No. Holes	m	No. Holes	m	No. Holes	m

Delineation	62	20935.19	105	25348.50	167	46283.69
Exploration - other	1	398.00	12	3438.00	13	3836.00
Metallurgical			6	1427.70	6	1427.70
Geotech (pit)			10	1822.10	10	1822.10
Geotech (plant)			6	415.55	6	415.55
Geotech (waste)			7	631.50	7	631.50
Geotech (tailings)			5	675.80	5	675.80
Water* boreholes			6	470.00	6	470.00
TOTAL	63	21333.19	157	34229.15	220	55562.34
* Rotary holes no core

“This Report is specifically oriented towards the delineation drilling and holes in the tailings and waste areas and exploration drilling which are not pertinent to the resource are included in the figures in Table 13-1, but are not discussed here in any detail.”

“The 2005 program confirmed the earlier Chinese results and systematically extended the mineralization outwards in a regular 50 m by 50 m grid pattern, establishing the broad outline of an elongate zone trending northwest over 600 m by a width of 200 m to 300 m. The mineralized zone remained open in all directions.”

“The 2006 program of 105 fill-in and exploration holes totaling 25 348.5 m was jointly executed by three diamond drill contractors.”

“Most drill holes were started using HQ core (6.35 cm), and then reducing to NQ core (4.76 cm) for the bulk of the holes, once solid ground is reached. A series of six metallurgical holes were drilled using PQ sized core (8.5 cm). Core recovery for all drilling to date is 97.7%.”

13-1

Aker Kvaerner

“The 2006 program continued the 50-m grid along main trends established from 2005 with 100-m spacing for broader extensions which were later filled in with 50-m spaced holes, as warranted. About 90% of the central core area of the zone is now covered by the 50-m grid coverage. The remaining 10% here are scattered blocks in areas of robust mineralization central to 7 or 8 holes of the 50-m pattern.”

“Along with the definition program, a series of six metallurgical PQ holes totaling 1427.7 m were drilled for metallurgical comminution tests. These and ten geotechnical holes totaling 1822.1 m were drilled to provide information along potential pit walls. Five holes totaling 281.1 m tested the planned plant site, five holes (675.8 m) tested the tailings area, and seven holes (631.5 m) were located in the waste dump area.”

“All drill holes were surveyed at the collars by GPS in UTM WGS84 Zone 45 coordinates by either Sokia or Promark Differential Systems using a common base station. Accuracies are reported to be ±10 cm in the XY directions and 20 cm in the Z direction. All holes are plugged and marked with a wooden stake cemented into the collar before reclamation. They are easily located in the field. Several had been reopened for water monitoring in the pit area.”

“Figure 13.1, Drill Plan, shows all delineation, metallurgical and pit geotechnical drill holes in proximity to the deposit.”

13-2

Aker Kvaerner

6117
6078
6176
6092
6085
6192
6202
6111
5045
5038
6073
6096
6082
6166
6074
6122
6179
5055
5031
5062
6070
6067
6060
6164
6091
5052
5053
5026
5042
5027
5058
6160
6171
6193
5061
5022
5018
5014
5016
5019
5020
5025
5039
6079
6087
6181
6197
6146
6099
5056
5023
5004
5011
5013
5015
5021
5028
6155
6129
6187
6194
6177
5001
5002
5008
5012
5029
5033
5046
6094
6098
6118
6145
6168
6116
6108
5049
5005
5003
5006
5017
5030
5032
5035
5041
6143
6178
6191
6170
5009
5007
5010
5034
5036
5040
5044
5060
5051
6048
6072
6086
6190
6095
6093
5050
5054
5059
5047
5063
6157
6140
6200
6102
6097
6084
6175
6064
6075
6076
6083
6088
6107
6105
6101
6089
6133
6128
6071
6137
6090
6147
6115
6124
6127
6156
6110
6180
6100
6153
6106
6142
6103
6109
6121
6113
6125
6119
6114
6112

XIETONGMEN PROJECT

Horizontal Scale
METERS
1 cm = 50.00 m

Figure 13.1 Xietongmen Drill Plan, All Drill Holes

13-3

Aker Kvaerner

“All holes to date, with the exception hole 5037 in 2005 and the six geotechnical holes in 2006 described below have been vertical. No down whole surveys were carried out on the 2005 drilling.”

“During 2006, six geotechnical angled holes tested areas along the proposed pit walls. They were surveyed with the Maxibor II Non-Magnetic Downhole tool system taking readings at 3-m intervals. All six holes showed a tendency for a slight spiral. These are shown on the following diagrams as plots of deviation from the collar specifications. These holes indicated no serious dip deflections other than a gentle flattening of about two degrees over 150 m of hole (Figure 13.2) and a general overall drift to the right of the initial azimuth of about two to five degrees regardless of original azimuth (Figure 13.3). Three of four holes drilled in the North-South corridor showed the least tendency to drift. These comparable characteristics in the results suggest that in the vertical holes, significant deviations are unlikely or will be of a similar nature. This should not have any major affect on resource estimation.”

13-4

Aker Kvaerner

“The 2006 program has extended and outlined the general extent of the deposit. It remains open at depth to the northwest. Drilling traced the northwest trending northeast dipping zone a further 100 m to 200 m to the east, where higher grade mineralization is abruptly truncated at depth along the steep westerly dipping faulted contact with the intrusive Tertiary biotite granodiorite. Two hundred meters further to the south of the 2005 work, the zone is truncated against the 40 degrees north dipping Contact Fault. The westerly boundary appears to be an original margin were the mineralization thins and fingers out about 50 m to 150 m west of the 2005 drilling. To the northeast, the zone plunges deep into the hills and higher grades here appear to be truncating at depth against a flatter dipping contact with the granodiorite.”

13-5

Aker Kvaerner

14.	SAMPLING METHOD AND APPROACH

The following is excerpted from Chisholm (2007).

“A rigorous program of check sampling and data handling was originally instituted by Continental personnel under the direction of Mark Rebagliati, a competent person under the definitions of NI 43-101, during the 2004/2005 period to comply with regulations and provide security for the project (Rebagliati 2005). The 2006 drill program has followed the same strict procedures for all aspects of securing, recording and cross checking all pertinent data.”

“Briefly, the core is boxed directly at the drill rig, transported to the Rikaze core sampling facility where it is unpacked. First, the geotechnical core logging and rock quality designation (RQD) information is collected and entered directly into a customized Access database. The core is then logged and photographed in natural light after the sample interval tags are inserted, but prior to sample collection. Sampling is either by sawing with a diamond-bladed rock saw or manual splitting under the supervision of the Continental staff. Normally, samples are taken at 2-m intervals in mineralization and 3-m intervals in obvious low grade material. All core is sampled. The half core after sampling is returned to the box and removed for storage on wooden pallets in secure, enclosed storage rooms at the facility. The core facility in Rikaze is a walled enclosure which is kept locked at night and has a security guard.”

“Skeleton core samples collected approximately every 15 m are retained separately for a core library, and are used for Specific Gravity (SG) measurements. These measurements are taken by the standard method of weighing the sample in air and then weighing it immersed in water. Comparisons with the more elaborate wax methods and with sequential drying tests carried out in 2006 have shown no significant differences in values calculated. Coarse rejects are bagged, boxed, and stored in the same location.”

“All core logging is carried out directly into an Access database program which contains all geological information, including written and coded rock type descriptions, alteration types, mineralization, oxidation or other features, sample numbers and intervals. The database information is sent weekly to Vancouver and merged with the assay information when it becomes available. Assay information received electronically is checked against the actual certificates and the merged information is also checked back in the field against the core.”

“The data and procedures for the work carried out in 2004 and 2005 has all been recorded in detail in reports by the respective qualified persons (M. Rebagliati and J. Lang) and are on record as Sedar documents.”

14-1

Aker Kvaerner

15.	SAMPLE PREPARATION, ANALYSIS AND SECURITY

The following is excerpted from Chisholm (2007).

“ACME Analytical Laboratories (ACME), of Vancouver, Canada, (an ISO 9001 accredited laboratory) have placed one of their own personnel at the Rikaze core logging facility to supervise the sample preparation and all subsequent handling of samples prior to shipping to their Vancouver lab (see Figure 15.1 below).”

“Sampled core is oven dried, then crushed to 75% passing -10 mesh. The crushed sample is split and a 250-g portion bagged for shipment. Samples are shipped in wooden crates by truck from Rikaze to Lhasa, and then by air freight to ACME in Vancouver, Canada.”

“The crushed rejects are stored at the secure Rikaze site.”

“Excerpted from Rebagliati (2005), the qualified person as defined in NI 43-101, who is in charge of the QAQC program.”

Figure 15.1
Core Sampling, Preparation and Analytical Flow Chart

15-1

Aker Kvaerner

“ACME performed the analytical work for the 2006 program and the inter–laboratory duplicate checks continue to be analyzed at ALS Chemex laboratories (Chemex) in North Vancouver.”

“Gold content is reported in ppb and determined by ACME group 3b, 30 g lead collection fire assay (FA) with an Inductively Coupled Plasma – Atomic Emission Spectroscopy (ICP-AES) finish.”

“Total copper is determined by four acid digestion (HF-HNO3-HClO4-HCl) of a 0.500g sample and the solution analyzed by ICP-AES. Results are reported in ppm and converted to % (1% = 10,000 ppm).”

“All samples are also subject to a 39 element analysis, plus Cu, by the 4 acid digestion, with an ICP-AES and ICP-MS (Inductively Coupled Mass Spectroscopy) finish.”

“Continental includes standards, blanks, and duplicates with the drill core samples in addition to ACME’s internal quality control samples.”

15-2

Aker Kvaerner

16.	PROJECT VERIFICATION AND DUE DILIGENCE

The following is excerpted from Chisholm (2007).

“August 4, 2006, was spent at SGS Lakefield Research Limited (SGS Lakefield) at Lakefield, Ontario, examining the drill core from the six PQ holes drilled in 2006 specifically for metallurgical comminution test work on the Xietongmen deposit. Subsequent assays by ACME and refereed by SGS Lakefield on the portions tested, do appear to agree with the corresponding sections of surrounding drill holes, and give an indirect twinning of information in these areas. The check assay results between ACME and SGS Lakefield on these 101 assays shows a correlation factor of 99% for the gold assays, 95% correlation on the copper assays, 99.3% on silver and 98.8% on zinc. In the 0.3% to 0.7% copper range the correlation is much higher. The remainder of these holes have not been assayed.”

“During the period August 24 to September 1, 2006, the writer completed a site visit to the Xietongmen Project during the final stages of the 2006 drill program. During this visit 1 3/4 days were spent examining drill core in the Continental Rikaze core facility, where the core is logged, sampled, and stored. Here, all the core logging procedures were actively in progress, and the ACME sample preparation facilities were examined and explained. The author of this report had advance knowledge of these procedures through the reports by Rebagliati and Lang, February 2006, and was able to personally confirm on site that they are still being followed.”

“The drill holes examined were portions of the drilling in progress, holes randomly selected by the writer covering different areas of the deposit (north, central and south), as well as some holes adjacent to the comminution drill holes previously seen at SGS Lakefield. Ten drill holes were examined, comparing the drill logs and the recorded assay intervals to the drill core. No errors were noted. During the resource estimation, many measurements were taken from the drill logs and scaled against the cross sections and plotted grades. No errors were detected during this work.”

“Five random samples of drill core matching earlier sample intervals were selected, the remaining core was quartered (sawn) and given to the ACME personnel for standard crushing and splitting. The prepared pulps were personally carried back to Toronto and sent to SGS Canada Inc., Toronto laboratory, for comparative analysis of copper, gold and a 35 minor element scan which includes silver and zinc. With the exception of chromium, which is not significant, no seriously aberrant differences were noted.”

“The results are shown in Table 16.1.”

“Since these samples are new portions of an original core sample, and not duplicate pulps or coarse crush duplicates of the original sample, they are more variable, but give very good correlation with the range of the values obtained in the original ACME sample results.”

“Another good comparison of the reproducibility of drill results is indicated from the metallurgical program. As an example, the samples selected for the grade variation composite test work were taken from many drill holes based on their original grades. For each grade variation, a suitable weighted average was calculated and the composite samples prepared and split for the test work. Table 16.2 compares the calculated grade to the actual composite head assay obtained by SGS Lakefield in one of these series of tests and shows good correlation. Other random checks on the different metallurgical composites gave similar ranges of results.”

16-1

Aker Kvaerner

Table16-1 - Comparison Between Randomly Selected Drill Core

		SGS		ACME	SGS	ACME	SGS	ACME	SGS	ACME	SGS	ACME
			Sample 1		Sample 2		Sample 3		Sample 4		Sample 5
		B487190	B487190	488804	B487191	488849	B487192	491602	B487193	486756	B487195	486771
			Duplicate
Au	PPM	0.41	0.432	0.566	1.19	0.927	0.608	0.753	0.083	0.093	0.742	0.871
Ag	PPM	3	3	3.2	11.3	10.9	11.9	11.1	<2	0.9	9	8.5
Cu	%	0.545	0.52	0.568	0.934	0.846	0.99	0.792	0.146	0.129	0.689	0.740
Zn	PPM	214	201	226	1170	995	139	131	61.2	60	255	294
Al	%	4.54	4.32	4.37	2.09	2.3	3.63	3.87	6.99	5.72	3.21	4.42
As	PPM	5	5	10	<3	7	515	469	26	18	370	382
Ba	PPM	150	138	147	53	66	68	72	159	353	95	102
Be	PPM	<0.5	<0.5	5	<0.5	5	<0.5	5	<0.5	5	<0.5	5
Bi	PPM	<5	<5	0.5	<5	2.1	<5	8.7	<5	0.5	<5	6.8
Ca	%	0.62	0.59	0.59	0.57	0.59	0.03	0.03	0.18	0.14	0.16	0.18
Cd	PPM	<1	<1	2	7	6.1	1	1.3	<1	0.5	2	2.7
Co	PPM	11	9	10	13	9	12	11	10	10	8	10
Cr	PPM	161	151	3.6	232	7.2	120	1.3	125	2.5	84	1.8
Fe	%	6.52	6.09	5.92	8.23	7.11	7.75	6.65	4.44	3.79	5.27	5.98
K	%	2.33	2.2	2.24	0.75	0.9	0.32	0.34	3.42	3	0.67	0.65
La	PPM	5.8	5.7	5	3.5	5	3.2	5	20.2	15	7	8
Li	PPM	21	20	19.2	20	21.9	15	11.9	22	23.9	19	18.7
Mg	%	0.55	0.52	0.48	0.55	0.54	<0.01	0.01	0.17	0.15	0.04	0.05
Mn	PPM	975	911	1015	734	816	85	55	198	71	82	183
Mo	PPM	13	10	7.8	23	26.7	13	10.9	9	6.6	6	6.9
Na	%	0.16	0.15	0.11	0.17	0.15	0.09	0.08	0.69	0.56	0.22	0.23
Ni	PPM	7	6	2.7	11	8.2	8	2.1	9	2.7	6	3.7
P	PPM	500	400	700	<100	300	<100	200	700	700	<100	600
Pb	PPM	81	75	71.8	99	142.6	42	41.2	64	56.6	40	51.4
Sb	PPM	9	8	1.4	7	0.8	50	53.7	8	0.5	19	15
Sc	PPM	2.6	2.5	5	1.5	5	0.9	5	8.6	8	4.2	5
Sn	PPM	<10	<10	1.2	<10	1.6	<10	4	<10	2	<10	8.1
Sr	PPM	74.9	71	68	29.2	39	258	263	901	719	300	364
Ti	%	0.05	0.05	0.057	0.04	0.054	0.02	0.03	0.05	0.072	0.02	0.05
V	PPM	46	44	47	38	42	26	27	59	53	26	35
W	PPM	<10	<10	1.3	<10	1.7	<10	0.7	<10	0.5	<10	0.9
Y	PPM	5.1	4.8	4.8	6	4.5	<0.5	0.5	7.3	7.4	1.1	1.2
Zr	PPM	6.5	5.1	2.1	6.7	0.8	5.6	1.4	6.5	3.9	4.3	1.2

	SGS #	Drill Hole	From	To	ACME #
Sample 1	B487190	6070	237	239	488804
Sample 2	B487191	6070	324	326	488849
Sample 3	B487192	6100	84	86	491602
Sample 4	B487193	6064	115	117	486756
Sample 5	B487195	6064	143	145	486771

SGS Assay Procedure Used

Au	FAA313		Cu	ICA50
Ag	ICP40B/		Others	ICP40B
	AAS21E

16-2

Aker Kvaerner

Table 16-2 - Comparison Metallurgical Grade Variation Composites
Calculated Weighted Head Grade (from original ACME assays)
to Composite Head Assay (SGS)

Sample	Calc	Assay	Calc	Assay	Calc	Assay	Calc	Assay	Calc	Assay
Type*	%Cu		Au g/t		%Zn		Ag g/t		%S
S/AAL	0.60	0.57	0.77	0.69	0.02	0.01	2.9	2.9	3.29	3.72
S/AAH	0.55	0.54	0.93	1.02	1.00	1.25	5.8	6.6	6.36	6.1
S/HA	1.00	0.92	1.04	0.94	0.10	0.09	4.9	5.2	3.76	4.06
S/HL	1.00	0.96	0.53	0.45	0.13	0.00	2.9	3.0	2.77	3.02
S/LA	0.34	0.32	0.65	0.57	0.15	0.18	2.4	2.5	3.47	3.94
S/LL	0.32	0.30	0.29	0.29	0.03	0.02	1.5	1.4	2.67	3.20
H/AAL	0.61	0.58	0.97	0.88	0.06	0.04	5.8	5.9	4.90	5.75
H/AHH	0.67	0.59	3.53	2.00	1.01	0.78	50.6	37.4	7.45	8.20
H/HH	1.00	0.85	1.99	1.57	0.35	0.26	24.4	16.9	7.82	7.01
H/HA	1.00	0.85	1.19	1.06	0.15	0.13	14.4	10.5	7.25	6.71
H/LH	0.43	0.40	1.37	1.04	0.27	0.24	12.6	10.4	4.89	5.42
H/LL	0.34	0.34	0.56	0.54	0.09	0.10	3.5	3.6	4.12	4.56

*Code	Order and example.
			1	2	3
H/=hypogene	H/AAA	H/	avg Cu	avg Au	avg Zn
S/=supergene	S/LHA	S/	lowCu	highAu	avg Zn
A=average	S/AAL	S/	avg Cu	avg Au	low Zn
L=low
H=high

“The QAQC summary for all the 2006 sampling is not yet completed. There has been a general backlog within the Vancouver area assay labs during 2006 and, at the time of this writing, the QCAC comparative outside check sampling results for all the 2006 duplicate assays are not yet all available. There are about 150 duplicate assays and 500 copper speciation assays to come.”

“The writer has examined in detail the 2005 records and the check work already completed in 2006, which includes the check sampling results for the 439 matched pairs for holes 6064 to 6167 which are summarized in Table 16.3 below, and the 101 metallurgical samples from the comminution drilling described above. The results for the 2006 work completed appear satisfactory with virtually the same high levels of correlation as in the 2005 program.”

16-3

Aker Kvaerner

Table 16-3 - Matched Pairs - 2005 and 2006 Duplicate Results To Date

	ACME Au	ALS Au	ACME Cu	ALS Cu	ACME Zn	ALS Zn
	ppb	ppb	%	%	%	%
Based on 1275 sample pairs total	Au		Cu		Zn
Holes 5001 to 6167
Minimum	0.001	0.001	0.0106	0.0084	0.013	0.015
Median	0.237	0.229	3.420	3.427	0.325	0.320
Mean	0.385	0.386	3.904	3.902	0.904	0.898
Maximum	3.704	4.995	17.795	18.349	43.026	43.834
Std Dev.	0.435	0.449	3.145	3.142	3.353	3.350
Correlation	0.978		0.999		0.999

This includes the 439 sample pairs to date in 2006
holes 6064 to 6167

Minimum	0.001	0.003	0.000	0.001	0.001	0.002
Median	0.153	0.150	0.087	0.084	0.021	0.020
Mean	0.267	0.269	0.189	0.184	0.046	0.045
Maximum	2.660	2.740	1.843	1.825	1.034	1.005
Std Dev.	0.334	0.341	0.237	0.230	0.095	0.091
Correlation	0.983		0.997		0.995

“Major portions of the deposit are within areas of the 2005 drilling, which have already passed QAQC scrutiny in reports filed (Lang and Rebagliati, 2006) and, on the basis of 2006 results to date, there is no reason to suspect that any major changes will occur with the outstanding material when it becomes available.”

“During the period of preparation of this Report, the writer had the opportunity to attend meetings concerning the progress of the metallurgical work, and met and had discussions with Continental personnel working directly on the modeling and resource preparation. As an ongoing project, pertinent assay data, updated maps and sections, and any requested data were promptly forwarded as soon as they had been cross checked for accuracy.”

16-4

Aker Kvaerner

17.	ADJACENT PROPERTIES

The following is excerpted from Chisholm (2007).

“There are no known deposits in the general area of southwestern Tibet that are geologically similar, or can be compared to Xietongmen.”

“The Dongga Gold mine about 3 km to the west was in production until the second half of 2004, but ceased production for reasons unknown. Virtually nothing is known about this operation. It is thought that narrow shear hosted quartz sulphide veins were mined.”

17-1

Aker Kvaerner

18	MINERAL PROCESSING AND METALLURGICAL TESTING

18.1	Metallurgical Testing

The following has been extracted from Chisholm 2007.

“Metallurgical test work for Xietongmen has been entirely carried out through testwork on diamond drill core mostly of NQ size.”

“Initial metallurgical tests, which formed part of a Scoping Study, were carried out on five samples of different styles mineralization from Xietongmen to provide a basic understanding of potential processing methods. The work was carried out by Process Research Associates Ltd of Vancouver (PRA) on Oxide mineralization (O), Supergene material (S) and three levels of the Hypogene (H) zone.”

“Melis Engineering Ltd. (Melis) of Saskatoon has planned and supervised the subsequent 2006 metallurgical program on Xietongmen in close conjunction with the Continental geology team for selecting appropriate sample material, and with SGS Mineral Services of Lakefield Ontario for testwork and Aker Kvaerner for plant design.”

“Testwork has focused on obtaining representative material.”

“The first program was to test for any zonal variations. To get representative vertical and lateral coverage over the deposit for ore variability, the following protocol was developed in close conjunction with Continental geological staff.”

“Copper speciation analyses were incorporated into the block model to quantify the amount of secondary copper mineralization as a guide to differentiate between the Supergene copper zone (S), an underlying transition zone (T) and the basal hypogene mineralization (H). The hypogene zone in turn was split into three equal portions, an upper (UH), middle (MH) and lower (LH) zone.”

“The uppermost oxide cap was not differentiated.”

“For lateral coverage, the deposit was divided into nine areas, a northwest quadrant of two zones, a central quadrant of five zones and a southeast quadrant of two zones. Representative groups of holes were selected in each zone and weighted composites prepared from them for each of the five vertical designations. Forty-two (42) composites, each weighing about 50 kg, were prepared. Two oxide cap composites were also prepared from two bulk samples selected on site. Weighted average grades were calculated for each composite. The holes used for each composite are shown in Table 18.1.”

18-1

Aker Kvaerner

Table 18-1 - Individual Zone Composites
Drill Holes Used

Region	Supergene		Transition		Upper Hypogene		Middle Hypogene		Lower Hypogene
	Comp	Drill Hole	Comp	Drill Hole	Comp	Drill Holes	Comp	Drill Holes	Comp	Drill Holes

NW		n/a		n/a	UHW1	31,38,62	MHW1	31,38,62	LHW1	31,38,62
	SW2	18,22,56	TW2	18,23,56	UHW2	18,22,23	MHW2	18,22,23	LHW2	18,22,23

	SC1	14,16,19	TC1	14,16,19	UHC1	14,16,19	MHC1	14,16,19	LHC1	14,16,19
	SC2	01,03,05	TC2	02,03,05	UHC2	01,02,03	MHC2	01,02,03	LHC2	01,02,03
CENTRAL	SC3	17,30,34	TC3	17,30,34	UHC3	17,30,34	MHC3	17,30,34	LHC3	17,30,34
	SC4	20,25		n/a	UHC4	20,25,58	MHC4	20,25,58	LHC4	20,25,58
	SC5	12,21,29	TC5	12,29	UHC5	12,21,29	MHC5	12,21,29	LHC5	12,21,29

SE	SE1	32,35,41	TE1	32,35	UHE1	32,35,41	MHE1	32,35,41	LHE1	32,35,41
	SE2	40,44,47	TE2	40,44,47	UHE2	40,44,47	MHE2	40,44,47	LHE2	40,44,47

Oxide	OH	avg Cu, high Au, avg Zn
	OL	avg Cu, low Au, avg Zn

“About 40 kg of each composite was then essentially split into 2-kg charges which were either treated separately or mixed with other comparable zones to look at systematic larger aerial distributions and combinations. Each of the five vertical zones was treated in this fashion.”

“This work indicated that the Supergene zone behaves differently from the Hypogene zone. There was little difference in the Hypogene material, either horizontally or vertically, except for variations in hardness and the Transition zone material does not seem to be much different from the Hypogene zone with respect to the copper mineralization and metallurgical behaviour.”

“The second major testwork looked at grade variation composites. This material was taken from 400 drill core samples based only on grade and zone (depth), regardless of aerial position. Six combinations of copper, gold and zinc values were selected for each of the Supergene and Hypogene zones. These were to have various combinations of low, average, or high copper, gold and zinc. Core was pre-selected based on grade to make the composites.”

“The third major test group was the Composites obtained from the PQ drill holes in 2006 for comminution tests. Samples representing Supergene, Transition, Weak Silicification Hypogene, Strong Silicification Hypogene, Medium Silicification Hypogene and Oxide Cap were selected by the geologists on site and sent to Lakefield. The work indicated the mineralization varies from soft to hard with depth and that the Supergene is very soft.”

“Pulp and metallic testwork for gold was carried out on the gravity samples, and the tests found no potential in the deposit.”

18-2

Aker Kvaerner

“The metallurgical work indicates that the Supergene zone consists of 25% to 30% bornite, 5% to 10% covellite, about 20% chalcocite and about 40% chalcopyrite. The Hypogene and Transition zones are essentially all chalcopyrite. The ratio of chalcopyrite to pyrite is about 1 to 8 in the zone, but there is no relationship between copper and sulphur values. Pyrrhotite occurs as traces and appears to increase slightly with depth. The metallurgical work to date appears to give good spatial coverage of the Xietongmen deposit both lateral and vertical.”

18.2	Metallurgical Testwork

Continental engaged Melis Engineering Ltd. (Melis) of Saskatoon, Saskatchewan, to oversee and coordinate the metallurgical test program for the Xiongcun Project. Initial scoping tests were completed in November 2005 and early 2006, by Process Research Associates (PRA) of Richmond, British Columbia under the direction of WARDROP, followed by a detailed metallurgical test program undertaken at SGS Lakefield Research Limited (Lakefield) in Lakefield, Ontario, under the direction of Melis, starting in May 2006 and continuing into the first quarter of 2007. The testwork at Lakefield included:

  preparation of test composites

  comminution testing

  flotation testing

  gravity recovery tests

  tailings and concentrate characterization

  environmental tests, and

  limestone testing.

The main objectives of the test program were to:

  define the optimum flow sheet for the Xiongcun mineralization establish process design data

  determine achievable recoveries and concentrate grades

  complete geo-metallurgical mapping of deposit, and

  generate tailings environmental data.

The flotation scheme developed for the Xiongcun mineralization from the metallurgical test program consists of a simple flow sheet involving a primary grind K80 of 125 µm, rougher flotation at pH 10 with potassium ethyl xanthate (PEX) and amino dithiophosphate (DTP) as collectors and methylisobutyl Carbinol (MIBC) as frother, regrinding of rougher concentrate to a regrind K80 of 25 µm, followed by three stages of cleaner flotation at pH 11.5 to produce a copper concentrate containing gold and silver.

Flotation of residual sulphides from rougher tails using potassium amyl xanthate (PAX) is required to reduce the sulphur content in the final flotation tails to less than 0.1% S. This is necessary to ensure rougher tailings have a low potential for acid generation.

The calculated average recoveries to a 25% Cu concentrate developed from the test program are shown in Table 18-2.

18-3

Aker Kvaerner

Table 18-2
Calculated Average Recoveries

	Cu	Au	Ag
Supergene	88.4% ± 1.9%	65.1% ± 4.8%	75.8% ± 4.2%
Hypogene	92.1% ± 2.3%	59.7% ± 6.4%	77.6% ± 5.1%

A high quality concentrate can be produced with average concentrate grades being well within Chinese smelter specifications. To avoid potential zinc surcharges, the mine plan will need to take into consideration zinc grades and incorporate blending of high zinc zones, particularly when mining supergene and transition material.

The first cleaner scavenger tails (pyrite tails), containing low levels of gold, do not warrant further processing. Gravity gold recovery tests yielded low recoveries and low grade products which showed that primary gravity recovery is not applicable for the Xiongcun mineralization. Leaching of copper from oxide cap material was discounted as a process option due to low extractions and the limited amount of oxide cap mineralization. Also, gold leaching of oxide cap material or pyrite tails was discounted due to low gold content, and the dissolution of the contained copper would cause environmental effluent concerns and lead to high cyanide consumptions.

Testing of limestone located near the Xiongcun deposit showed that it would be an acceptable source of lime for use in flotation pH control and that it would also be a good quality aggregate source.

Environmental testing of tailings products showed that the rougher tailings are benign and meet all environmental specifications. As expected, and as identified from the humidity cell tests, the pyrite tailings are acid generating, which cause the tailings to turn acidic and results in some of the metals being solubilized, thus confirming the need to discharge pyrite-free (low sulphur) tailings separately from pyrite tailings.

A comparison of key environmental analyses against World Bank and Chinese regulatory limits is provided in Table 18-3.

18-4

Aker Kvaerner

| Table 18-3 Continental Minerals Corporation - Xietongmen Project<br>Comparison of Key Environmental Analyses Against Regulatory Limits (mg/L) | | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|
| **Zone** | **pH** | **Cu** | **Zn** | **Pb** | **Ni** | **Cr** | **Cd** | **As** | **Hg** | **Se** |
| China-GB8978-1996 | 6 - 9 | 1.0 | 5.0 | 1.0 | 1.0 | 1.5 | 0.1 | 0.5 | 0.05 | 0.2 |
| World Bank | 6 - 9 | 0.3 | 2.0 | 0.2 | 0.5 | 0.1 | 0.1 | 0.1 | 0.002 | - |
| **Rougher Tails Supernatant from Lock Cycle Tests (Day 60)** | | | | | | | | | | |
| Supergene | 8.02 | 0.053 | 0.0115 | 0.0071 | 0.001 | 0.0027 | 0.00042 | 0.0043 | <0.0001 | 0.028 |
| Transition | 7.29 | 0.0005 | 0.0032 | 0.00004 | <0.0007 | 0.0017 | 0.0010 | 0.0028 | <0.0001 | 0.0063 |
| Hypogene (avg) | 7.84 | 0.0012 | 0.028 | 0.0012 | 0.0014 | 0.0024 | 0.00020 | <0.0005 | <0.0001 | <0.003 |
| **First Cleaner Scavenger Tails (Pyrite Tails) Supernatant from Lock Cycle Tests (Day 60)** | | | | | | | | | | |
| Supergene | 7.41 | 0.052 | 0.0046 | 0.00065 | 0.0009 | 0.0013 | 0.00017 | 0.0018 | <0.0001 | 0.026 |
| Transition | 7.42 | 0.0098 | 0.0042 | 0.00005 | 0.0020 | 0.0025 | 0.00037 | <0.0005 | <0.0001 | 0.0054 |
| Hypogene (avg) | 7.14 | 0.006 | 0.014 | 0.00013 | 0.0021 | 0.0013 | 0.00028 | <0.0006 | <0.0001 | <0.004 |
| **Rougher Tails from Lock Cycle Tests - Short Term Leachate** | | | | | | | | | | |
| Supergene | - | 0.0010 | 0.0045 | <0.00002 | <0.0007 | <0.0003 | <0.00006 | 0.0091 | <0.0001 | 0.014 |
| Transition | - | 0.0006 | 0.0079 | 0.00005 | <0.0007 | <0.0003 | 0.00014 | 0.0025 | <0.0001 | <0.003 |
| Hypogene (avg) | - | 0.0004 | 0.0125 | <0.00006 | <0.0013 | <0.0004 | <0.00009 | <0.0005 | <0.0002 | <0.003 |
| **First Cleaner Scavenger Tails (Pyrite Tails) from Lock Cycle Tests – Short Term Leachate** | | | | | | | | | | |
| **Supergene** | - | 0.574 | 0.0093 | <0.00002 | 0.0011 | <0.0003 | <0.0006 | 0.0032 | <0.0001 | 0.016 |
| **Transition** | - | 0.0076 | 0.0055 | <0.00002 | 0.0010 | <0.0003 | 0.00031 | 0.0068 | <0.0001 | <0.003 |
| **Hypogene (avg)** | - | 0.0018 | 0.0091 | 0.00004 | 0.0022 | <0.0004 | 0.00009 | 0.0019 | <0.0002 | 0.004 |
| **Rougher Tails from Lock Cycle Tests - Humidity Cell Test Leachate (Week 20)** | | | | | | | | | | |
| Supergene | 7.02 | 0.0030 | 0.0034 | 0.00004 | <0.0007 | <0.0003 | 0.00013 | 0.0004 | <0.0001[(1)] | 0.001 |
| Transition | 7.58 | 0.0011 | 0.0035 | 0.00027 | <0.0007 | <0.0003 | 0.00033 | 0.0008 | <0.0001[(1)] | 0.001 |
| Hypogene (avg) | 6.59 | 0.0025 | 0.030 | 0.00009 | <0.0032 | <0.0004 | 0.00018 | <0.0002 | <0.0001[(1)] | <0.001 |
| **First Cleaner Scavenger Tails (Pyrite Tails) from Bulk Float Tests – Humidity Cell Test Leachate (Week 16)** | | | | | | | | | | |
| Supergene | 3.87 | 2.21 | 0.164 | 0.0015 | 0.050 | 0.0008 | 0.0074 | <0.0002 | <0.0001[(1)] | 0.001 |
| Hypogene | 3.62 | 3.03 | 28.2 | 0.154 | 0.689 | 0.0084 | 0.198 | 0.0016 | <0.0001[(1)] | 0.016 |
| | | | | | | | | | | |
| **Scoping Test Rougher Tailings - Humidity Cell Test Leachate (Week 29)** | | | | | | | | | | |
| Supergene | 6.72 | 0.071 | 0.092 | <0.001 | <0.001 | <0.001 | 0.0072 | 0.001 | <0.00002 | <0.001 |
| Hypogene | 8.08 | 0.001 | <0.005 | <0.001 | <0.001 | <0.001 | <0.0002 | 0.005 | <0.00002 | 0.002 |

Notes: 1. Mercury is Week 12 Analysis

18-5

Aker Kvaerner

The key observations made from this environmental data are as follows:

  After 60 days of aging the elemental analysis of the tailings supernatant for both the rougher tails and the pyrite tails stayed well below both the World Bank and the Type I Chinese regulatory limits for the supergene, transition and hypogene mineralization zones.

  Analysis of leachate from the short term leach tests were all well below the World Bank and the Type I Chinese regulatory limits for all the rougher tails, and for all elements in the pyrite tails except for copper in the supergene pyrite tails (0.574 mg Cu/L) which was slightly higher than the 0.3 mg Cu/L World Bank limit, likely due to the more soluble nature of the secondary copper in the supergene mineralization.

  After 20 weeks the humidity cell test leachates for the supergene, transition and hypogene rougher tailings from the lock cycle tests (which were not submitted to residual sulphide flotation) are well below regulatory limits.

  After 29 weeks the humidity cell test leachates for both the supergene and hypogene tailings from the scoping tests are well below regulatory limits.

  As expected and as identified from the humidity cell tests, the pyrite tailings are acid generating which cause the tailings to turn acidic and results in some of the metals being solubilized.

18-6

Aker Kvaerner

19.	MINERAL RESOURCE AND MINERAL RESOURCE ESTIMATES

19.1	Mineral Resources

Mineral resources for the Xietongmen deposit were announced in a news release by Continental Minerals Corporation dated January 24, 2007.

The estimate was prepared by Continental staff and audited by Ian Chisholm, P.Eng., of Aker Kvaerner as an independent Qualified Person as defined by Canadian National Instrument 43-101. Chisholm was engaged to review and audit the geology and resource estimation procedures as part of feasibility studies that are in progress. A technical report on the resource estimate has been filed on www.sedar.com.

The following is a summary and excerpts of the Chisholm report on the audit of the mineral resource estimate.

19.1.1	Data

During November 2006, Continental completed a new resource estimate for the Xietongmen deposit utilizing all the drilling completed in 2005 and 2006. This was based on a new geological and structural interpretation prepared by Lang, the qualified person on site.

This interpretation included the now known major boundaries of the deposit and some faulting with discernable, but not major, offsets. This was implemented into a 3D model using the Vulcan Mine Modeling software program.

Chisholm based his conclusions on an audit of the information used in the model, and the estimated resources and grade prepared by and under the direction of David Gaunt of Continental.

The following information was supplied from Continental and was utilized:

  Complete Excel spreadsheets which contain the deposit database for all drill holes from 5001 to 6201. This included the raw assay and trace element data, collar location data, down hole surveys, geological log information, geotechnical information and specific gravity results.

  A drill hole location plan in pdf format.

  A database with the complete block model details and a word document that provided the new model estimation procedures, the parameters employed and assumptions used.

  Two sets of drill cross sections with assays, one set east-west totalling 18 sections and one set north-south totalling 28 sections, were received in pdf format, along with scanned sections showing the most recent interpretation of the deposit geology.
  Continental resource specialists use the Vulcan Mine Modeling System (Vulcan) to produce their estimates.

19-1

Aker Kvaerner

19.1.2	The Model

Domain boundaries were prepared in 3D for:

  the mineralized oxide zone

  the supergene zone

  the transitional and hypogene zones

  overburden

  waste, which includes bounding features such as unmineralized rock, the granodiorite, 701 hornblende diorite, and underlying barren volcanics,

  hanging wall diorite and overlying unmineralized rocks.

Topography was obtained from files generated from controlled satellite imagery.

The boundaries for the oxide and supergene zones were defined by speciation analysis of the copper mineralization to determine the breakdown of the secondary minerals. This had been defined in conjunction with the metallurgists.

The domain categories were coded into the blocks, and the interpreted code at the block centroid defined the domain code in the modelling.

A block model was calculated and populated with values for Cu, Au, Ag, and Zn. The resulting resources have been reported at 13 cut-off grades for copper, from 0.15% Cu to 1.0% Cu.

One hundred and eighty two (182) holes were used for the calculation. Drill data for statistical analysis treated the supergene, oxide, and hypogene zones separately. The transition material was amalgamated with the hypogene, as the characteristics are similar statistically and metallurgically.

19.1.3	Composite Length

Earlier resource calculations used 4-m composites for the block model consisting of cubic blocks of 10 m. This is considered adequate as general practice in modeling. To coincide better with proposed equipment it was decided to increase this to 15 m for the current model. A new composite length of 6 m was used, keeping the sample length-to-block dimension ratio the same.

Chisholm carried out some random checks of the average grades using different-sized composites on drill holes and found there to be no significant differences except right at the margins for establishing a cut-off point. This balances statistically over large areas and can be addressed more fully when assessing dilution, if the resource is converted to reserves. In practical terms, this boundary would be defined by sampling in a mining situation, and could be possibly controlled by selective blasting.

19-2

Aker Kvaerner

19.1.4	Capping

Capping values remained at the same levels as the 2005 calculation. They occur at the breaks in slope of the cumulative log probability plots of the gold, copper, silver and zinc assays. Probability plots for gold, silver, copper and zinc were supplied for oxide, supergene and the hypogene zones. The capping values coincide with the information in the curves and appear therefore, quite reasonable. Table 19-1 gives the values used.

Table 19-1
Capping Value

Metal	Hypogene	Supergene	Oxide
Ag, g/t	5.0	3.0	1.6
Cu, %	2.0	5.0	0.5
Ag, g/t	40.0	35.0	30.0
Zn, %	4.0	0.4	1.5

19.1.5	Specific Gravity

Specific gravity (SG) measurements were obtained for four main regimes shown below in Table 19-2.

Whole core, free of moisture, was selected. Samples ranged from 8 cm to 30 cm in length and averaged 18 cm. The samples were weighed in air on an Ohas SP2001 digital scale with a capacity of 2000 g, and the mass recorded to the nearest 0.1 g in an Access database table. The sample was then suspended in water and the mass in water recorded in the same table. Specific gravity (SG) was calculated used the following formula:

G = Ma / (Ma -Mw)

A standard rock of known SG was measured as a control prior to each session. As a test of the method described above, the SG of selected samples was measured after drying prior to being coated with wax, and after being coated with wax and dried. The difference between these test results and the original SG was found to be insignificant, so the original method was deemed to be adequate.

The results are presented in Table 19-2, based on 1662 results. The results for 3013 core results from all the 2005 and 2006 drill core tested (holes 5001 to 6201) yielded the same median values in a check by the author, except for a minor difference in the oxide, which gave 2.58 for n=92. This is not considered statistically significant, as the oxide resource is insignificant.

19-3

Aker Kvaerner

Table 19-2
Specific Gravity Test Results

Rock Type	N	Minimum	Maximum	Average	Median
Oxide	65	2.12	3.31	2.54	2.53
Supergene	124	2.19	3.13	2.72	2.75
Hypogene	1223	2.09	4.38	2.82	2.81
Waste	250	2.65	3.39	2.79	2.77

The median values have been used for the resource calculation.

19.1.6	Spatial Analysis

Variograms were developed for Cu, Au, Ag, and Zn in the hypogene and supergene zones separately, as different controls apply to their distribution (surficial chemical weathering vs. hydrothermal). The oxide zone has too few data points and an ID2 estimate was used.

Ordinary kriging with a top cut was used with interpreted geological solids used as hard boundaries (only samples in a given regime were used to estimate grade for blocks in that regime). An octant-based search was used forcing the estimator to use samples from all areas. A minimum of three (3) samples from two (2) drill holes was required before a block would be estimated.

The following parameters presented in Table 19-3 were used.

Table 19-3
Estimation Parameters Used for Spatial Analysis

					Semi-
				Major	Major	Minor
	Nugget	Structure	Sill	Axis	Axis	Axis	Bearing	Plunge	Dip
Au hypogene	0.07	1	0.32	150	85	110	40	-50	-180
Au hypogene		2	0.61	255	285	175	40	-50	-180
Au supergene	0.12	1	0.27	85	10	20	130	0	-160
Au supergene		2	0.62	325	90	155	130	0	-160
Au hypogene	0.07	1	0.32	150	85	110	40	-50	-180
Au oxide				125	50	50	110	0	180
Cu hypogene	0.1	1	0.154	85	155	30	122	-6.4	-140
Cu hypogene		2	0.745	395	300	200	122	-6.4	-140
Cu supergene	0.1	1	3.02	10	10	60	110	0	180
Cu supergene		2	0.601	175	110	170	110	0	180
Cu oxide				125	50	50	110	0	180

19-4

Aker Kvaerner

19.1.7	Mineral Resource and Classification

To date, no economic evaluation has been carried out on this resource; therefore, no mineral reserves have been calculated, as reserves can only be estimated on the basis of an economic evaluation. Mineral resources that are not reserves do not have economic viability.

The Xietongmen deposit demonstrates good continuity between drill holes. To aid in the classification on the conservative side, the average distance of samples used to interpolate any given block was the distance used for gold, as its variogram range and average distance were more restrictive than copper.

Estimated blocks for which the average distance is 75 m or less were classified measured. This is less than 1/3 the range for gold, which is conservative.

Estimated blocks for the average distance more than 75 m, but less than 100 m, were classified as indicated.

Estimated blocks over 100 m, but less than 125 m, were classified as inferred. Inferred resources have no economic significance other than as indication of areas where more work may upgrade material to resource status.

Continental classified the Xietongmen resource into the Measured and Indicated and Inferred categories. Only the results for Measured and Indicated resources categories are provided in the Table 19.4 below.

Table 19-4
Mineral Resources, Xietongmen Deposit
Results from Continental’s Estimate at 0.15% Copper Cut-off

Categories	Tonnes	Cu	Au	Ag	Zn
	millions	%	g/t	g/t	%
Measured	197.5	0.44	0.62	3.95	0.08
Indicated	22.3	0.37	0.42	2.54	0.06
Measured plus Indicated	219.8	0.43	0.61	3.81	0.08

These mineral resources contain the mineral reserves that are discussed below.

19.2	Mineral Reserves

This section of the report has been provided by Breton Banville and Associates (BBA) who performed the pit optimization studies under a contract with Continental. The BBA report has not been audited by Aker Kvaerner.

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19.2.1	Pit Design, Reserve, and Mine Plan

The 3D resource model dated November 2006 was supplied by Hunter Dickinson Inc. (HDI) and imported to MineSight software to form the basis of the study for pit optimization, reserve reporting, and production scheduling.

The work on block modeling has estimated total mineral resources at Xietongmen Copper Gold deposit at 219.8 Mt in the measured and indicated categories. The average grade is 0.43% Cu, 0.61 g/t Au and 3.87 g/t Ag using a cut-off grade 0.15%.

19.2.2	Pit Optimization

The Lerchs-Grossman 3D (LG 3D) algorithm in MineSight software was used to generate the optimized pit shell. The LG 3D is a true pit optimizer and is based on graph theory to generate an optimized pit shell from a 3D resource model. The basic optimization principle of the algorithm operates on a net value calculation for each ore block in the model, i.e., revenue from sales less total operating cost. In accordance with the Canadian NI 43-101 Standards of Disclosure for Mineral Projects, only ore blocks classified as Measured and Indicated were allowed to drive the pit optimizer. Inferred Mineral Resource blocks, regardless of grade and recovery, bear no economic value and were treated as waste. A net smelter return (NSR) for Cu, Au and Ag was calculated for each ore block in the model and is used to drive the pit optimizer program. Recommended pit slope angles, provided by Golder, were used to constrain the optimizer. The block NSR value represents the value of the ore in place at the mine after paying for off-site freight, smelting and refining (FSR) and other charges.

The main technical and economic input parameters data set used to conduct the pit optimization are summarized in Table 19-5.

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Table 19-5
Technical and Economic Input Data for Pit Optimization

Metal Prices
Copper	$1.25/lb
Gold	$450/oz
Silver	$8.00/oz
Operating Costs
Base Mining Cost per tonne mined	$1.00/t
Lift Cost below 3990 elevation per tonne mined	$0.02/t per bench
G&A per tonne of ore	$1.00/t
Processing Cost per tonne milled	$4.00/t
Pit Slopes	Golder Associates
Process Recoveries	Mellis Engineering
Freight, Smelting, and Refining Charges (FSR) and Other Terms
Copper Concentrate Grade	25%
Copper Payable	95%
Smelting Charge	$85/t
Copper Refining Charge	$0.075/lb
Gold Refining Charge	$6.00/oz
Silver Refining Charge	$0.40/oz
Concentrate Moisture	8%
Concentrate Freight Cost	$50/t

Pit simulations have been carried out to test the net present value (NPV) sensitivity to copper price as well as the NSR. The final pit was selected to maximize the NPV as well as the total reserves.

MELIS calculated average recoveries to a 25% Cu concentrate developed form the test program are as shown in Table 19-6 below.

Table 19-6
Calculated Average Recoveries*

	Cu	Au	Ag
Supergene	88.4% ± 1.9%	65.1% ± 4.8%	75.8% ± 4.2%
Hypogene	92.1% ± 2.3%	59.7% ± 6.4%	77.6% ± 5.1%
*Data provided by Melis

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19.2.3	Final Pit Design and Reserve

The optimized pit shell produced with the LG algorithm was used to design the final pit with ramp and smoothed walls with respect to pit slope angles supported by geotechnical work from Golder (see table 19-7). The final ramp is designed 32 m wide (including ditches and berms) at a grade of 10% and is placed on the north wall with a switchback. The final pit geometry with the ramp and initial access roads is shown in Figure 19.1.

Table 19-7 Pit Slopes*

Section	Domain	Material	Design Batter Angle (Degree)	Design Bench Height (metre)	Design Berm Width (metre	Design/Resultant inter ramp Angle	OSA (assumed 35 m ramp width)
All sections	1	Overburden	45.0	10.0	5.0	35.0	35.0

SW Sector	2	VTE

Section 1			65.0	15.0	8.0	45.4	45.8
Section 3			65.0	15.0	8.0	45.3	44.2
Section 6			65.0	15.0	8.0	45.4	44.1

South wall	3	IHD

Section 4			65.0	15.0	7.0	47.4	45.9
Section 5			65.0	15.0	7.0	47.5	45.6

North wall	4	IBG
Section 7			70.0	15.0	6.0	53.3	50.2
Section 8			70.0	15.0	6.0	53.2	50.5
Section 9			70.0	15.0	6.0	53.1	50.8
Section 2			75.0	15.0	7.0	50.7	49.2

NW corner	5	EMD
Section 10			70.0	15.0	10.0	44.7	43.4

*Table provided by Golder Associates Ltd.

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Figure 19.1
Final Pit Design (with initial access roads)

The life-of-mine (LOM) mineral reserves at a cut-off grade of 0.15% Cu amount to 182.2 Mt in the measured and indicated categories at an average grade of 0.45% Cu (or 0.78% CuEq), 0.62 g/t Au and 4.05 g/t Ag and a stripping ratio of 1.64. A summary of the tonnage contained within the final pit design is given in Table 19-8 by ore type and by classification, using a cut-off grade of 0.15% Cu.

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Table 19-8
Final Pit Design Reserve by Ore Type and by Class – May 2007

Type	Waste	Ore	Grade
	(kt)	(kt)	Cu (%)	Au (g/t)	Ag (g/t)	Zn (%)	CuEQ (%)	S(%)

Oxide Measured		939	0.20	0.49	3.00	0.01	0.45	1.12

Supergene Measured		17 543	0.65	0.42	3.35	0.03	0.87	6.34
Supergene Indicated		2 016	0.44	0.20	2.05	0.04	0.55	5.82
Subtotal Supergene		19 559	0.63	0.40	3.22	0.03	0.84	6.29

Hypogene Measured		152 253	0.43	0.66	4.23	0.08	0.78	6.83
Hypogene Indicated		9 419	0.39	0.45	2.79	0.09	0.63	4.64
Subtotal Hypogene		161 671	0.43	0.65	4.14	0.08	0.77	6.70

Total		182 169	0.45	0.62	4.04	0.08	0.78	6.63

Waste	259 426
Overburden	38 506

Total	297 931

Strip Ratio (w:o)	1.64

19.2.4	Staged pit Design

In order to maximize the NPV for the project, pit stages have been designed to delay the waste stripping in the future. A series of LG pit shells are used to select the pit stages and to indicate the general direction of mining. Each stage should sustain a three to five year operation. Due to its relatively small footprint, the final pit was divided into four mining phases, including an initial starter pit for the mining of the supergene material. The width of each phase was targeted to be a minimum of 100 m in average. The summary of phase tonnages is shown in Table 19-9.

Table 19-9
Summary of Reserves by Phases – May 2007

		Waste	Ore	Grade
	Phase	(kt)	(kt)	Cu	Au	Ag	Zn	CuEQ	S
				(%)	(g/t)	(g/t)	(%)	(%)	(%)

1	Supergene and Starter	51 222	54 599	0.53	0.57	4.20	0.07	0.824	6.96
2	Intermediate	71 476	46 030	0.44	0.68	4.10	0.08	0.804	7.04
3	Final	175 233	81 539	0.41	0.63	3.89	0.09	0.74	6.17

	TOTAL	297 931	182 169	0.45	0.62	4.04	0.08	0.78	6.63

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Figure 19.2 is a 3D illustration of the four mining phases, including the supergene initial pit.

Figure 19.2
Phase Designs

19.3	Production Schedule

Using the staged pit outlines as a guide, a mine production schedule was developed for an annual nominal ore production rate of 13.6 Mt with the following design parameters and constraints:

  The feed is 12.4 Mt in the start-up year, and ramps up to nominal rate of 13.6 Mt/a in Year 4.

  A pre-production period adequate to expose hard rock for site development, road preparation, aggregate and initial tailings dam construction materials. Total pre-production material has been estimated at 8.5 Mt which will be accomplished over a period of approximately eight months. The pre-production period will also focus heavily on operator training.

  In the supergene pit phase, the higher grade supergene material will be mined in priority in the first 18 months of operation for a tonnage of 17.4 Mt of supergene ore out of a total tonnage of 19.6 M, or 89%. After 18 months the milling circuit will be reconfigured for hypogene material and the rest of the supergene ore will be stockpiled and reclaimed as required.

  Vertical mining advance rate is 100 m/a to 130 m/a.

  Stable operating stripping ratio between stages.

The annual production schedule is presented in Table 19-10.

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Table 19-10
Xietongmen Production Schedule – May 2007

		TOTAL						STRIPPING				Supergene
	Period	Mill Ore	Cu	Au	Ag	Zn	S	OB	Waste	Total	SR	Ore
		(kt)	(%)	(g/t)	(g/t)	(%)	(%)	(kt)	(kt)	(kt)	(t/t)	(% )
Phase 1 -	Year -1							4 641.9	3 858.1	8 500.0	-

	Year 1	12 414.7	0.60	0.41	3.11	0.02	5.63	15 364.5	3 841.1	19 205.6	1.55	92.2%
	Year 2 (*)	13 175.7	0.53	0.52	3.70	0.06	6.59	3 341.8	12 823.0	16 164.9	1.23	46.0%
	Year 3	13 407.5	0.46	0.58	3.97	0.08	6.98	4 107.9	12 323.7	16 431.6	1.23	6.0%
	Year 4	13 564.9	0.50	0.72	5.63	0.09	8.03	3 844.8	21 787.5	25 632.3	1.89	0.5%
	Sub-Total	52 562.9	0.52	0.56	4.13	0.06	6.83	31 300.9	54 633.5	85 934.4	1.63	34.9%
Phase 2 -	Year 5	13 633.8	0.46	0.66	4.27	0.10	7.10	176.8	29 283.1	29 459.9	2.16	0.3%
	Year 6	13 628.0	0.37	0.58	3.27	0.06	6.34	5 140.8	23 419.0	28 559.8	2.10	0.0%
	Year 7	13 854.8	0.50	0.83	4.87	0.09	7.66	137.3	27 315.6	27 452.9	1.98	5.0%
	Year 8	13 784.6	0.34	0.47	2.66	0.08	5.63	560.3	27 454.8	28 015.1	2.03	2.6%
	Sub-Total	54 901.2	0.42	0.63	3.77	0.08	6.69	6 015.1	107 472.5	113 487.6	2.07	2.0%
Phase 3 -	Year 9	13 632.8	0.37	0.53	3.00	0.08	5.19	0.0	30 749.1	30 749.1	2.26	0.0%
	Year 10	13 651.3	0.44	0.64	4.35	0.11	5.98	0.0	27 551.5	27 551.5	2.02	0.0%
	Year 11	13 636.9	0.41	0.59	3.77	0.08	6.59	1 189.7	28 552.6	29 742.3	2.18	0.8%
	Year 12	13 643.5	0.46	0.75	4.55	0.08	6.54	0.0	5 320.9	5 320.9	0.39	0.0%
	Year 13	13 635.5	0.43	0.80	5.27	0.09	7.49	0.0	4 145.4	4 145.4	0.30	0.0%
	Year 14	6 504.6	0.46	0.59	4.04	0.08	7.24	0.0	1 000.0	1 000.0	0.15	0.0%
	Sub-Total	74 704.7	0.43	0.66	4.17	0.09	6.44	1 189.7	97 319.5	98 509.2	1.32	0.1%
TOTAL		182 168.6	0.45	0.62	4.04	0.08	6.63	38 505.7	259 425.5	297 931.2	1.64	10.7%

(*) Supergene ore will be mostly depleted before processing is converted for hypogene in year 2

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20	OTHER RELEVANT DATA AND INFORMATION

20.1	Geotechnical Work – Plant Site Foundation Recommendations

Golder Associates Ltd. (Golder) completed six geotechnical drill holes in support their recommendations for the plant site facilities foundation designs. However, as the design of the facilities progressed, the location of some of the major processing facilities changed and, as a result, a new geotechnical drilling program to confirm foundation designs will be required before detail design of critical foundations can be completed. This additional drilling program is scheduled to be performed later in 2007 at which time Golder will review and revise their design recommendation as necessary.

20.2	Relocation Plan

Tibet Tian Yuan Minerals Exploration Ltd. (Tian Yuan) has completed a preliminary Relocation Action Plan (RAP) for the purposes of developing preliminary cost data for the relocation program. The compensation and relocation costs associated with preliminary RAP have been estimated based on current requirements and regulations in the PRC and included in the Owners Costs section of the project capital cost estimate. A full and complete action plan and designs will be developed by Tian Yuan and replacement housing designs will be developed by a qualified Chinese Design Institute later in 2007.

20.3	Environmental Considerations

As part of the requirements, and in support of a Mining License application, Continental commissioned an Environmental Impact Assessment (ESIA) report for the Xiongcun Copper Project. This work was completed by Sinosphere Corporation, Beijing, PRC, under contract from Golder in accordance with Chinese regulations and requirements. An ESIA report in accordance with international standards and requirements is currently ongoing and is scheduled to be completed later in 2007. The cost of this program is currently within the scope of the existing study budget.

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21.	INTERPRETATION AND CONCLUSIONS

The proposed mine and mill are considered moderately sized by western standards. The Project will, however, be large by Tibetan standards and the training of personnel will be a considerable challenge. This has been recognized to some degree by the inclusion of expatriate personnel for key positions within the mine organization, and in plans to establish a strong training program.

Continental has determined that there will be no permanent man camp established for the Project, and as such expatriate personnel and those recruited from nearby Chinese provinces will have to find accommodations in nearby towns such as Rikaze, which is 54 km away, since there are only small villages in the immediate vicinity.

The open pit mining method and equipment are standard within the industry, however, the use of large equipment is not common in China, and reliable supply of tires for the scale of operation will no doubt be difficult. Maintenance and spare parts supplies for both mine and process equipment will have to be supported by equipment manufacturers if mine production levels are to be maintained.

Areas of the project that need further study include the power supply and concentrate shipping. The lack of full power until 2013 as recently reported by Continental could delay the full implementation of the project and studies are ongoing to try and alleviate or eliminate the impact of reduced power availability. Also, the recent announcement that the proposed extension of the railroad from Lhasa to Rikaze has been postponed will impact the project economics to a small degree and a study should be conducted to determine the impact if an owner operated concentrate trucking fleet would benefit the project. At present this is assumed to be a performed by a local trucking company to enhance Tibetan participation in the project. These studies should be completed within the next month and the costs have been included in the existing project design budget.

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22.	RECOMMENDATIONS

  The Environmental Impact Assessment study presently ongoing in China needs to be completed so that recommendations from that report can be fully implemented in the final Xiongcun project designs.

  The Project Relocation Action Plan must be completed in order to assess the potential for delay to the project schedule since construction cannot commence until the relocation of the local communities has been completed. Delays and extension of the project schedule could impact project costs adversely.

  The final geotechnical drilling program needs to be completed prior to the detail engineering phase of the project in order to complete the foundation design requirements for the major equipment items such as the SAG mill and ball mills.

  The project schedule developed for this study is considered aggressive given the location and altitude at the project site. It is, therefore, recommended that an experienced western engineering organization, working in concert with a Chinese design institute, be selected to perform the EPCM functions on the project in order to drive this aggressive schedule.

  During the next phase of the work, basic engineering work should include a value engineering exercise to optimize the plant designs and establish a control budget for the project.

  Due to the remote location of the project, an adequate supply of spare parts for mining and process equipment, reagents, and consumables will be required to be maintained in the warehouse at site. Critical spares levels for processing equipment will have to be maintained at a high level and consignment agreements negotiated with vendors.

  Discussions with western mining equipment suppliers should include the possibility of maintenance and repair contracts in addition to consignment agreements.

  A strong expatriate operations and maintenance training team will have to be employed early in the construction phase in order to ensure that the production and high expected availability factors can be achieved once the start up phase commences. When the expected production levels can be maintained reliably, then this team can be eliminated and positions assumed by trained local personnel.

  Health and Safety procedures and practices will have to be established early in the project and stringently enforced during the construction phase, and on into operations.

  A strong emphasis should be placed on selecting contractors with adequate and well maintained construction equipment.

  Strict quality control inspections and expediting will be necessary for both western and Chinese manufactured equipment since damaged or defective equipment delivered to site could adversely impact the project schedule and cost.

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  Vendors for long-lead equipment items will have to be identified early in the project and purchase orders placed for this equipment in order to secure firm delivery schedules. This is critical given the current manufacturing work load.

  The plant power supply should be studied with regard to the following:

  Optimization of the plant power requirements.

  Assistance to the Owner in negotiating with the power company with respect to:

  Power capacity available to the project

  Effects on the utility grid of starting large loads

  Medium and/or high voltage AC filter requirements due to large harmonics generating drives, specifically for the 15 MW SAG mill cycloconverter drive.

  In selecting a mining contractor in the contract mining case, attention must be paid to selecting a contractor with the appropriate fleet size and in excellent working condition.

  Consideration should be given to an owner-operated concentrate trucking fleet.

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23.	REFERENCES

Technical Report on the Resource	A. Nichols, P. Eng.	March 24, 2006
Audit of the Xietongmen Project by	G. Mosher, P. Geo.
WARDROP Engineers Inc.	T. Maunula, P. Geo.

Summary Report on the 2005	C.M. Rebagliati, P. Eng. J.	April 30, 2006
Exploration Program at the	R. Lang, Ph.D, P.Geo.
Xietongmen Property

Metallurgical Summary Report (and	Melis Engineering Ltd.	April 30, 2007
various progress reports)

Xietongmen Mining Summary – Pit	Breton Banville &	May 19, 2007
Design, Reserve, and Mine Plan	Associates

An investigation into the Recovery of	SGS Lakefield Research	February 26, 2007
Copper, Gold and Silver by	Limited
Laboratory Flotation from
Xietongmen Variability Samples

Grinding Circuit Design Simulations	SGS Mineral Services	December 2006
for Continental Minerals Corporation
Xietongmen Project

FLEET Study Report on 42	SGS Mineral Services	December 5,2006
Xietongmen Variability Samples –
Final Report

Continental Minerals Corporation		May 30, 2007
News release

Continental Minerals Corporation		August 15, 2007
News Release

Summary Report on the 2006
Exploration Program at the	Rebagliati, C.M.,	May, 2007
Xietongmen Project, Rongma Xiang	Lang, James R. and
– Xietongmen County, South Central	Chisholm, Ian R.
Xiang-Zizhiqu Autonomous Region
(Tibet), People’s Republic of China

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24	DATE AND SIGNATURE PAGES

The Technical Report on the Executive Summary of the Feasibility Study of the Xiongcun (Xietongmen) Copper Project, Tibet, People’s Republic of China has been issued on September 28, 2007.

Co-authors of the report are:

1.	Graham Holmes, P. Eng.
2.	Patrice Live, Eng.
3.	Lawrence Melis, P. Eng.

The following are the Certificate and Consent pages signed and dated by each co-author.

24-1

GRAHAM P.HOLMES,P.Eng.
Manager — Process Technology

480 University Avenue, Ste. 300
Toronto, ON M5G 1V2

Tel: 416-343-9204 Fax: 416-343-9300
E-mail: graham.holmes@akerkvaerner.com

CERTIFICATE

I, Graham Peter Holmes, P. Eng., of the City of Mississauga, Ontario, do hereby certify that as the author of this Executive Summary report on the Xiongcun Project, Tibet, Peoples Republic of China, dated August 2007, I hereby make the following statements:

(a)	I am a Mineral Processing Engineer practicing at Aker Kvaerner E&C, A division of Aker Kvaerner Inc., located at 480 University Ave., Toronto, ON, M5G 1V2.

(b)	I am a graduate of Imperial College London, with a B.Sc. in Mining with Mineral Technology Option in 1963.

(c)	I am registered as a Professional Engineer (P. Eng.) with the Professional Engineers Ontario, Registration Number 20196507.

(d)	I have practiced my profession as a Process Engineer in mineral process plant design for over 40 years.

(e)

I have read the definition of "qualified person" set out in National Instrument 43 -101 (NI 43-101), and certify that, by reason of my education, affiliation with a professional association (as defined by NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

(f)

I have over 40 years of experience in the minerals industry, providing project management and process engineering services on numerous milling and hydrometallurgical projects in base metals, gold, iron ore and industrial minerals processing. I held senior positions in operations management in the milling industry, two copper/zinc concentrators at Lynn Lake for Sherritt Gordon, a 12 000-t/d copper/lead/zinc/silver concentrator for Andaluza de Piritas in Spain, and the 13 800-t/d Bell Copper Division of Noranda Mines in British Columbia. I have provided mineral processing expertise and supervision for 3-1/2 years on the Sossego copper concentration plant as a member of the Owner's project management team.

(g)	I have visited the Xietongmen (Xiongcun) Project Property and site facilities in June of 2006.

(h)	I am co-author of the Technical Report on the Executive Summary of the Feasibility Study of the Xiongcun (Xietongmen) Copper Project, Tibet, People's Republic of China, issued in September 2007.

As of the date of this certificate, to my knowledge, information and belief, this Report contains all the scientific and technical information that is required to be disclosed to make the Report not misleading.

I have no prior involvement with the property that is the subject of this Report and I hold no interests in, nor do I expect to receive any interests, direct or indirect, from Continental Minerals Corporation (KMK) or any associated or affiliated company. I am independent of the issuer, Continental Minerals Corporation applying the tests set out in section 1.4 of NI 43-101.
I have read NI 43-101 and the Report has been prepared in compliance with NI 43-101 and Form 43-101F1

I consent to the filing of this Report with any stock exchange or other regulatory authority and any publication by them, including electronic publication in the public company files on their web sites accessible by the public of the Report

Signed and dated at Toronto, this 28th day of September 2007.

/s/ Graham P. Holmes, P. Eng.

Graham P. Holmes [seal]

September 28, 2007

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Ontario Securities Commission
Autorité des marches financiers
Nova Scotia Securities Commission

RE: Continental Mineral Corporation Consent under NI 43-101

Pursuant to National Instrument 43-101, I, Graham P Holmes, P Eng. consent to the public filing of the technical report:

  Executive Summary of the Feasibility Study, Xiongcun (Xietongmen) Copper Project, Tibet Autonomous Region, People’s Republic of China dated September 28, 2007.

I confirm that I have read the news release on the dated August 15, 2007 and that it fairly and accurately represents the information in the Report that supports the disclosure.

Sincerely,

/s/ Graham P. Holmes, P. Eng.

Graham P. Holmes [ seal ]

Patrice LIVE
Manager — Mining Group

630, René-Levesqué West, Suite 2500

Tel:514-866-2111 (ext. 5018) Fax:514-866-2116
E-mail: patrice.live@BBA.ca

CERTIFICATE

I, Patrice Live, Eng., of the City of Longueuil, Québec (Canada), do hereby certify that as the co-author of this Executive Summary report on the Xiongcun (Xietongmen) Copper Project, Tibet Autonomous Region, People's Republic of China, issued in September 2007, I hereby make the following statements:

(a)	I am a Mining Engineer practicing at Breton Banville Associates (BBA) Inc., located at 630, Boulevard René-Levesqué West. Suite 2500, Montréal, Québec, H3B 1S6.

(b)	I am a graduate of Laval University with a B,Sc. in Mining Engineering in 1976.

(c)	I am in good standing as a member of the Order of Engineers of Québec, Registration Number #38991.

(d)	I have practiced my profession as a Mining Engineer since my graduation.

(e)

I have read the definition of "Qualified Person" set out in National Instrument 43 -101 (NI 43-101), and certify that, by reason of my education, affiliation with a professional association (as defined by NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

(f)

I have over 30 years of diversified field and office experience in the mining industry with operating mine and consulting companies. Experience encompasses feasibility, due diligence studies and audits for gold, coal, copper, iron ore and industrial mineral properties both in Canada and abroad. I have provided technical reviews on new mines or rehabilitation/expansion of existing operations. I have worked in various projects in ore reserve estimation, assessment of mining methods, mine design, scheduling and planning, equipment sizing, costs estimates with cash flow models and financial analysis. I have a wide experience in computer-assisted systems in geological modeling, data management and mine design.

(g)	I have visited the Xietongmen (Xiongcun) Project Property and site facilities in October 2006.

(h)

I am co-author of the Technical Report on the Executive Summary of the Feasibility Study of the Xiongcun (Xietongmen) Copper Project, Tibet Autonomous Region, People's Republic of China, issued in September 2007.

As of the date of this certificate, to my knowledge, information and belief, this Report contains all the scientific and technical information that is required to be disclosed to make the Report not misleading.

I have no prior involvement with the property that is the subject of this Report and I hold no interests in, nor do I expect to receive any interests, direct or indirect, from Continental Minerals Corporation (Continental) or any associated or affiliated company. I am independent of the issuer, Continental Minerals Corporation applying the tests set out in section 1.4 of NI 43-101.
I have read NI 43-101 and the Report has been prepared in compliance with NI 43-101 and Form 43-101F1

I consent to the filing of this Report with any stock exchange or other regulatory authority and any publication by them, including electronic publication in the public company files on their web sites accessible by the public of the Report

Signed and dated at Montréal, this 28 day of September 2007.

/s/ Patrice Live, Eng.

Patrice Live, Eng. [ seal ]

Order of Engineers of Quebec #38991

September 28, 2007

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Ontario Securities Commission
Autorité des marches financiers
Nova Scotia Securities Commission

RE: Continental Mineral Corporation Consent under NI 43-101

Pursuant to National Instrument 43-101, I, Patrice Live, Eng., consent to the public filing of the technical report:

  Executive Summary of the Feasibility Study, Xiongcun (Xietongmen) Copper Project, Tibet Autonomous Region, People’s Republic of China dated September 28, 2007.

I confirm that I have read the news release on the dated August 15, 2007 and that it fairly and accurately represents the information in the Report that supports the disclosure.

Sincerely,

/s/ Patrice Live, Eng.

Patrice Live, Eng. [ seal ]

Order of Engineers of Quebec #38991

Lawrence A. Melis, P. Eng.
President

Melis Engineering Ltd.
2366 Avenue C North, Suite 100
SASKATOON SK S7L 5X5

Phone: 306 652 4084 Fax: 306 653 3779
Email: melis@sasktel.net

CERTIFICATE

I, Lawrence A. Melis, P.Eng., of the City of Saskatoon, Saskatchewan do hereby certify that as the author of Section 18.2 of the Executive Summary report on the Xiongcun Project, Tibet, Peoples Republic of China, dated August 2007, I hereby make the following statements:

(a)	I am a Process Engineer practicing at Melis Engineering Ltd., located at 2366 Avenue C North, Saskatoon, Saskatchewan, Canada.

(b)	I am a graduate of the University of Western Ontario, with an Honours BSc in Chemistry in 1971.

(c)

I am registered as a Professional Engineer (P. Eng.) with the Professional Engineers Ontario (Registration Number 31310501), Association of Professional Engineers and Geoscientists of BC (Registration Number 19398) and the Association of Professional Engineers & Geoscientists of Saskatchewan (Registration Number 05124).

(d)	I have practiced my profession as a Process Engineer to the mining industry for over 35 years.

(e)

I have read the definition of "qualified person" set out in National Instrument 43 -101 (NI 43-101), and certify that, by reason of my education, affiliation with a professional association (as defined by NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

(f)

Work experience includes over 35 years of milling, waste management and process engi- neering experience in uranium, precious metals, base metals, industrial minerals, diamonds and oil sands with mining companies in Canada, United States, Central America, Africa, Europe and Australia. Experience has been gained in all aspects of milling and metallurgy from process design through to feasibility studies, engineering, mill construction, and operations

(g)	I have visited the Xietongmen (Xiongcun) Project Property and site facilities in June, 2006.

(h)

I am co-author of the metallurgical testwork component of the Technical Report - Executive Summary of the Feasibility Study of the Xiongcun (Xietongmen) Copper Project, Tibet Autonomous Region, People’s Republic of China, issued in September 2007.

As of the date of this certificate, to my knowledge, information and belief, this Report contains all the scientific and technical information that is required to be disclosed to make the Report not misleading.

I have no prior involvement with the property that is the subject of this Report and I hold no interests in, nor do I expect to receive any interests, direct or indirect, from Continental Minerals Corporation (Continental) or any associated or affiliated company. I am independent of the issuer, Continental Minerals Corporation applying the tests set out in section 1.4 of NI 43-101.
I have read NI 43-101 and the Report has been prepared in compliance with NI 43-101 and Form 43-101F1

I consent to the filing of this Report with any stock exchange or other regulatory authority and any publication by them, including electronic publication in the public company files on their web sites accessible by the public of the Report

Signed and dated at Saskatoon, Saskatchewan this 28th day of September, 2007.

/s/ Lawrence A. Melis, P. Eng.

Lawrence A. Melis, P. Eng. [ seal ]

September 28, 2007

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Ontario Securities Commission
Autorité des marches financiers
Nova Scotia Securities Commission

RE: Continental Mineral Corporation Consent under NI 43-101

Pursuant to National Instrument 43-101, I, Lawrence Melis, P.Eng., consent to the public filing of the technical report:

  Executive Summary of the Feasibility Study, Xiongcun (Xietongmen) Copper Project, Tibet Autonomous Region, People's Republic of China dated September 28, 2007.

I confirm that I have read the news release dated August 15, 2007 and that it fairly and accurately represents the information in the Report that supports the disclosure.

Sincerely,

/s/ Lawrence A. Melis, P. Eng.

Lawrence A. Melis, P. Eng. [ seal ]

Aker Kvaerner

25	ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES

25.1	Open Pit Mining

Continental Minerals Corporation (Continental) provided the Open Pit Mining section of the report, which has not been audited by Aker Kvaerner.

25.1.1 Mining Equipment Selection

Pre-production Mine Development

Pre-production mine development is expected to be complete during the one year prior to mill start-up. The intent is to utilize a contractor for the majority of this pioneering/pre-stripping work where smaller backhoes and trucks would be more practical than the large scale mining equipment. During this period, 8.5 Mt of waste material will be removed. No ore will be encountered during this period. Material classified as PAG will be stockpiled and the remaining material, classified as NAG, will be used for tailing embankment construction as required.

Temporary haul roads will be developed to access the 4305-m bench elevation. Material from the benches above this level (4305 m+) will be ripped and dozed to the 4305-m elevation for loading and hauling. This ramp system will extend downward as temporary in-pit and ex-pit ramps to the 3950 m elevation from the southeast edge of the Stage 1 supergene pit. An access road to the primary crusher will tie into the temporary haul road to allow ore material to be hauled from the pit. Haul roads will be constructed to the waste stockpiles and to the tailing dam area. Road construction will utilize the competent NAG waste rock as needed.

Haul Roads

In-pit access roads for 180-t trucks have been designed to allow for three lane widths of traveling surface plus sufficient extra width for a safety berm and a drainage ditch. The overall width of the haul road was set to 32 m. This width allowed a full 24 m of traveling surface, plus 6 m for the safety berm. The 6 m of width will permit construction of a safety berm to at least the axle height of the truck wheel, ~2 m in height for the 180-t truck. Two meters of road width remains against the pit wall for a drainage ditch.

The haul road section is presented in Figure 25-1 below.

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Figure 25-1
Haul Road Section

The waste haul roads for the NAG and PAG materials will be constructed with similar dimensions. The full 26 m of traveling width will be maintained. Drainage ditches for ex-pit haul roads will be unnecessary as the roads will be crowned for drainage.

All ex-pit haul roads will be constructed of NAG waste materials, whether or not the materials originate from the open pit. Over the life of the mine, the waste haul roads will be re-constructed numerous times, as the different NAG and PAG stockpiles are filled to design capacity. The tailing dam haul roads will be re-constructed at higher elevations a number of times as the height of the impounded tailings rise.

Waste Storage

PAG and NAG waste rock will be stored in separate waste rock stockpiles at Site 1. The NAG waste rock stockpile will be constructed at the lower portion of Site 1 and will provide an embankment for the scavenger tailings storage. The PAG waste rock stockpile will be constructed in the upper portion of Site 1 valley and will be upstream of the scavenger tailings storage. Haul distances from the pit source locations to the waste stockpiles vary from 1 km to 3 km. NAG waste and Overburden will also be hauled to the rougher tailings storage for use as construction material. Excess Overburden materials not required at the rougher tailings storage will be stockpiled at a site located to the south of the pit.

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Mine Equipment

Summary

Fleet selection was based on the mine production forecast and general logistical considerations. Emphasis was placed on using equipment with the flexibility to react quickly to changing conditions during mining operations.

Pre-production mining will have two main priorities. The first is to open up the higher grade supergene ore sources to provide continuous plant feed in Year 1. The second is to provide NAG waste materials for tailing embankment construction purposes. Another pre-production function will be to provide high wall dewatering intended to reduce water inflow to the pit. This will include berm trenching and diversion ditches around the pit outline.

The equipment requirements are based on the premise that all open pit pioneering work will be done by a contractor. Owner mining will entail loading of haulage trucks with electric cable shovels. Drilling will be done with electric rotary drills. In Year 1, a large front end loader (FEL) will be used to reclaim ore grade materials stockpiled during pre-stripping. The large FEL will continue to provide supplementary haul truck loading capacity on an as needed basis. A smaller FEL will be used both as a digging area cleanup tool, much as a rubber tired dozer, as well as a loading tool. The required equipment fleet for the base case mine production period Years 1 to 14 is listed in Table 25-1.

Table 25-1
Production Equipment Fleet Requirements

Years	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Xiongcun Mine Equipment
25 m3 electric cable shovel	1	2	2	2	2	2	2	2	2	2	2	2	2	1
12 ¼” electric blast hole drill	1	2	2	2	3	3	3	3	3	3	3	2	2	2
Track drill	1	1	1	1	1	1	1	1	1	1	1	1	1	1
933 kW 17 m3 FELoader	1	1	1	1	1	1	1	1	1	1	1	1	1	1
388 kW 6 m3 FELoader	1	1	1	1	1	1	1	1	1	1	1	1	1	1
180-t haulage truck	6	9	1	1	1	1	1	1	1	16	16	16	10	10
			0	4	6	6	6	4	4
433 kW track dozer	3	3	3	3	3	3	3	3	3	3	3	3	3	3
358 kW rubber tired dozer
205 kW motor grader	1	1	1	1	1	1	1	1	1	1	1	1	1	1
5 m3 excavator	1	1	1	1	1	1	1	1	1	1	1	1	1	1
746 kW water truck	1	1	1	1	1	1	1	1	1	1	1	1	1	1

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General Operating Parameters

To determine the number of equipment units required for each major fleet, productivities were calculated based on estimated annual operating hours and mechanical availability. The estimate of annual hours available is shown in Table 25-2. To allow for “other” inefficiencies, as indicated in the table, the standard 50-minute operating hour was applied to all equipment.

Table 25-2
Annual Operating Hours Available

Schedule
Calendar days	365 d/y
Scheduled down days	- d/y
Unscheduled down days	- d/y
Available days	365 d/y
Scheduled	24 h/d
Scheduled	8,760 h/y
Fixed Delays
Shift change	30 minutes/shift
Lunch	30 minutes/shift
Blast Delays	20 minutes/shift
“Other”	-
Total Delay	1.33 h/shift
Shifts per day	3.0 shifts/d
Available hours per day	20.00 h/d
Productive hours per day (50 min/hour)	16.67 h/d
Productive hours per year	6,083 h/y

The estimated mechanical availability of the mining equipment decreases with hours worked. Minimum availability for calculation purposes was 85%. Estimated utilization of the equipment will necessarily rise as availability drops off. Maximum utilization for calculation purposes was 95%. Availability and utilization as a function of equipment life is shown in Table 25-3.

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Table 25-3
Equipment Life and Availability per Annual Increment of Life

	Life	1	2	3	4	5	6 on
	Hours	Mechanical Availability (%)/Utilization (%)
Electric blast hole drill	80,000	95/90	93/91	91/92	87/94	85/95	85/95
Electric cable shovel	80,000	95/90	93/91	91/92	87/94	85/95	85/95
Haul truck	80,000	95/90	93/91	91/92	87/94	85/95	85/95
Track dozer	25,000	95/90	93/91	91/92	87/94	85/95	85/95
Motor grader	30,000	95/90	93/91	91/92	87/94	85/95	85/95
Excavator	35,000	95/90	93/91	91/92	87/94	85/95	85/95
Loader	15,000	80/85	80/85	80/85

Drilling

Production drilling has been based on the production forecast, estimated drill factors and calculated productivities.

The production drill fleet will consist of a maximum of three electric 12 ¼” (311 mm) rotary drills. The drills will be capable of drilling the selected bench height of 15 m and a sub-grade of 2 m in a single pass. It is expected that drilling and blasting will be required in all rock types. Blast hole drilling will be critical for proper ore control, particularly in and around the mineralized rock. For wall control, these units will drill a two row buffer pattern. A lower powder factor and no sub-grade will be used in this buffer zone. Final wall cleanup will be done with a small excavator and dozer.

A track drill will be used for horizontal dewatering hole drilling, oversize bolder drilling/blasting, and, if required, may be used to carry out pre-shear drilling of pit walls in geotechnically sensitive zones. Scheduling and costing has been based on utilizing the track drill 3180 hours per year.

Drill productivities were calculated for ore and waste using the factors given in Table 25-4. The theoretical penetration rate was determined by comparing calculations from previous studies, calculations provided by suppliers and actual operating experience, and the knowledge that the Xiongcun rock exhibits unconfined compressive strength (UCS) values between 45 MPa and 80 MPa.

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Table 25-4
Blast Hole Drill Productivity

Production Drilling	Units	Ore	Waste
12 ¼” (311 mm) Drill
Bench Height	m	15	15
Sub Drill	m	2.0	2.0
Hole Spacing	m	9.0	9.0
Row Burden	m	7.8	7.8
Stemming Height	m	6.3	6.3
Material Density	t/m3	2.81	2.81
Tonnes Blasted/Hole	t	3006	3006
Powder Factor	kg/t	0.23	0.23
Theoretical penetration rate	m/h	35	35
Effective penetration rate	m/h	23	23
Tonnes per meter drilled	t/m	197	197
Effective productivity	t/h	4,531	4,531

Loading

The loading fleet will consist of two 25-m3 electric cable shovels. Complementing the electric shovels will be a 17-m3 front end loader. The loader will first be used in pioneering the initial pits. In the long term, it will supply extra loading support for the cable shovels, as needed. A 6-m3 front end loader will be utilized to work stockpile areas, perform shovel cleanup duties, and may serve as an additional or a backup loading unit when required. Loading productivities were based on the parameters listed in Table 25-5. These parameters were applied to the tonnages from the mine production forecast, with resultant productivities, equipment requirements and costs calculated. Theoretical loading rates and effective productivities are given in Table 25-6.

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Table 25-5
Loading Parameters

		Hydraulic	Front-End	Front-End
		Shovel	Loader	Loader
Bucket size	m3	25	6	17
Bucket fill factor	%	95	95	95
Bucket carry-back	%	5	5	5
Moisture content of rock	%	5	5	5
Average cycle time	sec	35	40	40
Passes to fill 180-t truck	#	4	17	6
Truck spot time	sec	20	20	20
Truck availability to shovel	%	100	100	100
Time to load truck	sec	160	700	260
Swell factor	%	40	40	40

Table 25-6
Loading Equipment Productivities – Tonnes per hour

		Hydraulic	Front-End	Front-End
		Shovel	Loader	Loader

Loading Rate @ S.G. = 2.75	t/h	3459	875	2224
(Supergene)
Loading Rate @ S.G = 2.81 (Hypogene)	t/h	3534	894	2273

Hauling

Haul truck will be 180 t class units for all production. This size was selected to match the loading units, with 4 to 5 pass loading, and achieve production targets at minimum unit operating costs under design conditions. The initial haulage fleet will consist of six 180-t trucks. This number will increase to 16 trucks in Year 5. The truck fleet will consist of 16 units for the remaining life of the mine.

The number of trucks required was based on the forecast production quantities and haulage productivities. These productivities were calculated by determining the in-pit haulage profiles for each stage/bench/material type plus the ex-pit profiles for waste. These profiles were input to a spreadsheet calculation which returned cycle times based on the speeds indicated by haulage truck rim pull charts available in the “Caterpillar Performance Handbook Edition 34”. Cycle time factors are shown in Table 25-7. The 185-second fixed loading portion of the cycle times were based on the 26-m3 hydraulic shovel. An average dump time 35 seconds was used throughout.

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The cycle times were subsequently used to calculate theoretical productivities, which were modified by applying various efficiency factors to achieve effective productivities. No derating factor was applied to account for reduced engine performance due to fuel quality or for altitude. Effective productivities in turn were applied against the production forecast to determine the number of trucks required for each production period. The average productivities for each material type for each year are shown in Table 25-8

Table 25-7
Haul Truck Cycle Factors

	Loading Time
	Spot at	Shovel Swing	Truck Dump
Fixed Cycle Times	Shovel	Cycle	Time
Ore	20 sec	35 sec	35 sec
Waste	20 sec	35 sec	35 sec
Rolling Resistance
In pit – at shovel	3%
In pit – on bench	3%
In pit – ramp	3%
Haul roads	3%
Waste dump – ramp	3%
Waste dump – on dump	3%
Waste dump – at dozer	3%
Speed Limits
On level - loaded	30 kph
On level - empty	35 kph
10% Downhill – loaded	10 kph
10% Downhill – empty	35 kph
10% Uphill – loaded	10 kph
10% Uphill – empty	24 kph
Switchbacks	12 kph
Sharp angle turns	12 kph

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Table 25-8
Haul Truck Average Cycle Times and Productivities

	Year	1	5	10	14
Ore Haul Cycle	min	20.10	28.66	15.58	27.77
Waste Haul Cycle	min	11.03	20.38	22.56	34.84
Ore Haul to Primary Crusher	t/h	536	376	692	388
Waste Haul	t/h	802	529	478	478

Support Equipment

The following complement of road construction and maintenance equipment will support the mine operations:

  one 205 kW class road grader to maintain mine haulage and site roads three 433 kW track dozers for tailing dam construction, dump maintenance, drill site preparation, road building, ditching, and bench repair zero 358 kW rubber tire dozers for dump maintenance, drill site preparation, road cleanup, ditching, minor bench repair and shovel cleanup one 4 yd3 excavator to assist in wall cleanup, ditching and maintenance of the water control system one 933 kW front end loader for stockpile re-handling, backup truck loader one 388 kW front end loader for shovel cleanup, material handling one 746 kW class water/sand trucks

  one 4” track drill to drill oversize, wall control horizontal holes, and pre-shear holes for pit wall control, if required.

Ancillary Equipment

A number of ancillary equipment fleet items required for mining and maintenance are shown in Table 25-9.

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Table 25-9
Ancillary Equipment Fleet

Number	Description	Capacity
1	Fuel/lube truck	1500 gal
1	Mechanical service truck	n/a
1	Welding truck	n/a
1	Explosive loading truck	n/a
1	Blasters’ stemming truck	n/a
1	Utility loader and tire manipulator	n/a
1	Rough terrain mobile crane	90 ton
8	Lighting plant	n/a
2	Flat-deck trucks	n/a
1	Personnel carrier	40+ person
22	Pickup trucks – assorted	Up to 1 ton

The fuel/lube trucks will service all tracked equipment in the field. Haul trucks and wheeled support equipment will be re-fuelled and serviced as required at the mine fuel dock. This same equipment will have their regular interval maintenance services and repairs in the pit shop.

An explosives supplier will deliver bulk explosives to the blast holes. The supplier will have their own crews for this task, who will also load the detonators and boosters into the holes and tie in the shots. The blasting equipment listed above will be provided by the supplier as part of their equipment, but purchased by Xiongcun operations.

Crew cab pickup trucks will be used to transport shovel and drill operators to their machines at the start and end of the shift. Personnel carriers will transport other workers between the mine dry and their equipment. Other pickup trucks will be used by personnel in mine management, engineering, geology, survey and grade control.

Equipment Purchase

The base case purchase schedule for the production equipment is shown in Table 25-10. Items shown in any given year are considered purchased and commissioned in that year. The initial capital cost of mine equipment includes that equipment shown in pre-production Years -2, and -1, and Year 1.

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Table 25-10
Major Mine Equipment Purchase and Replacement Schedule

Year	-2	-1	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Electric blast hole drill	-	1	1	-	-	-	1	-	-	-	-	-	-	-	-	-
Electric cable shovel	-	1	1	-	-	-	-	-	-	-	-	-	-	-	-	-
Haulage truck	-	3	3	3	1	4	2	-	-	-	-	-	-	-	-	-
Track dozer	1	1	1	-	-	-	-	-	-	-	-	-	-	-	3	-
Motor grader	-	1	-	-	-	-	-	-	-	-	-	-	-	1	-	-
Front end loader (17 m3 )	-	1	-	-	-	-	-	-	-	1	-	-	1	-	-	-
Front end loader (6 m3 )	-	1	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Rubber tire dozer	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Excavator	1	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Water/Sand truck	-	1	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Air Track/Compressor	1	-	-	-	-	-	-	-	1	-	-	-	-	-	1	-

Fuel Storage

Base case estimated diesel fuel consumption for the mine equipment is shown in Table 25-11. Fuel storage is described in the Infrastructure section.

Table 25-11
Open Pit Diesel Fuel Consumption in Liters per day (000’s)

Year	-2	-1	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Fuel		2	11	21	22	31	38	36	36	31	33	36	39	32	21	10

Blasting

Blast Design

The primary blast hole drills will be electric rotary drill rigs capable of single pass drilling 12 ¼” (311 mm) diameter holes for the full bench height of 15 m plus subgrade of at least 2 m. As described earlier, drilling requirements were calculated for ore and waste. Pre-shear blasting is not expected, except in geotechnically sensitive zones of the pit wall; a two-row buffer pattern followed by mechanical wall cleanup is expected to yield sufficient wall stability.

Blasting operations will be affected by several factors, including wall control, and groundwater. The dewatering scheme incorporated into the mine plan anticipates that both surface ditching and sumps will be used to remove water ahead of mining in each area. In addition, a pattern of pit perimeter deep dewatering wells may be utilized around the long term pit, Stages 3.

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The primary blasting agent will be ammonium nitrate and fuel oil (ANFO) which will be used when conditions in the hole are dry, or if the hole can be pumped and lined. However, since wet conditions will be encountered seasonally and locally in the mine, it was assumed that emulsion would be used for a portion of the blasting. For cost estimating purposes explosives consumption has been based on a blended quantity of 80% ANFO and 20% emulsions. Blasting design and explosives consumption per hole are summarized in Table 25-12.

Table 25-12
Blasting Calculations

Parameter	Unit	Ore and	Over-	Buffer
		Waste	burden
Blasthole Diameter	mm	311 mm	311 mm	311 mm
Blasting Design
Bench height	m	15.0	15.0	15.0
Sub-drill	m	2.0	0.0	0.0
Hole depth	m	17.0	15.0	15.0
Burden	m	7.8	7.8	7.8
Spacing	m	9.0	9.0	9.0
Drill factor	tonnes/	3006	3006	3006
	hole
Explosives
Stemming	m	6.3	6.3	6.3
Explosive column length	m	10.94	10.94	10.94
Explosive column mix
ANFO	%	80	80	80
Emulsion	%	20	20	20
Total Blasting Agent per Hole	kg	700	700	700
Total Unit Consumption	kg/t	0.23	0.23	0.23

The explosives supply contractor will deliver bulk explosives to the blast hole. The contractor’s crew will prime, stem, tie-in the patterns, and initiate the blast in conjunction with the Owner’s Drilling and Blasting Foreman and Blasting Engineer. Stemming material will be supplied by the aggregate crushing plant run by Xiongcun operations.

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Magazine and Explosives Plant

The explosives contractor will construct an ammonium nitrate prill storage and emulsion manufacturing facility approximately 2 km southwest of the plant site. The contractor will supply bulk trucks capable of delivering ANFO and emulsion to the blast patterns as well as trucks for transport and delivery of stemming material. The contractor will supply ammonium nitrate prills and the necessary materials required for the manufacture of emulsion as needed. The supplier will be provided with diesel fuel oil for the production of ANFO from Xiongcun operations. The capital cost of the explosives plant and ancillary facilities will be to the Owner’s account.

Mine Services

Mine Drainage and Dewatering

Pit water inflows will be contributed by precipitation, plus water derived from seepage from the jointed rock mass and geological structures. The amount of water pumped from the pit is covered by an allowance of from 15 L/s to 120 L/s depending on pit depth and exposed area.

Rock mass depressurization will be an important factor in maintaining overall pit slope stability, and a combination of dewatering techniques may be required to achieve this goal. Dewatering techniques include: surface diversion ditches, vertical (pit interior and pit perimeter) pumping wells, horizontal wall drains with appropriate collection systems, and sump pumping systems.

The sump pumping system will be composed of electric sump pumps, booster pumps as required and pipe. The system will be moved down the ramp system as the pit deepens below the entrance bench level of 4035 m. The sumps will be used to collect precipitation and groundwater (from the horizontal drains) at the lowest point in the pit. Water removed from within the open pit will be sent to a seepage collection/settling pond from where it will be transferred to the process water pond below the plant.

Horizontal drains will be installed to help achieve the design wall angles. Allowance for this activity is included as 2035 hours per year for the track drill, costing USD 303,000 per year. Associated costs include a variable allowance of USD 12,000 to USD 125,000 per year for dewatering via a sump pump/piping system.

Vertical pumping wells have been costed on the basis of estimated head and flow by year. The cost is predominantly the electrical power to run the pumps (85%) and maintenance of pumps and piping systems (15%).

Communications, GPS, and Control

All of the mining equipment including support equipment will be equipped with two-way radios, and will be in direct communications with the shift foremen and the dispatch operators.

Equipment that will benefit from GPS location systems will be equipped with the appropriate units. Shovels, drills and dozers will have computerized location and material movement control utilizing GPS.

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25.2	Mineral Processing

The process plant facilities will consist of a primary crushing station, a SAG and ball mill grinding section, a flotation section, (which will both recover the copper into concentrate and reduce the sulphur grade in the rougher tailings for environmental reasons), a tailings handling area, a concentrate handling area and a reagent preparation area. Drawing No. 0000-F-001, Overall Flow Diagram, attached at the end of this section, illustrates the overall process flow.

25.2.1	Primary Crushing

Ore from the mine is delivered to the primary crusher in 180-t capacity trucks. It is dumped into the primary crusher hopper, and reduced by the 60x89 gyratory crusher to a P80 size of 165 mm. The crushed ore is then conveyed by way of a belt feeder and two 1600-mm wide belt conveyors to a covered stockpile, which has a live capacity of 40 000 t. The crushing station is equipped with a dust collection system.

25.2.2	Grinding

Crushed ore is removed from the stockpile by three variable speed belt feeders and fed by a belt conveyor to a single 36-ft diameter by 20-ft EGL SAG mill equipped with a 15-MW gearless drive. The SAG mill discharges onto a screen located over the cyclone feed pump box. Screen undersize is pumped to the cyclone clusters for classification, while the oversize is conveyed to the pebble crushing circuit, equipped with a single MP 800 crusher, and then returned to the SAG mill feed conveyor. Cyclone classifier overflow, with a P80 of 125 microns, gravitates to the rougher flotation banks, while the underflow flows to two ball mills. The ball mills are 24 ft in diameter by 32 ft long and are driven by two 5.5 MW motors, each in a twin-pinion configuration. Balls are added to both the SAG and ball mills through a system of storage bins, feeders, and belt conveyors. Both the SAG and ball mill bays are equipped with overhead cranes for maintenance purposes.

25.2.3	Flotation

The grinding circuit cyclone overflows flow by gravity through a sampling system to two rows of seven 200 m3 flotation cells. The two rows act in parallel to produce a rougher concentrate containing the recoverable copper and gold minerals. Rougher concentrate flows by gravity to the regrind cyclone feed pump box.

Rougher tailings are pumped to a separate bank of five 200-m3 cells for sulphur scavenging to provide a low sulphur tailing product, which can be disposed of in the tailings area without the need for a liner. The low sulphur tailing flows by gravity to the tailings thickener. The sulphur containing concentrate joins the cleaner scavenger tailings product to be disposed of separately.

Rougher concentrate is pumped to cyclones for classification, with the overflow at a P80 of 25 microns going to the first cleaner. The underflow product is split between four ball mills for regrinding. The product of the ball mills flows to the regrind cyclone feed pump box and is, again, classified in the cyclones.

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The reground rougher concentrate is cleaned in a bank of five 200-m3 cells acting as both first cleaner and cleaner scavenger. First cleaner concentrate is pumped to the second cleaner stage, while the cleaner scavenger concentrate is returned to the regrind circuit.

The first cleaner concentrate is distributed between two 4.3-m diameter column cells which produce a final copper concentrate at a grade of 25% Cu, which flows by gravity to the concentrate thickener. The column tailings are returned to the first cleaner feed.

25.2.4	Concentrate Handling

Cleaned copper concentrate, at 25% Cu grade, flows by gravity to the concentrate thickener. The thickened concentrate is pumped at 65% solids to a storage tank with a 24-h capacity. Thickener overflow is pumped to the process water tank for reuse. The concentrate is pumped from the storage tank to two pressure filters, acting in parallel, which produce the final filtered product at 9% moisture. The concentrate is then trucked to the railhead in Rikaze. Filtrate is returned to the concentrate thickener.

25.2.5	Tailings Handling

Rougher tailings will be pumped along the toe of the waste rock storage area and around the end of the ridge to a thickener which will thicken the pulp to 55% solids before it is pumped up to the disposal area using positive displacement pumps. Reclaimed water will be returned to the process water reservoir. The partially thickened slurry will discharge to a high compaction thickener in the disposal area, which will produce high density slurry for disposal and water to be returned to the plant.

The cleaner scavenger tail and the sulphur concentrate will be pumped up to the top of the ridge to the north west of the plant site where they will feed a high compaction thickener. The thickener will produce an underflow product which will be disposed off above the waste rock dumps in the valley on the other side of the ridge. Thickener overflow will be returned to the process water pond.

Thickener overflows are pumped to the process water tank for reuse. The tailings area thickener overflows are pumped back to the plant process water tank. Process water required for the tailings disposal area is also supplied by these pumps. Run-off water collected on the tailings surface is also pumped to this tank for return to the plant process water tank.

25.2.6	Reagent Preparation

Lime for the control of pH in the flotation circuit is delivered in the form of quick lime by tanker trucks and blown into a storage silo. It is withdrawn from the silo by a weigh feeder and fed to a ball mill which acts as a slaker. The ball mill is close circuited with a cyclone to ensure the proper fineness in the milk of lime going to the 24-h capacity holding tank. Milk of lime is delivered to the use points by way of a pumped loop and automatic pinch valves.

The liquid flotation reagents, MIBC and Amino DTP, are delivered in isotainers and unloaded into holding tanks, from which they are pumped to day tanks. The reagents are delivered from the day tanks to the use points in the flotation circuit by way of metering pumps.

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The solid reagents potassium amyl xanthate (PAX) and potassium ethyl xanthate (PEX) are delivered in 1-t tote bags and mixed in agitated mixing tanks. Reagent solution is then pumped to a holding tank. The actual delivery to the flotation circuit is accomplished as for the liquid reagents by way of day tanks and metering pumps.

Flocculent is prepared for addition to the thickeners by two packaged mixing systems, each fed with dry flocculent received in bags. Mixed flocculent is fed to the thickeners by metering pumps.

25.2.7	Air and Water Systems

Compressed air is provided by a series of compressors dedicated to their respective services, which are located in a central compressor house. They are arranged so that spare compressors are available and can serve more than one duty. Air is provided for instrument usage, for the flotation columns, for the drying air used by the concentrate filters and for general plant air.

Blowers are used to provide the low pressure air required for the tank flotation cells.

Fresh water is pumped from the river and stored in a pond for use as makeup water to the process. Thickener overflow water is pumped to a pond from which the process water needs of the plant are met. Both ponds are located at an elevation above the plant, such that gravity flow provides sufficient head for all users. Water recovered from all seepage and collection ponds is also collected in the process water pond for use in the plant, thus reducing the usage of water from the river.

25.3	Plant and Infrastructure

The overall mine layout is shown in Drawing No. 0000-G-002, attached at the end of this section, with individual facilities located such as to take advantage of the natural topography and, to the extent possible, minimize the impact on the small villages and agricultural land nearby. The Tsangpo River, the source of fresh water for the project, runs to the south of the property, beyond the two-lane highway to Rikaze.

25.3.1	Processing Plant Layout

The general arrangement (GA) of the processing plant area is shown in Drawing No. 0000-G-003, attached at the end of this section. The primary crushing facility is located to the southeast of the pit rim, with the crushed ore storage extending in a southwesterly direction. The crushed ore stockpile, enclosed to prevent excessive dusting, has a reclaim tunnel with three reclaim feeders. A conveyor from the crushed ore stockpile extends in an easterly direction to the concentrator located on a granite ridge that has been excavated to the appropriate elevations to ensure a sound foundation for the grinding mills. The flotation section of the processing facilities extends from the grinding area in an easterly direction on the same granite ridge, which is excavated to allow gravity flow to the maximum extent possible.

The concentrate storage and load-out building is located due south of the concentrator. The administration and warehouse building, laboratory, cafeteria, truck shop maintenance and repair facilities are also located to the south of the processing facilities.

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The overall plant layout is compact and takes advantage, to the degree possible, of the natural ground contours. Due to ground conditions at the plant site area, a significant volume of cut is required on a granite ridge to locate the structures and equipment on solid foundations. Equipment foundation designs will be a combination of driven piles under the crushed ore stockpile building and the mine truck maintenance building where ground conditions may be poor and conventional foundations, where heavy equipment is located on solid foundation rock, with spread footers over the remainder of the area. Additional geotechnical drill holes will be required to confirm the foundation requirements for each of these facilities.

25.3.2	Ore Transport

The run-of-mine (ROM) ore is transported from the mine in 180-t trucks to the dump hopper at the primary crushing area. The ore is normally dumped directly into a gyratory crusher; however, a ROM stockpile is provided nearby at the crusher area to receive material during times when the primary crusher is down for servicing or repair. The ROM stockpile may also be used for blending, when deemed necessary.

The crushed 200-mm material is transported via a short sacrificial conveyor beneath the crusher, a transfer conveyor to exit the crusher structure, and a feed conveyor to a covered 40 000-t live surge stockpile. The crushed ore is then reclaimed from the stockpile, and transferred to the grinding circuit of the processing facilities via conveyors.

25.3.3	Process Plant – Preliminary Engineering Design

The concentrator facilities are designed as enclosed structures. The grinding bay is serviced by two overhead traveling cranes, one to service the SAG mill, and a second to service the ball mills. In the flotation area, all items of equipment are serviced by two overhead cranes. Overhead cranes also service the regrind circuit and the pebble crushing circuit.

An electrical control room, with the MCC room below, is provided at the operating platform level in the mill building. A second electrical room is provided in the process plant adjacent to flotation cells.

Major items of equipment, such as the primary crusher and grinding mills, will be founded on conventional foundations anchored to competent rock below. All other equipment items and building foundations will be founded on spread footings. Access roads around the plant site will be surfaced with crushed waste material from the open pit operation.

Copper concentrate slurries will be pumped to two filters located in the pre-engineered concentrate storage and load-out building. Concentrate transport trucks pass through a loading shed, adjacent to the concentrate storage area, where the concentrates will be loaded by a front-end loader into the truck bed for transport to the rail spur storage and train load-out facility in Rikaze, approximately 54 km away. The concentrate storage building will also be a totally enclosed structure.

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25.3.4 Site Development

The plant site will be terraced to establish construction grade, and plant roads will be created by the same contractor that performs the open pit mine pre-stripping operation. Construction grade has been established for all of the facilities, based on the initial geotechnical data provided for the plant area. Construction lay down areas have also been assigned, and these areas will be cleared and leveled at the same time. Temporary construction fencing will be erected around these lay down areas, where necessary.

25.3.5 Buildings

Ancillary building construction for the project will be pre-engineered structures or concrete block construction, as appropriate. The following buildings are being provided:

  administration offices

  warehouse building

  assay laboratory building

  cafeteria

  fire hall

  clinic facility

  truck maintenance facility

  gate house and security building.

25.3.6	Roads

Plant roads from the main gate and throughout the facilities will be crowned with crushed NAG waste rock material from the open pit operation. A water truck is provided in the cost estimate for applying water to the plant roads and the mine haul road to the tailings area, for dust suppression purposes.

25.3.7 Power

Power will be supplied to the project by Rikaze Power Company who would bring two separate power lines directly to the project main substation. The Rikaze Power Corporation has estimated the cost of supplying power to the project as USD 0.055/kWh.

The 110-kv Tibet power grid is stepped down to 11 kV and 6 kV levels for primary re-distribution within the plant; two incoming 110 kV transmission lines will provide the plant with the required capacity and backup as follows:

  One transmission line will be from Rikaze, about 54 km in length.

  The other transmission line will be taken off from existing power line, about 30 km from the plant.

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25.3.8	Power Requirements

The estimated maximum demand is 86.3 MW at 0.92 power factor derated at plant elevation. The average running load is estimated at 61.9 MW with an annual energy consumption of 542 244 MWh. In the event that a third ball mill is added to the grinding circuit in the future, then this would add an additional 10 MW to the demand.

25.3.9	Power Distribution

The following distributed voltage level shall be used throughout the plant:

Primary distribution level:	11 kV and 6 kV, 3 phase, 50 Hz (resistance grounded)
Secondary distribution level:	400 V, 3 phase, 50 Hz (solidly grounded)
Control level:	230 V, 1 phase, 50 Hz

The 11-kV and 6-kV overhead lines will be used to supply power to remote sites, such as:

  open pit power loop

  tailing dam

  other facilities.

25.3.10	Water Supplies

For the most part, water requirements for the process plant will be met from recycled water, water from the river, reclaim water from the tailings facility, and from the mining operation. A 300-person capacity potable water treatment plant is provided to treat the water from the freshwater tank. Potable water will be distributed to the various complexes within the plant site, and also to eyewash stations located within the processing facilities.

25.3.11	Community

The compact surface footprint of the project site has been designed to avoid nearby small farms and homes to the greatest extent possible; however, those that are impacted by the construction of the project, or which are too close to the mining operations, will have to be relocated as part of an overall relocation plan developed by Tian Yuan. Homes and agricultural activities that fall within the lease area, however, are at a safe distance from the mining area, and may be allowed to continue operations with some restrictions, in consideration for the health and safety of the local inhabitants. The cost associated with the relocation of these homes has been estimated by Tian Yuan using government compensation guidelines, and is included in the project Capital Cost Estimate.

25.3.12	Rail and Road

In June 2006, the Chinese railway system was extended to Lhasa, the capital city of Tibet. A two-lane paved highway passes along the southern boundary of the project site and connects the project with the town of Rikaze, approximately 54 km away, and then on to Lhasa, approximately 250 km further to the east.

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25.3.13	Safety and Fire Protection

A fresh firewater tank will supply firewater to the facilities. A calculated volume of water will be reserved for firewater use by locating the freshwater outlet nozzles at a higher elevation on the tank, to ensure that the freshwater drawdown from the tank does not fall below a predetermined level. The firewater supply is elevated above the facilities, and will provide sufficient head to deliver water from the tank to a firewater mains header.

25.3.14	Security

The plant site and open pit operations will be fenced off to prevent unauthorized entry into the facilities, and to prevent the ingress of animals into the operations. A security team working 24/7 will secure the property during the construction phase and on into operations. A security office will be located at the main entrance gate to the facilities.

25.3.15	Off-Site Facilities

A concentrate storage and train load-out facility will be constructed in the town of Rikaze close to the rail head that will be constructed by Year 2010. Copper concentrates trucked from the project will be unloaded and stored in this facility prior to being loaded into freight cars for transport to the Jinchuan Group’s smelter in Jinchang, Gansu Province, via the newly constructed rail link.

25.4	Tailings Storage, Waste Disposal, and Storage Ponds

The following is an extract of a preliminary report prepared by Golder titled: “Preliminary Report for Tailing Storage and Waste Rock Landform Design and Cost Estimates” dated June 8, 2007.“ This report has not been audited by Aker Kvaerner.

25.4.1	Tailings Storage

Golder carried out a site selection study to assess and identify potential sites for tailings and waste materials from the project. The Continental management team reviewed the options and selected two sites, Site 1 and Site 2A, that meet the Chinese environmental and tailings storage regulations and also conform to international best practice requirements. Two sites were identified from this Study for the storage of tailings and waste rock:

  Site 1, a valley located alongside and to the east of the open pit, and

  Site 2A, a valley located about 2 km east of the pit.

Because waste rock is more expensive to transport and place than tailings it was agreed with Continental that, where possible, waste rock would be stored in Site 1 and tailings at Site 1 and/or Site 2A. A small valley site was later identified to the southwest of the pit for storage of overburden (OB) material.

25.4.2	Leachate Geochemistry

In China, waste materials are classified in terms of the geochemistry of leachate generated by the waste. Tests conducted by Continental on leachate from the Rougher

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tailings show low concentrations of metals and a neutral pH. In terms of Chinese regulation GB8978-1996 “Comprehensive Waste Water Discharge Standard” (Ref 4) the rougher tailings leachate quality satisfies Class I criteria and should be comparable to the natural groundwater quality. The rougher tailings, therefore, classifies as a solid waste material that may be stored in a Type I site in terms of Standard GB18599-2001 “Standard for Pollution Control for the Storage and Deposition Sites for General Industrial Solid Wastes”. Tailings storage at Type I sites do not require a liner.

Tests conducted on leachate from the cleaner scavenger tailings showed potentially acidic pH and some elevated metal concentrations, and would be classified as a Class II leachate. This means the cleaner scavenger tailings is classified as a solid waste that must be stored at a Type II site. In terms of GB18599-2001 these sites must be lined, and the floor of the storage basin should be at least 1.5 m above the groundwater table. Separate storages are, therefore, proposed for the rougher tailings and the cleaner scavenger tailings.

Tests on waste rock from the pit suggest that some of the waste (volcanic) rocks will be potentially acid generating (PAG), whilst the remaining waste rocks, mainly granodiorite, are non acid generating (NAG). Overburden materials that overlie the pit site are also NAG. In terms of GB 8978-1996 and GB18599-2001 the PAG materials should be stored at a Type II site and the NAG materials at a Type I site.

25.4.3	Tailings Properties

The rougher tailings will be thickened to a solids density of 67% before it is deposited into the storage. Rougher tailings have a measured specific gravity of 2.78. Based on preliminary results of geotechnical tests Golder have assumed an average placed dry density of 1.7 t/m3 for the rougher tailings in the storage.

Bench scale thickening tests conducted by Continental show the cleaner scavenger tailings could be thickened to a solids density of about 58%. The tailings has a measured specific gravity of 3.0. Based on preliminary geotechnical test results Golder have assumed an average placed dry density of 1.7 t/m3 for the cleaner scavenger tailings in the storage.

25.4.4	Waste Rock Properties

PAG and NAG waste rock will be stored at separate Waste Rock Landforms. Overburden (OB) materials will be stored in a temporary waste landform, and also at the NAG waste landform. OB and NAG waste rock will also be used to construct embankments to contain the rougher tailings and the cleaner scavenger tailings. We have assumed an average placed dry density of 2.0 t/m3 for the waste rock and OB.

25.4.5	Seismicity

Continental commissioned a Chinese design institute to prepare a seismicity study for the Xiongcun site. Preliminary results presented by the design institute recommend design peak ground accelerations (PGA) of 0.16 g and 0.50 g for earthquakes with a 10% and 1% probability of exceedance in 50 years, respectively.

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25.4.6	Design Storm Events

The Nanchang Engineering and Research Institute for Nonferrous Metals (NERIN) has studied rainfall data for the Xiongcun site and recommended storm diversion and storage facilities be designed to hold runoff from the three day, one in 1000 year storm event. Intensity-frequency-distribution (IFD) curves were prepared by NERIN. In accordance with international best practice for large dams (Ref 6) emergency decant facilities at the site will be designed for one half of the probable maximum precipitation (PMP) flood event.

25.4.7	Proposed Layout

Golder Figures 1 through 7 attached at the end of this section show plans, sections and details of the proposed tailings and waste rock storage areas. These figures show:

  The plant site is located to the southeast of the pit and west of Site 1.

  Site 1 will be used to store PAG waste rock, cleaner scavenger tailings, NAG waste rock and OB. The cleaner scavenger tailings will be stored behind an embankment constructed of compacted NAG waste rock and OB.

  Overburden will be placed in a temporary storage located in a small valley to the southwest of the pit.

  Rougher tailings will be placed into valley storage at Site 2A, and will be contained by an embankment constructed of compacted NAG waste rock and OB. Golder Figure 2 presents a plan of the rougher tailings storage. A haul road will be constructed from the pit to Site 1 and will then continue to the rougher tailings embankment at Site 2A.

  The waste storages are located at least 500 m north of the main road to Rikaze and more than 750 m north of the Tsangpo River.

  The TSF is designed to contain 147 Mt total and 10.2 Mt/a of rougher tailings in Site 2A (see Golder Figure 5) and 35.2 Mt and 2.45 Mt/a of cleaner scavenger tailings from the processing facilities over the project life estimated at 14 years.

25.5	Resettlement

This section of the report has been provided by Continental and has not been audited by Aker Kvaerner.

To the extent possible, the new project facilities are planned to minimize the impact on the local farms and villages. Those that are impacted by the construction of the project, or which are too close to the mining operations, will have to be relocated as part of an overall relocation plan developed by Continental. The relocation plan has been developed in strict accordance with Chinese and International regulations, and in compliance with World Bank Standards.

For those that must be relocated, a new home will be constructed of better quality and it will be larger or the same size as the home they have vacated. A qualified design institute will be selected to design the new village and homes. Locals will be compensated in strict accordance with Chinese regulations. It is currently anticipated that a total of three households in Wujian village and seven in Xiongcun village will have to be relocated.

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Once the land acquisition application has been approved, and the relocation plan agreed by the local government and people, the construction of the village and farm land will commence immediately.

25.6	Marketing

There is a strong demand for copper, gold, and silver production in China.

On February 15, 2007, Continental announced that it had entered into a framework agreement with Jinchuan Group Ltd. which included, among other things, the intention to conclude an off-take agreement for 100% of the concentrate produced from the Xietongmen deposit. A detailed off-take agreement is currently being completed.

25.7	Contracts

The terms of the off-take agreement currently being concluded with the Jinchuan Refinery for a 100% of the concentrates produced from the project are reported by Continental as being within market parameters.

25.8	Exploration Potential

Measured and indicated mineral resources at Xietongmen are 219.8 Mt grading 0.43% Cu, 0.61 g/t Au and 3.87 g/t Ag at a 0.15% copper cut-off. Within these resources there are proven and probable reserves of 182.1 Mt grading 0.45% Cu, 0.62 g/t Au and 4.03 g/t Ag that provide for a mine life of 14 years.

Therefore, there is potential to extend the mine life. In addition, according to a Continental News Release dated May 30, 2007, a second deposit called Newtongmen has been discovered 2.5 km to the northwest of the Xietongmen deposit. Preliminary drilling at Newtongmen has provided positive results, indicating that there is additional potential on the Xietongmen property.

25.9	Closure Plan

The initial closure plan for the Xiongcun mine site addresses the following closure aspects:

  Site 4 open pit, temporary overburden dump, process plant and emergency pond

  Site1 TSF, Waste Rock Landforms, and emergency storage pond

  Site 2A TSF and emergency pond

  Water supply system and pipes

  Other mine-related infrastructure

  Landfill or incinerator

  Access and haul roads between and/or connecting the above surface infrastructure.

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25.9.1	Closure Planning

This section of the report has been prepared by Golder and has not been audited by Aker Kvaerner.

Closure planning and the development of the closure plan will be ongoing and will evolve over the following stages:

Stage 1	Initial closure plan included in the environmental management plan forming part of the ESIA.

Stage 2	Monitoring and investigations/assessments/trials as stipulated in the initial closure plan.

Stage 3	Engineering design of closure measures.

Stage 4	Finalization of the closure plan, taking cognizance of the information/work from the previous stages.

The work related to the above stages will take place before or during the construction and operation period (2012 to 2025). Thereafter, it will be followed by mine decommissioning (2026 to 2027) that will include care and maintenance of the rehabilitated portions of the mine site, as well as the demonstration of the performance of the closure measures. Post-closure care and maintenance and site relinquishment should commence during 2028, and will continue until the environmental and post-mining land use objectives have been met.

25.9.2	Guiding Principles

The guiding principles that have been adopted to guide the development of the closure plan as well as subsequent plans are as follows:

  The closure measures stipulated in the closure plan must limit the potential adverse effects of the closed mine site on the receiving environment, and to ensure that the quality of life of the surrounding communities is not compromised during the post- closure period.

  The closure plan must comply with Chinese law and international best practices. The closure plan must allow a return of the land to the Tibetan provincial government after demonstrating successful implementation of the closure measures stipulated in the plan and/or successive plans.

  The closure plan must comply with environmental guidelines.

  A departure outcome for the mining proponent with limited residual care and maintenance requirements must be sought. In this regard, proven sustainable passive measures must be favored over measures that require ongoing maintenance and/or active care (treatment).

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  Closure measures must be aligned and/or compatible with operational measures, and must allow for seamless transformation (as far as possible) from operations to closure situation.

  Involvement of stakeholders in a meaningful manner to inform closure planning by reflecting local requirements, priorities and preferences.

  The closure plan must be progressively developed and refined as information becomes available, resulting in an appropriate and up to date closure plan at the time of mine closure. This will include the gathering of information during the operation phase of mining to demonstrate the suitability of the closure measures selected for implementation and/or the application of new technologies and practices that may have emerged over the operational life of the mine.

  Progressive rehabilitation of the mine site and associated disturbed areas must run concurrently with the mining operation, when feasible. On completion of mining within a specific area, and as soon as this area becomes available, rehabilitation in accordance with the closure plan must be instituted.

  Consideration must be given to the possible transfer of portions of the mine site and/or surface infrastructure that could be beneficially reused after mining to third parties.
  These transfers may contribute to a sustainable socio-economic benefit to the region in which mining has taken place.

  The closure measures must be sustainable under foreseeable natural events. In this regard water conveyance/impoundment structures must be designed to be functional under rainfall conditions with a 1000-year recurrence interval and retain structural integrity under safety evaluation flood conditions (one in 10 000 year, 24 hours event).

  Priority must be given to the use of locally available natural materials and/or vegetation, as opposed to imported/synthetic material and/or exotic vegetation.
  Moreover, the measures provided must be appropriate for a remote area within a developing country.

  Areas designated for rehabilitation to natural vegetation will be rehabilitated, where feasible, to native vegetation. Re-vegetation will use a plant mix of native species that can be expected to eventually achieve pre-disturbance levels of biodiversity through natural plant succession.

  Areas designated for rehabilitation to agricultural land will be rehabilitated, where feasible, to land that will grow crops that are currently grown in the area.

25.9.3	Post-Mining Land Use and Ownership

The combinations of post-mining land use and associated ownership listed below will be explored with stakeholders to determine the preferred final land use and ownership.

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25.9.4	Process Plant and Emergency Pond

  Hand over portions of these facilities to the local community and/or related use on their request.

  Demolish remainder of infrastructure not wanted, and reclaim the disturbed areas to the adopted land capability.

  Include these areas for transfer to the Tibet provincial government.

25.9.5	Water Supply System, Pipes and Other Mine Related Infrastructure

  Hand over portions of these facilities to the local community and/or related use on their request.

  Demolish remainder of infrastructure not wanted and reclaim the disturbed areas to the adopted land capability.

  Include these areas for transfer to the Tibet provincial government for the use of the local district.

25.9.6	Access and Haul Roads

  Reclaim most access and haul roads and return land to the adopted land capability, after the post-closure performance demonstration period.

  Retain specific access roads to serve the community post-mining.

25.9.7	Rehabilitated Mining Areas

These areas include the open pit, tailings storage facilities, Waste Rock Landforms, temporary overburden dump, emergency ponds, low grade ore stockpile (if this will exist) and a landfill or incinerator area.

No alternative beneficial land use for these areas is foreseen, except that ore stockpiles may eventually be processed to obtain copper and gold. The space adjacent to these areas will be returned to native vegetation and/or agricultural land and integrated with the surrounding areas.

25.9.8	Closure Costs

Closure and reclamation costs have been estimated by Continental as USD 0.10/t mined, and these costs have been included in the project cash flow analysis.

25.10	Capital Costs

The capital cost for mining, surface facilities and infrastructure, as described within this project, is USD 521.6 million in first quarter 2007 US dollars for Owner Mining Scenario, excluding duties and taxes, and is subject to the qualifications and exclusions listed hereunder. At the request of Continental, a second capital cost estimate has been

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developed to reflect a possible Contract Mining Scenario, estimated as USD 476.2 million, which is summarized in Table 25-14. No quotation were solicited for contract mining however and Continental estimated these costs as carrying a premium of 20% over than the cost of Owner Mining.

A conversion rate of USD 1 = RMB 7.8 has been used for Chinese costs.

The capital cost is summarized in Table 25-13, and is inclusive of the costs up to and including plant commissioning and start-up for the Owner Mining Scenario. Sustaining capital costs are excluded from this estimate; however, they are included in the final project financial analysis.

Owner’s costs have been provided by Continental, and include such items as land acquisition, relocation, training and education, housing and services, consultants, head office, insurance, health and safety, licenses, duties, and Owner’s management team during engineering and construction, etc.

No allowance has been made in the capital cost estimate for escalation, taxes and duties, interest during construction, bonds, and financing. However, taxes and duties, where applicable, are handled in the financial model.

Mining capital has been provided by Continental, and first stage tailings dam construction has been provided by Golder. The Aker Kvaerner capital costs for the process plant and infrastructure have been prepared in accordance with standard industry practices as appropriate to the required level of definition and estimate accuracy of ±15%. Golder has estimated the accuracy of the costs they have developed as ±25% for tailings and waste rock storage costs, and ±30% for closure costs.

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Table 25-13 Base Case - Owner Mining - Project Capital Cost Summary

DIRECT COSTS	USD
Site development	15,429,000

Mining
Pre-production development (pre-stripping)	3,118,000
Mine production equipment (180-t truck) (Phase 1)	35,157,000
Mine support equipment	3,229,000
Mine ancillary equipment	4,650,000
Explosive storage facility	2,500,000
Subtotal Mining	48,653,000

Crushing and Crushed Ore Storage
Crushing	11,848,000
Ore storage and reclaim	9,933,000
Subtotal Crushing and Crushed Ore Storage	21,781,000

Process Plant
Grinding (includes SAG, ball, and pebble crushing circuits)	78,303,000
Flotation area	39,408,000
Concentrate handling, storage and load-out	7,201,000
Tailings handling	36,341,000
Air system	3,937,000
Water management	9,804,000
Plant reagents	4,600,000
Subtotal Process Plant	179,595,000

Tailings, Waste Rock Landform, and Reclaim Water
Tailings disposal	9,093,000
Water reclaim system	580,000
PAG waste rock landform (lined)	9,008,000
Rougher tailings starter dam (unlined)	25,971,000
Scavenger tailings starter dam (lined)	5,131,000
Subtotal Tailings and Water Reclaim	49,783,000

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Table 25-13 Base Case - Owner Mining - Project Capital Cost Summary

On-site Infrastructure
Truckshop and mine offices	5,208,000
Truck wash facility	401,000
Assay laboratory	531,000
Administration offices	1,973,000
Firehall and safety office	188,000
Cafeteria	844,000
Clinic facility	394,000
Security/gate house	156,000
Power substation and Site distribution	7,787,000
Fuels storage and distribution	370,000
Sewage and waste water distribution	508,000
Solid waste disposal	600,000
Communications systems	500,000
Plant mobile equipment	1,235,000
Subtotal On-site Infrastructure	20,695,000

Off-site Infrastructure
Incoming power supply	7,677,000
Fresh water supply (2 wells and UV treatment)	1,000,000
Rikaze storage and load-out facility allowance	3,500,000
Subtotal Off-site Infrastructure	12,177,000
TOTAL – DIRECT COSTS	348,112,000

INDIRECT COSTS
Construction field indirects	2,842,000
Temporary construction utility costs	1,741,000
Winter works	400,000
Material handling and off-loading	943,000
HSE program and training	1,000,000
Spare parts	6,424,000
First Fills and Inventory	7,142,000
Freight and transport	17,297,000
Vendor supervision	811,000
Taxes and duties	0
Basic engineering	2,063,000
Basic eng. travel and related expenses	64,000

25-29

Aker Kvaerner

Table 25-13 Base Case - Owner Mining - Project Capital Cost Summary

EPCM	20,985,000
EPCM travel and related expenses	2,402,000
Third party engineering	1,600,000
Commissioning and close-out	2,886,000
Subtotal Indirect Costs	68,600,000
Contingency (12.3%)	51,338,000
SUBTOTAL – DIRECT and INDIRECT COSTS	468,050,000

OWNER’S COSTS
Land acquisition	14,000,000
Relocation action plan (RAP)	2,000,000
Owner’s Team - Engineering (basic) ( $250K x 3 months)	750,000
- Engineering (detail) ($250K x 6 months)	1,500,000
- Procurement ( $250K x 9 months)	2,250,000
- Construction ($250K x 12 months)	3,000,000
- Commissioning ($250K x 2 months)	500,000
Insurance (1% of Direct + Indirects)	4,665,000
Owner’s Construction Camp	1,000,000
Community Development	2,000,000
Early Staffing	1,000,000
Information Technology	1,000,000
Corporate/Bonuses/Opening	2,000,000
Training and education	2,000,000
Housing and services	5,000,000
Insurance, health/safety, licenses, and duties	5,000,000
Railway cars (by Chinese Rail Co.)	0
Owner’s contingency (12.3%)	5,875,000
SUBTOTAL OWNER’S COSTS	53,556,000
PROJECT TOTAL	521,606,000

25-30

Aker Kvaerner

Table 25-14 Contract Mining - Project Capital Cost Summary

DIRECT COSTS	USD
Site development	15,429,000

Mining
Pre-production development	3,118,000
Mine production equipment	0
Mine support equipment	0
Mine ancillary equipment	0
Explosive storage facility	2,500,000
Subtotal Mining	5,618,000

Crushing and Crushed Ore Storage
Crushing	11,848,000
Ore storage and reclaim	9,933,000
Subtotal Crushing and Crushed Ore Storage	21,781,000

Process Plant
Grinding (includes SAG, ball, and pebble crushing circuits)	78,303,000
Flotation area (includes regrind circuit)	39,408,000
Concentrate handling, storage and load-out	7,201,000
Tailings handling	36,341,000
Air system	3,937,000
Water management	9,804,000
Plant reagents	4,600,000
Subtotal Process Plant	179,595,000

Tailings Facilities
Tailings disposal	9,093,000
Water reclaim system	580,000
PAG rock landform (lined)	9,008,000
Rougher tailings starter dam	25,971,000
Scavenger tailings starter dam	5,131,000
Subtotal Tailings and Water Reclaim	49,783,000

25-31

Aker Kvaerner

Table 25-14 Contract Mining - Project Capital Cost Summary

On-site Infrastructure
Truckshop and mine offices	5,208,000
Truck wash facility	401,000
Assay laboratory	531,000
Administration offices	1,973,000
Firehall and safety office	188,000
Cafeteria	844,000
Clinic facility	394,000
Security/gate house	156,000
Power substation and Site distribution	7,787,000
Fuels storage and distribution	370,000
Sewage and waste water distribution	508,000
Solid waste disposal	600,000
Communications systems	500,000
Plant mobile equipment	1,235,000
Subtotal On-site Infrastructure	20,695,000

Off-site Infrastructure
Incoming power supply	7,677,000
Fresh water supply (2 wells and UV treatment)	1,000,000
Rikaze storage and load-out facility allowance	3,500,000
Subtotal Off-site Infrastructure	12,177,000
TOTAL – DIRECT COSTS	305,076,000

INDIRECT COSTS
Construction field indirects	2,842,000
Temporary construction utility costs	1,741,000
Winter works	400,000
Material handling and off-loading	943,000
HSE program and training	1,000,000
Spare parts	6,424,000
First Fills and Inventory	7,142,000
Freight and transport	17,297,000
Vendor supervision	811,000

25-32

Aker Kvaerner

Table 25-14 Contract Mining - Project Capital Cost Summary

Taxes and duties	0
Basic engineering	2,063,000
Basic eng. travel and related expenses	64,000
EPCM	20,985,000
EPCM travel and related expenses	2,402,000
Third party engineering	1,600,000
Commissioning and close-out	2,886,000
Subtotal Indirect Costs	68,600,000
Contingency (13.1%)	49,080,000
SUBTOTAL – DIRECT and INDIRECT COSTS	422,756,000

OWNER’S COSTS
Land acquisition	14,000,000
Relocation action plan (RAP)	2,000,000
Owner’s Team - Engineering (basic) ( $250K x 3 months)	750,000
- Engineering (detail) ($250K x 6 months)	1,500,000
- Procurement ( $250K x 9 months)	2,250,000
- Construction ($250K x 12 months)	3,000,000
- Commissioning ($250K x 2 months)	500,000
Insurance (1% of Direct + Indirects)	4,056,000
Owner’s construction camp	1,000,000
Community development	2,000,000
Early Staffing	1,000,000
Information technology	1,000,000
Corporate/bonuses/opening	2,000,000
Training and education	2,000,000
Housing and services	5,000,000
Insurance, health/safety, licenses, and duties	5,000,000
Owner’s contingency (13.1%)	6,204,000
SUBTOTAL OWNER’S COSTS	53,432,000
PROJECT TOTAL	476,188,000

25-33

Aker Kvaerner

25.11	Operating Costs

25.11.1	Man Camp

Continental has determined that no permanent camp for the operations staff will be constructed at the project site, as it is anticipated that operating personnel will be drawn from local communities and trained, where necessary, to perform their individual duties. The Owner’s supervisory staff will, in all likelihood, be drawn from neighbouring Chinese provinces and these, together with expatriate personnel, will integrate into local communities such as Rikaze.

25.11.2	Personnel Requirements

A total of 460 personnel will be required for the operation of the project. Table 25-15 summarizes the requirements by department.

The totals calculated for the administration personnel allows for one expatriate and a day staff of four nationals on a day-shift basis at the Rikaze concentrates storage and rail load-out facility. The expatriate will oversee the truck unloading and train loading operations, and will be responsible for product quality control for each shipment. Security personnel for the Rikaze facility are included in the totals for administration. The number of people for each department, other than Mineral Processing, has been provided by Continental.

Table 25-15 Manpower Requirements

Department	Expatriates	Nationals	Total
Mining	3	149	152
Mineral Processing	1	92	93
Geology and Engineering	1	37	38
Administration	4	173	177
TOTAL	9	451	460

25.11.3	Operating Cost Summary

Operating costs for the project is expressed in first quarter 2007 US dollars, and are summarized in Table 25-16 for the Base Case - Owner Mining.

25-34

Aker Kvaerner

Table 25-16 Average Annual Operating Costs

	Base Case - Owner Mining
	Total Cost	Cost per	Cost per Tonne
	(USD)	Tonne Milled	Mined
Mining	26,266	2.02	0.80
Processing	61,515	4.73	1.87
GA	7,021	0.54	0.21
TOTALS	94,802	7.29	2.88

Table 25-17 summarizes the possible operating costs for an optional Contract Mining Scenario. No quotations were solicited from mining contracts, however, Continental expressed the view that a mining contractor would cost a premium of 20% over the calculated Owner mining costs, and this is reflected in Table 25-17 below.

Table 25-17 Average Annual Operating Costs

	Contract Mining
	Total Cost	Cost per	Cost per Tonne
	(USD)	Tonne Milled	Mined
Mining	31,519	2.42	0.96
Processing	61,515	4.73	1.87
GA	7,021	0.54	0.21
TOTALS	100,055	7.69	3.04

25-35

Aker Kvaerner

25.12	Project Financials

The following financial analysis has been completed for the Xiongcun Project. The calculations were based on a plant throughput of 40 000 t/d.

This evaluation has been done from the perspective of the Owner.

A cash flow model has been developed, and a cash flow statement has been prepared for the life of the project (see Table 25-21). The model assumes no inflation, and is presented in first quarter 2007 US dollars.

Conversion rate for Chinese costs is USD 1= RMB 7.8

Net present value (NPV) and internal rate of return (IRR) have been calculated from the cash flow statement.

The sensitivity of the project to changes in copper prices, capital costs, and operating costs have been calculated from the cash flow statement.

The project has a life of 14 operating years.

Key economic parameters are shown in Table 25-18.

Table 25-18 Xiongcun Financial and Production Data

	Contract Mining	Owner Mining
Annual throughput (Mt)	13.2	13.2
Mine life (a)	14	14
Base Case Metal prices:
Copper USD 1.50/lb
Gold USD 500/oz
Silver USD 8.50/oz
Total initial capital cost, including contingency	476.2	521.6
(USD million)
Maximum negative cash flow (USD million)	-414.172	-421.121
Internal rate of return (%)	16.5	15.6
Net present value, after tax (USD million)
at 5%	351.527	354.207
at 7.5%	231.732	228.772
at 12.5%	75.501	65.623
at 15%	25.001	13.095
Average annual production (in concentrates)
Copper (t)	52 809	52 809
Gold (kg)	5902	5902
Silver (kg)	42 439	42 439
TOTAL OPERATING COST PER TONNE OF ORE (USD)	7.69	7.29

25-36

Aker Kvaerner

25.12.1	Cash Flow Assumptions

Capital and operating costs are addressed in Sections 14 and 15 above. The following assumptions have been made for working capital.

Cash Flow

  It has been assumed that for a period of three months the project will have no cash flow. Three months’ worth of operating costs will be required for working capital to cover this period. This money will be recovered at the end of the mine life.

Taxation

  A royalty of 4% of the gold revenue and 2% of the copper and silver revenue has been applied. A resource depletion allowance of 1.5 RMB per tonne of ore milled was also applied.

  Corporate tax has been applied at a rate of 10% of income. There is a tax-free period of five (5) years after production begins.

  It was assumed that 10% of the original capital cost will be recovered once the deposit has been mined out. Depreciation of the other 90% was applied on a straight-line basis during the first 10 years of the mine life.

25.12.2	Sensitivity Analysis

The sensitivity analysis calculates the responses to changes in copper price, operating cost, and capital cost. Table 25-19 and Table 25-20 show the sensitivities for both the Owner Mining Scenario and the Contract Mining Scenario.

These sensitivities are also depicted graphically in Figures 25-2 through 25-5.

25-37

Aker Kvaerner

Table 25-19 Owner Operated Mining Sensitivities

		Percent of	Undiscounted
	Value	Base Case	Cash Flow	IRR
		(%)	(USD million)	(%)

Copper Price (USD/lb.)	1.2	80	444.6	9.8
	1.35	90	608.3	13.0
	1.5	Base	756.5	15.6
	1.65	110	926	18.8
	1.8	120	1099.3	21.7

Capital Cost (USD million)	417.3	80	845.7	20.7
	469.4	90	801.1	18.0
	521.6	Base	756.5	15.6
	573.8	110	711.9	13.8
	625.9	120	667.3	12.1

Operation Cost (USD/t Milled)	5.83	80	962.6	19.2
	6.56	90	858.4	17.5
	7.29	Base	756.5	15.6
	8.01	110	649.9	13.9
	8.74	120	545.7	11.9

25-38

Aker Kvaerner

Figure 25-2
Project Sensitivity Net Present Value
Owner Operated

Figure 25-3
Project Sensitivity Internal Rate of Return
Owner Operated

25-39

Aker Kvaerner

Table 25-20 Contract Mining Sensitivities

		Percent of	Undiscounted
	Value	Base Case	Cash Flow	IRR
		(%)	(USD million)	(%)

Copper Price, USD/lb.	1.2	80	420.7	10.1
	1.35	90	584.4	13.5
	1.5	Base	732.7	16.5
	1.65	110	902.1	19.8
	1.8	120	1075.5	23.0

Capital Cost, USD M	424.8	80	821.1	21.6
	477.9	90	780.5	18.8
	476.2	Base	732.7	16.5
	584.2	110	699.5	14.6
	637.3	120	659.0	12.9

Operation Cost, USD/t Milled	5.83	80	972.4	20.5
	6.56	90	856.2	18.6
	7.69	Base	732.7	16.5
	8.01	110	623.8	14.4
	8.74	120	507.6	12.2

25-40

Aker Kvaerner

Figure 25-4
Project Sensitivity Net Present Value
Contract Mining

Figure 25-5
Project Sensitivity Internal Rate of Return
Contract Mining

25-41

Xietongmen Valuation Model **Owner Mining Scenario** Xietongmen 100%

Page 1 / 2

Valuation Date = 1-Jan-08

TAX Push to calc tax
OK

Updated: 39248
Version: 2
Printed : 39385.6639

			Calendar Year			1	2	3	4	5	6	7	8	9	10	11	12	13	14
		LOM	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Production																			
Total Mined	(000) tonnes	**480100**	0	0	8500	31620	29341	29839	39197	43094	42188	41308	41800	44382	41203	43379	18964	17781	7505
Total Milled	(000) tonnes	**182169**	0	0	0	12415	13176	13408	13565	13634	13628	13855	13785	13633	13651	13637	13644	13636	6505
Strip Ratio		**2**				2	1	1	2	2	2	2	2	2	2	2	0		
Cu Grade	% Cu					0.604%	0.533%	0.462%	0.500%	0.461%	0.371%	0.504%	0.335%	0.373%	0.443%	0.409%	0.463%	0.433%	0.456%
Au Grade	g/t Au					0.405	0.518	0.582	0.723	0.655	0.579	0.826	0.474	0.535	0.643	0.593	0.755	0.800	0.593
Ag Grade	g/t Ag					3.105	3.703	3.970	5.630	4.270	3.266	4.867	2.658	2.996	4.353	3.767	4.552	5.265	4.042
Cu Recovery	%					83.20%	86.40%	90.28%	90.97%	90.98%	91.00%	90.74%	90.83%	91.00%	91.00%	90.93%	91.00%	91.00%	91.00%
Au Recovery	%					70.37%	71.64%	72.82%	72.99%	72.99%	73.00%	72.85%	72.92%	73.00%	73.00%	72.98%	73.00%	73.00%	73.00%
Ag Recovery	%					68.57%	75.74%	81.10%	81.98%	81.99%	82.00%	81.71%	81.88%	82.00%	82.00%	81.94%	82.00%	82.00%	82.00%
Copper Production	(000) lbs	**1629919**	-	-	-	**137,562**	**133,861**	**123,299**	**135,931**	**125,940**	**101,438**	**139,603**	**92,468**	**102,033**	**121,297**	**111,848**	**126,741**	**118,401**	**59,497**
Gold Production	oz	**2,308,664**		-	-	113,813	157,314	182,659	230,065	209,580	185,246	268,085	153,264	171,088	206,149	189,652	241,750	-	-
Total Copper Production	(000) lbs	**1,629,919**	-	-	-	137,562	133,861	123,299	135,931	125,940	101,438	139,603	92,468	102,033	121,297	111,848	126,741	118,401	59,497
Gross Revenue																			
Copper Price	US$/lb		1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50
Gold Price	US$/oz		500	500	500	500	500	500	500	500	500	500	500	500	500	500	500	500	500
Silver Price	US$/lb		8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50
Copper Revenue	(000) $	**2,444,878**	-	-	-	**206,342**	**200,791**	**184,948**	**203,897**	**188,909**	**152,157**	**209,404**	**138,702**	**153,049**	**181,945**	**167,772**	**190,112**	**177,602**	**89,246**
Silver Revenue	(000) $	**139,639**	-	-	-	**6,213**	**8,686**	**10,145**	**14,715**	**11,218**	**8,577**	**12,949**	**7,050**	**7,870**	**11,453**	**9,891**	**11,968**	**13,836**	**5,067**
Gold Revenue	(000) $	**1,038,899**	-	-	-	**51,216**	**70,791**	**82,197**	**103,529**	**94,311**	**83,361**	**120,638**	**68,969**	**76,990**	**92,767**	**85,343**	**108,787**	-	-
Total Gross Revenue	(000) $	**3,623,415**	-	-	-	**263,771**	**280,268**	**277,290**	**322,141**	**294,439**	**244,095**	**342,991**	**214,721**	**237,909**	**286,165**	**263,007**	**310,867**	**191,438**	**94,313**
Operating Costs																			
Mining	US$/t mined		0	0	0	0	1	1	1	1	1	1	1	1	1	1	1	1	1
Milling and G&A	US$/t milled		0	0	0	5	5	5	5	5	5	5	5	5	5	5	5	5	5
Cost to Concentrate	(000) $	**1352115**	0	0	0	74564	88292	93901	102825	107953	106221	107986	105703	106520	107979	109443	100668	94261	45798
Off-site Costs for Concentrate	(000) $	**693408**	0	0	0	57433	56511	52557	58336	53988	43698	60316	39625	43750	52057	47993	54739	48196	24209
Total Operating Costs	(000) $	**2045523**	0	0	0	131997	144803	146458	161161	161942	149919	168302	145328	150270	160036	157436	155407	142457	70007
Unit Costs																			
Total On-site Costs	US $/lb Cu					**0.54**	**0.66**	**0.76**	**0.76**	**0.86**	**1.05**	**0.77**	**1.14**	**1.04**	**0.89**	**0.98**	**0.79**	**0.80**	
Total Off-site Costs	US $/lb Cu					**0.42**	**0.42**	**0.43**	**0.43**	**0.43**	**0.43**	**0.43**	**0.43**	**0.43**	**0.43**	**0.43**	**0.43**	**0.41**	
By-Product Credits	US $/lb Cu					**0.42**	**0.59**	**0.75**	**0.87**	**0.84**	**0.91**	**0.96**	**0.82**	**0.83**	**0.86**	**0.85**	**0.95**	**0.12**	
Total Operating Costs (after bpc)	US $/lb Cu	**$ 0.53**				**0.54**	**0.49**	**0.44**	**0.32**	**0.45**	**0.57**	**0.25**	**0.75**	**0.64**	**0.46**	**0.56**	**0.27**	**1.09**	
Operating Profit (EBITDA)	(000) $	**1577892**	0	0	0	131774	135465	130832	160981	132497	94176	174688	69393	87639	126128	105571	155460	48981	24306
Depreciation Expense	(000) $	**629882**	0	0	0	29894	52721	62958	63236	64076	64846	64863	65281	65281	65281	35441	13243	35524	
Earnings Before Taxes (EBIT)	(000) $	**879288**	0	0	0	101880	82744	67874	97745	68421	29330	109826	4112	22358	60847	70130	142218	9414	24306
Income Taxes																			
Enterprise Income Tax		**123194**	0	0	0	0	0	0	0	11087	4204	18377	-244	2972	17872	21068	44574	1504	7243
Resource Tax		**23355**	0	0	0	1592	1689	1719	1739	1748	1747	1776	1767	1748	1750	1748	1749	1748	834
Mineral Resource Compensation Fee		**62056**	0	0	0	4414	4757	4756	5566	5077	4225	5953	3699	4101	4941	4539	5394	3109	1524
Total Taxes	(000) $ 24%	**208605**	0	0	0	6006	6446	6475	7305	17913	10176	26106	5222	8820	24563	27355	51718	6361	9601
Earnings	(000) $	**670683**	0	0	0	95874	76298	61399	90440	50509	19153	83719	-1110	13538	36285	42775	90500	3053	14705
Capital Costs																			
Working Capital	(000) $	**25170**				25170													
Sustaining Capital	(000) $	**51971**	0	0	0	17800	2780	8400	7706	166	680	3500	0	548	6280	883	3228	0	0
Preproduction Capital	(000) $	**521606**	53684	180259	228267	59396	0	0	0	0	0	0	0	0	0	0	0	0	0
Total Capital	(000) $	**598747**	53684	180259	228267	102366	2780	8400	7706	166	680	3500	0	548	6280	883	3228	0	0
Project Cashflow																			
Free Cashflow	(000) $	**742706**	**- 53,684**	**- 180,259**	**- 228,267**	**23,402**	**126,239**	**115,956**	**145,969**	**114,418**	**83,320**	**145,082**	**64,171**	**78,271**	**95,286**	**77,333**	**100,515**	**38,077**	**14,705**
Cumulative Free Cashflow	(000) $		- 53,684	- 233,943	- 462,210	- 438,808	- 312,569	- 196,613	- 50,644	63,774	147,094	292,176	356,346	434,617	529,903	607,235	707,750	729,384	742,706

IRR	15.6%	
After Tax NPV @0%	**$ (000)**	756.5

Notes: Cap Cost 521,606

Xietongmen Valuation Model **Contract Mining Scenario** **Xietongmen 100%**
Page 1 / 2

Valuation Date = 1-Jan-08

TAX Push to calc tax
OK

Updated: 39248
Version: 2
Printed : 39385.6945

			Calendar Year			1	2	3	4	5	6	7	8	9	10	11	12	13	14
		LOM	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Production																			
Total Mined	(000) tonnes	480,100	-	-	8,500	31,620	29,341	29,839	39,197	43,094	42,188	41,308	41,800	44,382	41,203	43,379	18,964	17,781	7,505
Total Milled	(000) tonnes	182,169	-	-	-	12,415	13,176	13,408	13,565	13,634	13,628	13,855	13,785	13,633	13,651	13,637	13,644	13,636	6,505
Strip Ratio		1.64				1.55	1.23	1.23	1.89	2.16	2.10	1.98	2.03	2.26	2.02	2.18	0.39	0.30	0.15
Cu Grade	% Cu					0.604%	0.533%	0.462%	0.500%	0.461%	0.371%	0.504%	0.335%	0.373%	0.443%	0.409%	0.463%	0.433%	0.456%
Au Grade	g/t Au					0.405	0.518	0.582	0.723	0.655	0.579	0.826	0.474	0.535	0.643	0.593	0.755	0.800	0.593
Ag Grade	g/t Ag					3.105	3.703	3.970	5.630	4.270	3.266	4.867	2.658	2.996	4.353	3.767	4.552	5.265	4.042
Cu Recovery	%					83.20%	86.40%	90.28%	90.97%	90.98%	91.00%	90.74%	90.83%	91.00%	91.00%	90.93%	91.00%	91.00%	91.00%
Au Recovery	%					70.37%	71.64%	72.82%	72.99%	72.99%	73.00%	72.85%	72.92%	73.00%	73.00%	72.98%	73.00%	73.00%	73.00%
Ag Recovery	%					68.57%	75.74%	81.10%	81.98%	81.99%	82.00%	81.71%	81.88%	82.00%	82.00%	81.94%	82.00%	82.00%	82.00%
Copper Production	(000) lbs	1,629,919	-	-	-	137,562	133,861	123,299	135,931	125,940	101,438	139,603	92,468	102,033	121,297	111,848	126,741	118,401	59,497
Gold Production	oz	2,308,664		-	-	113,813	157,314	182,659	230,065	209,580	185,246	268,085	153,264	171,088	206,149	189,652	241,750	7,960	2,815
Total Copper Production	(000) lbs	1,629,919	-	-	-	137,562	133,861	123,299	135,931	125,940	101,438	139,603	92,468	102,033	121,297	111,848	126,741	118,401	59,497
Gross Revenue																			
Copper Price	US$/lb		1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50
Gold Price	US$/oz		500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00	500.00
Silver Price	US$/lb		8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50
Copper Revenue	(000) $	2,444,878	-	-	-	206,342	200,791	184,948	203,897	188,909	152,157	209,404	138,702	153,049	181,945	167,772	190,112	177,602	89,246
Silver Revenue	(000) $	139,639	-	-	-	6,213	8,686	10,145	14,715	11,218	8,577	12,949	7,050	7,870	11,453	9,891	11,968	13,836	5,067
Gold Revenue	(000) $	1,038,899	-	-	-	51,216	70,791	82,197	103,529	94,311	83,361	120,638	68,969	76,990	92,767	85,343	108,787	-	-
Total Gross Revenue	(000) $	3,623,415	-	-	-	263,771	280,268	277,290	322,141	294,439	244,095	342,991	214,721	237,909	286,165	263,007	310,867	191,438	94,313
Operating Costs																			
Mining	US$/t mined		-	-	-	0.49	0.80	0.84	0.88	0.93	0.90	0.95	0.88	0.87	0.97	0.97	1.65	1.34	1.64
Milling and G&A	US$/t milled		-	-	-	4.96	5.22	5.44	5.46	5.46	5.46	5.43	5.44	5.46	5.46	5.46	5.46	5.46	5.47
Cost to Concentrate	(000) $	1,425,660	-	-	-	77,157	92,200	98,101	108,572	114,655	112,578	114,550	111,842	112,932	114,664	116,447	105,899	98,218	47,847
Off-site Costs for Concentrate	(000) $	693,408	-	-	-	57,433	56,511	52,557	58,336	53,988	43,698	60,316	39,625	43,750	52,057	47,993	54,739	48,196	24,209
Total Operating Costs	(000) $	2,119,068	-	-	-	134,590	148,711	150,658	166,907	168,643	156,276	174,866	151,467	156,682	166,722	164,440	160,637	146,414	72,056
Unit Costs																			
Total On-site Costs	US $/lb Cu					0.56	0.69	0.80	0.80	0.91	1.11	0.82	1.21	1.11	0.95	1.04	0.84	0.83	0.81
Total Off-site Costs	US $/lb Cu					0.42	0.42	0.43	0.43	0.43	0.43	0.43	0.43	0.43	0.43	0.43	0.43	0.41	0.41
By-Product Credits	US $/lb Cu					0.42	0.59	0.75	0.87	0.84	0.91	0.96	0.82	0.83	0.86	0.85	0.95	0.12	0.09
Total Operating Costs (after bpc)	US $/lb Cu	0.58				0.56	0.52	0.47	0.36	0.50	0.63	0.30	0.82	0.70	0.52	0.62	0.31	1.12	1.14
Operating Profit (EBITDA)	(000) $	1,504,347	-	-	-	129,181	131,558	126,632	155,234	125,796	87,819	168,125	63,254	81,227	119,443	98,567	150,230	45,024	22,257
Depreciation Expense	(000) $	629,882	-	-	-	27,738	48,612	58,416	58,694	59,534	60,304	60,321	60,739	60,739	60,739	33,056	12,810	35,524	37,512
Earnings Before Taxes (EBIT)	(000) $	879,288	-	-	-	101,444	82,945	68,216	96,540	66,262	27,515	107,804	2,515	20,488	58,704	65,511	137,420	9,414	22,257
Income Taxes																			
Enterprise Income Tax		123,194	-	-	-	-	-	-	-	10,699	3,878	18,013	-531	2,635	17,164	19,544	42,991	1,504	6,567
Resource Tax		23,355	-	-	-	1,592	1,689	1,719	1,739	1,748	1,747	1,776	1,767	1,748	1,750	1,748	1,749	1,748	834
Mineral Resource Compensation Fee		62,056	-	-	-	4,414	4,757	4,756	5,566	5,077	4,225	5,953	3,699	4,101	4,941	4,539	5,394	3,109	1,524
Total Taxes	(000) $ 24%	208,605	-	-	-	6,006	6,446	6,475	7,305	17,524	9,850	25,743	4,935	8,484	23,855	25,831	50,135	6,361	8,925
Earnings	(000) $	670,683	-	-	-	95,438	76,499	61,740	89,235	48,738	17,665	82,061	-2,420	12,005	34,849	39,680	87,285	3,053	13,332
Capital Costs																			
Working Capital	(000) $	25,170				25,170													
Sustaining Capital	(000) $	51,971	-	-	-	17,800	2,780	8,400	7,706	166	680	3,500	-	548	6,280	883	3,228	-	-
Preproduction Capital	(000) $	476,188	53,672	158,704	208,745	55,068	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Capital	(000) $	553,330	53,672	158,704	208,745	98,038	2,780	8,400	7,706	166	680	3,500	-	548	6,280	883	3,228	-	-
Project Cashflow																			
Free Cashflow	(000) $	742,706	-53,672	-158,704	-208,745	25,138	122,331	111,756	140,222	108,105	77,290	138,883	58,319	72,196	89,308	71,853	96,867	38,077	13,332
Cumulative Free Cashflow	(000) $		-53,672	-212,376	-421,121	-395,983	-273,651	-161,895	-21,673	86,433	163,722	302,605	360,924	433,120	522,428	594,280	691,148	729,384	742,706

IRR	16.5%	-
After Tax NPV @0%	$ (000)	732.7

Aker Kvaerner

25.13	Project Implementation

It is assumed that the project will be executed under a traditional Engineering, Procurement and Construction Management (EPCM) contract, and will be executed in two phases, a basic engineering phase where the process designs will be finalized and the procurement of long-lead equipment items will commence, and a detail engineering and construction phase. The basic engineering phase is expected to take six (6) months to complete and will be followed by a 3.25-year long detailed engineering, procurement and construction phase.

25.13.1	Engineering and Procurement

The project engineering design will commence with the basic engineering phase. The object of the basic engineering is to finalize process flow diagrams (PFDs), GA drawings, piping and instrument diagrams (P&IDs), mass balance, design criteria, specifications for equipment and materials, equipment and materials lists, and other documents necessary to freeze the design of the plant.

This first phase of engineering is normally performed in the selected engineer’s home office. A small team from the selected Chinese design institute will participate in this early design phase to ensure that the designs are transferred to the local Chinese design institute in the most efficient manner, and that the appropriate Chinese codes and practices are incorporated into the basic designs.

During this early design phase, the engineering group will generate procurement requisitions in support of Requests for Quotations (RFQs) which the procurement group will issue for the purposes of obtaining firm price quotations from equipment suppliers for long-lead equipment items.

As the design develops, the detailed engineering phase commences and the focus of the design transfers to a regional engineering design institute in China that will perform the detail design, and who will perform any necessary translation of the designs. The expatriate lead discipline engineers who participated in the basic engineering design will transfer to this location to oversee the development of the detail engineering. A small core group will remain in the home office to coordinate with local vendors, review and approve vendor engineering designs, and forward these designs to the regional detail engineering group.

25.13.2	Equipment and Material Packages

Procurement of equipment and materials for the project will be undertaken on a global procurement basis. Major equipment items identified in this project have been assumed to be sourced in North America; however, during the execution of the project, international and regional sources of equipment and bulk materials should be investigated. This could realize additional savings to the project, certainly in terms of shipping costs and/or schedule. Bulk supplies such as Portland cement, structural steel, and electrical cable are readily available in China; however, other countries in the region can also supply these commodities, should a scheduling problem occur with domestic supply.

25-43

Aker Kvaerner

25.13.3	Long-lead Equipment Items

Long-lead equipment items identified during the process of soliciting firm price quotations will be prioritized when the project procurement cycle commences, in order to minimize the potential impact on the project schedule. This lead time varies from manufacturer to manufacturer; however, for the vendors selected for this project, the lead times quoted from port of exit were as follows:

•	flotation cells	14 months
•	thickener mechanisms	12 to 14 months
•	regrind mills	16 months
•	SAG mill and ball mills	28 to 30 months
•	gyratory crusher	20 months
•	pebble crusher	16 months
•	overhead cranes	9 months
•	pressure filters	5 months

It is important to recognize that the delivery periods quoted were for the most part from port of exit and were estimated as of first quarter 2007. These durations are have been adjusted to reflect experience with recent actual purchases. When the project proceeds, presently anticipated in the third quarter of 2007, these delivery periods will be restated based on the manufacturers’ workload at the time of order placement.

25.13.4	Bidders' List

The bidders' lists developed for the project equipment suppliers are based on the Aker Kvaerner in-house database of vendors. The Aker Kvaerner Shanghai office provided input into the bidders’ list for Chinese equipment suppliers, as did NERIN, the Chinese design institute that performed a parallel FS in China.

25.13.5	Equipment Quotations

Once the procurement cycle commences during the basic engineering phase, the EPCM contractor will solicit firm price quotations from selected vendors. Detailed procurement specifications will be generated based on the project equipment list, and equipment vendors will be requested to provide firm price quotations.

The engineering team will perform technical evaluations of the bids received and the Procurement Department will perform commercial evaluations, and jointly will submit a purchase recommendation to the Project Manager for signature and submittal to the Client for purchase approval. Once approved, a purchase order will be placed on the selected vendor for the equipment item(s), with priority given to the long-lead items previously identified.

Periodic inspection and expediting visits will be scheduled with the vendors and manufacturing progress monitored to ensure that there is no schedule slippage for critical items of equipment. Equipment delivery to a selected marshalling point will be scheduled for freight consolidation and shipment to the Chinese port of entry.

25-44

Aker Kvaerner

25.14	Logistics

A detailed logistics plan will be developed by the EPCM Contractor’s Logistics Department, or by a specialized logistics company under contract to the EPCM Contractor, which will build on the recently completed preliminary logistics study conducted as part of the feasibility study. An in-country survey will be conducted by the logistics group, and a detailed plan developed that recognizes the constraints of the road and rail access from the port of entry to the project site.

Shipment of containerized equipment and materials from the port to the project site will be by road transportation, or alternatively by railway on the newly constructed rail line to Lhasa, and then by road to the project site. The mine site is located about 250 km west of Lhasa, and can be reached by a paved highway to Rikaze and then a further 54 km to the project site. Axle load limits on the several bridges between Lhasa and the site are as low as 10 t and the logistics survey will have to take due consideration of these limits.

25.15	Construction

The EPCM Contractor will prepare and administer comprehensive plans and procedures for the construction of the Xiongcun Copper Project that will address the following:

  Health, Safety and Environmental (HSE)
  safety training and emergency response plan
  medical/first aid
  security
  construction organization
  construction planning
  warehousing
  field engineering
  quality control, and
  contracting approach.

The EPCM Contractor, utilizing an integrated construction organization approach, will ensure that construction proceeds safely, with efficient utilization of resources and control of quality, cost, and schedule.

The EPCM Contractor will accomplish the work by employing a limited number of major subcontractors, selected on a competitive bid basis. Where possible, other Tibetan contractors will be selected to perform construction on the non-process facilities in order to engage the local communities in the construction effort to the degree possible.

Contract packages will be developed for construction discipline and service contracts. Basic scopes for the main packages are as follows:

  earthworks
  concrete batch plant
  concrete placement
  structural, mechanical and piping
  field fabricated tanks
  pre-engineered buildings

25-45

Aker Kvaerner

•	electrical and instrumentation installations
•	service contracts
-surveying services
-geotechnical testing services
-NDT testing services
-fencing.

25.16	Commissioning and Start-up

25.16.1	Commissioning

The process of pre-operational testing and commissioning a plant is a team approach, utilizing the skills and experience of personnel from engineering, construction, pre-operational testing, training, maintenance, specialty vendors, and Owner’s team. It is a process that addresses the preparation and readiness of plant systems and equipment, as well as Owner’s staff.

Commissioning includes those activities necessary for an effective transition between construction and mechanical completion when systems are turned over to the Owner’s start-up team.

25.16.2	Start-up

Start-up of the processing facilities will be accomplished by a specialized team working with the Owner’s operations personnel. Once the transfer of the facilities from construction has been successfully accomplished, the Owner and start-up team will take care, custody, and control of the facilities. Handover of the facilities from the construction group will be sequenced in such a manner as to facilitate a progressive start-up of the operations.

The start-up group will participate in the operating training activities prior to undertaking the project start-up phase, so that the operations personnel will be capable of being closely involved in this phase of the work. Vendors’ representatives who participated in the installation of the process equipment will also participate in the operator training and start-up activities. Plant operators and supervisory staff will participate in classroom training and hands-on training which will be coordinated with the construction staff during mechanical completion of the facilities in preparation for the plant start-up, which is initially anticipated to take six months to accomplish.

25.17	Project Schedule

25.17.1	Overall Concept

25-46

Aker Kvaerner

The Project Summary Schedule (see Figure 25-6) assumes that the project will be executed under an Engineering, Procurement and Construction Management (EPCM) contractual arrangement, where an international engineering and construction company, in concert with a Chinese design institute, will perform EPCM services on a cost-reimbursable basis. This style of contract generally permits the engineering and construction of the project to proceed at the earliest possible time, since an EPCM contract can be awarded on a schedule of rates basis. This, then, is the basis for the project schedule prepared for this Report.

25-47

Figure 19.1
Xiongcun Copper Project - Tibet
Continental Minerals

AKER KVÆRNER

Project Implimentation Schedule

Complete and Issue BFS
Basic Engineering
Long Lead Equipment Specifications
Update L.L. Equipemnt Pricing
Evaluate and Recommend L.L. Equipment
Prepare P.O.'s for L.L. Equipment
EPCM
Detail Engineering
Procurement
Purchase Long Lead Equipment
Fab and Deliver SAG Mill
Fab & Deliver Ball Mills
Fab & Deliver Primary Crusher
Fab & Deliver Flotation Cells
Fab & Deliver Pebble Crusher
Other Equipment and Materials
Prepare & Issue Construction Bid Packages
Receive Construction Bids
Evaluate Construction bids
Negotiate & Award Construction Contracts
Contractor Mobilization
Construction
Sitework
Primary Crushing
Crushed Ore Storage & Reclaim
Grinding & Flotation
Filtration and Concentrate Storage
Tailings Disposal an Reclaim Water
Main Sub-Station and Emergency Power
Truck Shop and Truck Wash
Ancilliary Buildings
Rikaze Train Load-out Facility
Plant Utilities
Carbon Steel tanks
Operator Training
Commissioning
Start-up & Production Ramp-up

636000
637000
638000
639000
640000
641000
642000
643000
644000
645000
3252000
3251000
3250000
3249000
3248000
Neyata
Rougher TSF (Site 2A)
(Golder) 004F49.dwg
Haul Road
(NERIN) N2599SQ2-03G.dwg
PAF Waste Rock Landform (Site 1)
(Golder) 004F69.dwg
Cleaner Scavenger TSF (Site 1)
(Golder) 004F69.dwg
Open Pit (Site 4)
(Golder) Pit Design Final Pit VAN4 Clipped.dxf
Wujian Cun
Access/Haul Road
(Golder) 004_Xref_Contour_base.dwg
Long Xia Cun
Shigaze Road
Xiong Cun-2
Plant Site (Site 4)
(NERIN) 0000G003_796.dwg
NAF Waste Rock Landform (Site 1)
(Golder) 004F69.dwg
Access Road
Temporary Overburden Dump (Site 4)
(Golder) 004F69.dwg
Xiong Cun-1
Tsangpo River
LEGEND
Village
0000G003_796.dwg
N2599SQ2-03G.dwg
Pit Design Final Pit VAN4 Clipped.dxf
004_Xref_Contour_base.dwg
004F69.dwg
004F49.dwg
0
750
1,500
Meters

Note:
1. Ikonos imagery supplied by HDI, downloaded from FTP site 26 June 2006.
2. Mine closure designs provided by Golder Associates Pty Ltd. (Brian Wench) and NERIN.
3. Mine closure designs current as of May 21, 2007.

Golder Associates

CLIENT: CONTINENTAL MINERALS CORPORATION		PROJECT: Xiongcun Copper Project	
DRAWN: BTY	DATE: 21-05-07	TITLE: XIONGCUN SITE PLAN	
CHECKED: ML*	DATE: 21-05-07		
SCALE: 1:25,000		PROJECT No: 06639008	FIGURE No: 1 / REV No: 0 / A3

File Location: R:\Overseas\06\06639008_Xiongcun\GIS\Projects\ArcGIS\mxd\06639008-XiongcunMineClosureDesigns-Fig1-RevA-A3.mxd
Note: The * beside the typed initials denotes the original drawing issue was signed or initialled by the respective person.

Information contained on this drawing is the copyright of Golder Associates Pty. Ltd. Unauthorised use or reproduction of this plan either wholly or in part without written permission infringes copyright. © Golder Associates Pty. Ltd

SITE 1
PAG WASTE ROCK LANDFORM
VOL = 28.6Mm3
CREST LEVEL RL 4250m
CLEANER SCAVENGER TAILINGS
VOL = 21.4 Mm3
CREST LEVEL RL 4083m
INCLINED "LADDER"
EMERGENCY DECANT INLET
EMBANKMENT CONSTRUCTED
USING NAG WASTE ROCK
VOL = 18.8 Mm3
CREST LEVEL RL 4086m
OVERBURDEN + NAG
WASTE ROCK LANDFORM
VOL = 66.7 Mm3
CREST LEVEL RL 4150m
EMERGENCY DECANT TUNNEL
EMERGENCY DECANT
CHANNELS
PIT
SEEPAGE
COLLECTION POND
OVERBURDEN WASTE
ROCK LANDFORM
VOL = 3.2 Mm3
CREST LEVEL RL 4090m
CRUSHER AND
PROCESS PLANT
SITE
SHIGAZE ROAD
(FREEDOM HIGHWAY)
ROAD
TSANGO RIVER
N3250000
N3249000
N3248000
E638000
E639000
E640000
E641000
E642000
500m
100m
1:12500 0 125 250 375 500 625m

NOTES:

1. CO-ORDINATES AND ELEVATIONS IN BEIJING 54 CO-ORDINATE SYSTEM
2. HAUL ROAD NOT SHOWN

CLIENT: CONTINENTAL MINERALS CORP.		PROJECT: XIONGCUN COPPER PROJECT	
DRAWN: LI	08.08.2007	TITLE: BFS SITE 1: PAG AND NAG WASTE ROCK LANDFORMS AND SCAVENGER TAILINGS STORAGE	
CHECKED			
SCALE: 1:12,500	A3	PROJECT No: 06611004/F81	FIGURE No: FIGURE 2

Golder Associates

INFORMATION CONTAINED ON THIS DRAWING IS THE COPYRIGHT OF GOLDER ASSOCIATES PTY. LTD. UNAUTHORISED USE OR REPRODUCTION OF THIS PLAN EITHER WHOLLY OR IN PART WITHOUT WRITTEN PERMISSION INFRINGES COPYRIGHT. © GOLDER ASSOCIATES PTY. LTD.

PAG WASTE ROCK LANDFORM
CLEANER SCAVENGER TAILINGS
NAG WASTE ROCK LANDFORM
PAG WASTE ROCK
CLEANER SCAVENGER TAILINGS
TAILINGS STORAGE EMBANKMENT (COMPACTED NAG WASTE ROCK)
NAG WASTE ROCK
ELEVATION (m)
HORIZONTAL DISTANCE (m)

SECTION A/F70 TYPICAL DETAIL
SCALE: 1:10,000

NAG WASTE ROCK
TAILINGS STORAGE EMBANKMENT
CLEANER SCAVENGER TAILINGS
NATURAL SURFACE
NAG WASTE ROCK
PLANT EXCAVATION
HORIZONTAL DISTANCE (m)

SECTION B/F70 TYPICAL DETAIL
SCALE: 1:2,500

NOTES:

1. CO-ORDINATES AND ELEVATIONS IN BEIJING 54 CO-ORDINATE SYSTEM

Golder Associates	CLIENT: CONTINENTAL MINERALS CORP.	PROJECT: XIONGCUN COPPER PROJECT	
	DRAWN: DAT 25.05.07	TITLE: SITE 1 CROSS SECTIONS A & B	
	SCALE: AS SHOWN A3	PROJECT No: 06611004/F71	FIGURE No: FIGURE 3

NEW PIT
NAG WASTE ROCK
CLEANER SCAVENGER TAILINGS
45°

SECTION (C / F70) TYPICAL DETAIL
SCALE: 1:10,000

NEW PIT
PAG WASTE ROCK LANDFORM
45°

SECTION (D / F70) TYPICAL DETAIL
SCALE: 1:10,000

NAG WASTE ROCK
CLEANER SCAVENGER TAILINGS

SECTION (E / F70) TYPICAL DETAIL
SCALE: 1:10,000

1:2500 0 25 50 75 100 125m
1:10000 0 100 200 300 400 500m

NOTES:

1. CO-ORDINATES AND ELEVATIONS IN BEIJING 54 CO-ORDINATE SYSTEM

Golder Associates	CLIENT: CONTINENTAL MINERALS CORP.	PROJECT: XIONGCUN COPPER PROJECT
	DRAWN: DAT 25.05.07	TITLE: SITE 1 CROSS SECTIONS C,D & E
	SCALE: AS SHOWN A3	PROJECT No: 06611004/F72 FIGURE No: FIGURE 4

N
N3253000
N3252500
N3252000
N3251500
N3251000
N3250500
E641000
E641500
E642000
E642500
E643000
TAILINGS BEACH AT A 3% SLOPE
ROUGHER TAILINGS
TAILINGS BEACH AT
R.L. 4286m
Vol. 86.4Mm3
FINAL CREST
R.L. 4290m
Total Vol. =
32.31Mm3
EMERGENCY
DECANT TUNNEL
SEEPAGE WATER
POND
4250
4200
4150
4100

NOTES:

1. CO-ORDINATES AND ELEVATIONS IN BEIJING 54 CO-ORDINATE SYSTEM

1:10000 0 100 200 300 400 500m

Golder Associates	CLIENT: CONTINENTAL MINERALS CORP.		PROJECT: XIONGCUN COPPER PROJECT
	DRAWN: LI/MJM	07.06.07	TITLE: SITE 2A ROUGHER TAILINGS STORAGE (CENTRE LINE RAISE)
	CHECKED: BPW	07.06.07	
	SCALE: 1: 10000	A3	PROJECT No: 06611004/F83 — FIGURE No: FIGURE 5

INFORMATION CONTAINED ON THIS DRAWING IS THE COPYRIGHT OF GOLDER ASSOCIATES PTY. LTD. UNAUTHORISED USE OR REPRODUCTION OF THIS PLAN EITHER WHOLLY OR IN PART WITHOUT WRITTEN PERMISSION INFRINGES COPYRIGHT. © GOLDER ASSOCIATES PTY. LTD.

ROUGHER TALING
3% SLOPE
FINAL EMBANKMENT
EXISTING SURFACE
GLACIAL TILL
GRANODIORITE ROCK
SEEPAGE WATER POND
1.5
2.5
HORIZONTAL DISTANCE (m)

SECTION A/F49
SCALE 1:10,000

GRAVELLY GLACIAL TILL DRAIN
3% SLOPE
ROUGHER TAILINGS
STAGE 1 EMBANKMENT
FINAL EMBANKMENT
RL 4212m
RL 4194m
15
1.5
2.5
TAILINGS STORMWATER POND
ROCK DRAINAGE BLANKET
GRAVELLY GLACIAL TILL
WEATHERED GRANODIORITE ROCK

TYPICAL SECTION B
SCALE 1:5000

NOTES:

1. EMBANKMENT TO BE CONSTRUCTED IN STAGES USING COMPACTED NAG ROCKFILL AND DOWNSTREAM CONSTRUCTION METHODS.

2. FOUNDATION FOR EMBANKMENT TO BE EXCAVATED A MINIMUM OF 2m INTO VALLEY FLOOR AND APPROXIMATELY 0.5m ON THE VALLEY SIDES. EXCAVATED MATERIALS TO BE STOCKPILED AT HEAD OF VALLEY FOR REUSE AT CLOSURE.

3. COMPACTED SANDY/GRAVELLY GLACIAL TILL DRAIN TO BE CONSTRUCTED ON UPSTREAM SLOPE OF EMBANKMENTS.

4. DRAINAGE BLANKET TO BE CONSTRUCTED BELOW THE DOWNSTREAM SLOPE OF EMBANKMENT. BLANKET TO COMPRISE 0.5m THICKNESS OF CRUSHED GRAVEL AND BOULDERS. DRAINAGE BLANKET TO INTERCEPT POSSIBLE SEEPAGE THROUGH THE EMBANKMENT. SEEPAGE WATER TO BE COLLECTED IN HOPE COLLECTOR PIPE AND DISCHARGED TO STORAGE POND.

Golder Associates	CLIENT: CONTINENTAL MINERALS CORP.	PROJECT: XIONGCUN COPPER PROJECT	
	DRAWN: DAT/MJM 29.05.07	TITLE: SITE 2A CROSS SECTION A	
	SCALE: AS SHOWN A3	PROJECT No: 06611004/F74	FIGURE No: FIGURE 6

INFORMATION CONTAINED ON THIS DRAWING IS THE COPYRIGHT OF GOLDER ASSOCIATES PTY. LTD. UNAUTHORISED USE OR REPRODUCTION OF THIS PLAN EITHER WHOLLY OR IN PART WITHOUT WRITTEN PERMISSION INFRINGES COPYRIGHT. © GOLDER ASSOCIATES PTY. LTD.

REINFORCED CONCRETE
3000
400 (NOM)
400 (NOM)
4000
400 (NOM)

TYPICAL SECTION OF DECANT CHANNEL

SCALE 1:100

SAFETY GRID: 20ϕ BARS WELDED AT 200 CENTRES
REINFORCED CONCRETE STOP LOGS 500 DEEP 250 WIDE (NOM.)
1510 NOM
1500
2500 NOM
1000 NOM.
DECANT STRUCTURE CAST IN SITU REINFORCED CONCRETE

SCHEMATIC SHOWING TYPICAL INCLINED DECANT

NOT TO SCALE

SAFETY GRID
500
STOP LOGS
SUPERNATANT POND
1500
500
INCLINED DECANT
ROUGHER TAILINGS
TRANSITION CHAMBER
GRANODIORITE ROCK
DECANT TUNNEL
2500
GRANODIORITE ROCK
3000
900
900
3000 NOM.
900

TYPICAL SECTION OF INCLINED DECANT, TRANSITION CHAMBER AND DECANT TUNNEL

SCALE 1:100

CONCRETE LINING (PRECAST OR CAST IN SITU)
500
2000
GRANODIORITE ROCK
GRAVITY FLOW TUNNEL
2000 NOM
TUNNEL DIMENSIONS TO BE ADJUSTED TO SUIT EQUIPMENT & GROUND CONDITIONS.

TYPICAL SECTION OF DECANT TUNNEL

SCALE 1:100

ALL DIMENSIONS ARE IN MILLIMETRES

1:100 0 1 2 3 4 5m

Golder Associates	CONTINENTAL MINERALS CORP.			XIONGCUN COPPER PROJECT
	RL/JSPM/NJM	29.05.07		ROUGHER TAILINGS STORAGE TYPICAL DECANT DETAILS
	BPW	29.05.07		
	1:100		A3	06611004/F75 — FIGURE 7

FROM PIT
ROCK BREAKER
DUMP HOPPER
PRIMARY CRUSHER
PRIMARY CRUSHER DISCHARGE FEEDER
CRUSHED ORE TRANSFER CONVEYOR
CRUSHED ORE STACKER CONVEYOR
COARSE ORE STOCKPILE
COARSE ORE STOCKPILE DISCHARGE BELT FEEDERS
SAG MILL FEED CONVEYOR #1
SAG MILL FEED CONVEYOR #2
SAG MILL
SAG MILL SCREENS
PEBBLE CRUSHER FEED CONVEYOR
PEBBLE CRUSHER
PEBBLE RECIRCULATING CONVEYOR
PEBBLE COLLECTING CONVEYOR
PEBBLE TRANSFER CONVEYOR
ROUGHER TAILINGS THICKENER TANK & MECHANISM
O/F TO PW
ROUGHER TAILINGS THICKENER TANK & MECHANISM
O/F TO PW
SULPHUR FLOTATION CELLS
TO TAILINGS DAM
BALL MILL CLUSTERS
BALL MILL
BALL MILL
ROUGHER/SCAVENGER FLOTATION CELLS (16)
CONCENTRATE THICKENER TANK & MECHANISM
O/F TO PW
CLEANER TAILINGS THICKENER TANK & MECHANISM
O/F TO PW
TO TAILINGS DAM
2nd CLEANER TAILS
REGRIND BALL MILL CLUSTERS
2nd CLEANER FLOTATION COLUMNS
CONCENTRATE FILTERS
CONCENTRATE STORAGE TANK
COPPER CONCENTRATE STOCKPILE
1st CLEANER FLOTATION CELLS
REGRIND BALL MILLS (4)
CLEANER SCAVENGER FLOTATION CELLS
TO 1st CLEANER FEED
LEGEND:
PRIMARY FLOW
SECONDARY FLOW
INTERMITTENT FLOW OR ALTERNATE FLOW

CONTINENTAL MINERALS CORPORATION

AKER KVÆRNER
E&C Division
Toronto Canada

THIS DRAWING IS NOT VALID UNLESS THE LATEST REVISION INITIALS ARE HANDWRITTEN

REVISIONS

NO	DESCRIPTION	BY	CHK'D	APPROVED		DATE
A	ISSUED FOR STUDY	MC	PW			09/01/07

REVISIONS

NO	DESCRIPTION	BY	CHK'D	APPROVED		DATE

PREPARATION	BY	DATE	APPROVALS	BY	DATE
DESIGN			PROCESS		
DRAWN	MC	10/06/07	ENGINEERING		
CHECKED			PROJECTS		
ACCEPTED			CLIENT		

ISSUE RECORD

CURRENT ISSUE FOR: STUDY

ISSUE	REV.	DATE
CLIENT APP'L		
QUOTATION		
CONSTRUCTION		

CLIENT/PROJECT: TIBET TIAN YUAN MINERALS EXPLORATION XIONGCUN COPPER PROJECT

TITLE: OVERALL FLOW DIAGRAM

SCALE: NONE | PROJ. NO. 17950D | REVISION: A

DRAWING NO. DWG-0000-F-001

DRAWING NO. 0000-F-001

REFERENCE FILES:

Rev. 11Aug05 AKA180R.DGN

N3253000
N3252000
N3251000
N3250000
N3249000
N3248000
N3247000
N3246000
E637000
E638000
E639000
E640000
E641000
E642000
E643000
ROUGHER TAILINGS
ROAD

0 200 400 600
100m bar scale meters

CONTINENTAL MINERALS CORPORATION

AKER KVÆRNER™ E&C Division Toronto Canada

THIS DRAWING IS NOT VALID UNLESS THE LATEST REVISION INITIALS ARE HANDWRITTEN

NO	DESCRIPTION	BY	CHK'D	APPROVED	DATE
E	REVISED COORDINATES TO BEJING 54 AND REISSUED	E.L.	R.B.	B.B.	16/06/07
D	REVISED AND RE-ISSUED FOR CLIENT APPROVAL			B.B.	3/05/07
C	ISSUED FOR STUDY	E.L.	R.B.	B.B.	30/03/07
B	ISSUED FOR CONSTRUCTION BID	RLA	RB	HB	16/01/07
A	ISSUED FOR COMMENT & REVIEW	RLA			10/01/07

NO	DESCRIPTION	BY	CHK'D	APPROVED	DATE
F	ISSUED FOR STUDY	E.L.	R.B.	H.B.	25/06/07

PREPARATION	BY	DATE	APPROVALS	BY	DATE
DESIGN			PROCESS		
DRAWN	RLA	16/01/07	ENGINEERING		
CHECKED			PROJECTS		
ACCEPTED			CLIENT		

ISSUE RECORD

CURRENT ISSUE FOR: STUDY		
ISSUE	REV.	DATE
CLIENT APP'L		
QUOTATION		
CONSTRUCTION		

CLIENT/PROJECT: TIBET TIAN YUAN MINERALS EXPLORATION XIONGCUN COPPER PROJECT

TITLE: OVERALL PLOT PLAN

SCALE 1:15000 | PROJ. NO. 179600 | REVISION F

DRAWING NO. DWG-0000-G-002

AKA1BOR.DGN Rev. 11Aug05

PROCESS,FRESH
& FIREWATER
4068
4058
4048
4070
ROM ORE STOCKPILE
PRIMARY CRUSHER
PEBBLE CRUSHER
4048
4008
PROCESS PLANT
3978
3968
CRUSHED ORE STOCKPILE
SUB-STATION
CONCENTRATE LOADOUT
ADMINISTRATION
FIRE HALL
FUEL STORAGE
TRUCK WASH
WATER TREATMENT
CAFETERIA
TRUCK SHOP
3908
CRUSHER AND
PROCESS PLANT
SITE

List of Main Buildings/Structures

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
1	[illegible]	[illegible]	18	[illegible]	
2	[illegible]	[illegible]	19	[illegible]	
3	[illegible]	[illegible]	20	[illegible]	
4	[illegible]		21	[illegible]	
5	[illegible]	[illegible]	22	[illegible]	
6	[illegible]		23	[illegible]	
7	[illegible]		24	[illegible]	
8	[illegible]		25	[illegible]	
9	[illegible]		26	[illegible]	
10	[illegible]		27	[illegible]	
11	[illegible]		28	[illegible]	
12	[illegible]		29	[illegible]	
13	[illegible]		30	[illegible]	[illegible]
14	[illegible]	[illegible]	31	[illegible]	
15	[illegible]		32	[illegible]	
16	[illegible]		33	[illegible]	
17	[illegible]		34	[illegible]	

0 50 100 150
25m bar scale meters

CONTINENTAL MINERALS CORPORATION

AKER KVÆRNER™
E&C Division
Toronto Canada

THIS DRAWING IS NOT VALID UNLESS THE LATEST REVISION INITIALS ARE HANDWRITTEN

NO	DESCRIPTION	BY	CHK'D	APPROVED		DATE
E	REVISED COORDINATES TO BEIJING 54 AND REISSUED	K.L.	M.B.		H.B.	15/05/07
D	REVISED AND RE-ISSUED FOR CLIENT APPROVAL				H.B.	3/05/07
C	ISSUED FOR STUDY	K.L.	R.B.		H.B.	30/03/07
B	ISSUED FOR CONSTRUCTION BID					
A	ISSUED FOR REVIEW & COMMENT					

NO	DESCRIPTION	BY	CHK'D	APPROVED		DATE
F	ISSUED FOR STUDY	K.L.	M.B.		H.B.	25/06/07

PREPARATION	BY	DATE	APPROVALS	BY	DATE
DESIGN			PROCESS		
DRAWN			ENGINEERING		
CHECKED			PROJECTS		
ACCEPTED			CLIENT		

CURRENT ISSUE FOR: STUDY

ISSUE	REV.	DATE
CLIENT APP'L		
QUOTATION		
CONSTRUCTION		

CLIENT/PROJECT: TIBET TIAN YUAN MINERALS EXPLORATION XIONGCUN COPPER PROJECT

TITLE: SITE LAYOUT

SCALE: | PROJ. NO. 179600 | REVISION: F

DRAWING NO. DWG-0000-G-003

DRAWING NO. 0000-G-003

REFERENCE FILES:

J:\...\179600\MECH\report\0000g003.796

06/07/2007 9:28:46 AM CT00718

Rev. 11Aug05 AKA1BOR.DGN